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                                                                   EXHIBIT 10.30


                             CONTRIBUTION AGREEMENT

                                      AMONG

                             TENNECO PACKAGING INC.,

                                PCA HOLDINGS LLC

                                       AND

                        PACKAGING CORPORATION OF AMERICA


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                                TABLE OF CONTENTS

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ARTICLE I

DEFINITIONS AND TERMS......................................................................................3
         1.1      Specific Definitions.....................................................................3
         1.2      Other Terms.............................................................................16
         1.3      Other Definitional Provisions...........................................................16

ARTICLE II

ORGANIZATION OF NEWCO;
CONTRIBUTION OF THE CONTAINERBOARD BUSINESS...............................................................17
         2.1      Organization of Newco...................................................................17
         2.2      Contribution and Purchase of Assets; Assumption of Liabilities..........................17
         2.3      Retained Assets and Retained Liabilities................................................18
         2.4      Closing Mechanics.......................................................................18
         2.5      Post-Closing Adjustment.................................................................20
         2.6      Purchase Price Adjustment Following Public Sale By TPI..................................22
         2.7      Transfer Taxes and Recording Fees.......................................................22
         2.8      Certain Transfers.......................................................................22
         2.9      Appraisal...............................................................................23

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TPI.....................................................................23
         3.1      Organization and Qualification..........................................................23
         3.2      Corporate Authorization.................................................................23
         3.3      Consents and Approvals..................................................................24
         3.4      Non-Contravention.......................................................................24
         3.5      Binding Effect..........................................................................24
         3.6      Financial Statements: Absence of Certain Changes........................................24
         3.7      Litigation and Claims...................................................................26
         3.8      Taxes...................................................................................26
         3.9      Employee Benefits.......................................................................27
         3.10     Compliance with Laws....................................................................27
         3.11     Environmental Matters...................................................................27
         3.12     Intellectual Property...................................................................28
         3.13     Labor Matters...........................................................................29
         3.14     Contracts...............................................................................29
         3.15     Real Estate Leases......................................................................30
         3.16     Entire Business; Title to Property......................................................30
         3.17     Finders' Fees...........................................................................31
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         3.18     Insurance...............................................................................31
         3.19     No Undisclosed Liabilities. ............................................................32
         3.20     No Other Representations or Warranties..................................................32
         3.21     Closing Date............................................................................32

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PCA.....................................................................32
         4.1      Organization and Qualification..........................................................32
         4.2      Authorization...........................................................................32
         4.3      Consents and Approvals..................................................................33
         4.4      Non-Contravention.......................................................................33
         4.5      Binding Effect..........................................................................33
         4.6      Finders' Fees...........................................................................33
         4.7      Financial Capability....................................................................33
         4.8      Newco Liabilities.......................................................................34
         4.9      No Other Representations or Warranties..................................................34
         4.10     Closing Date............................................................................34

ARTICLE V

COVENANTS.................................................................................................34
         5.1      Access..................................................................................34
         5.2      Conduct of Business.....................................................................34
         5.3      Reasonable Efforts......................................................................36
         5.4      Covenants Regarding Employees...........................................................37
         5.5      Compliance with WARN and Similar Laws...................................................38
         5.6      Further Assurances......................................................................38
         5.7      Use of Tenneco Marks....................................................................39
         5.8      Certain Matters Related to Retained and Assumed Liabilities.............................39
         5.9      Intercompany Agreements.................................................................39
         5.10     Records and Retention and Access........................................................40
         5.11     Insurance...............................................................................40
         5.12     Noncompetition..........................................................................40
         5.13     ........................................................................................41
         5.14     Delivery of Most Recent Year End Statement and the Stub Period Statements
                  and Regulation S-X Financial Statements.................................................41
         5.15     Consent of TPI Auditors. ...............................................................42
         5.16     Covenant Regarding Campbell Road Property...............................................42
         5.17     ........................................................................................42

ARTICLE VI

CONDITIONS TO CLOSING.....................................................................................42
         6.1      Conditions to the Obligations of PCA and TPI............................................42

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         6.2      Conditions to the Obligations of PCA....................................................43
         6.3      Conditions to the Obligations of TPI....................................................45

ARTICLE VII

SURVIVAL; INDEMNIFICATION.................................................................................46
         7.1      Survival................................................................................46
         7.2      Indemnification by PCA and Newco........................................................46
         7.3      Indemnification by TPI..................................................................47
         7.4      Indemnification Procedures..............................................................48
         7.5      Acknowledgment Regarding Environmental Liabilities......................................50
         7.6      Computation of Losses Subject to Indemnification........................................50
         7.7      Characterization of Indemnification Payments............................................51

ARTICLE VIII

TAX COVENANTS.............................................................................................51
         8.1      Liability for Taxes.....................................................................51
         8.2      Preparation of Tax Returns..............................................................52
         8.3      Amended Tax Returns.....................................................................53
         8.4      Carrybacks and Carryforwards............................................................54
         8.5      Additional Tax Matters..................................................................54
         8.6      Tax Controversies; Cooperation..........................................................55

ARTICLE IX

TERMINATION...............................................................................................56
         9.1      Termination.............................................................................56
         9.2      Effect of Termination...................................................................57

ARTICLE X

MISCELLANEOUS.............................................................................................57
         10.1     Notices.................................................................................57
         10.2     Amendment; Waiver.......................................................................58
         10.3     Assignment..............................................................................59
         10.4     Entire Agreement........................................................................59
         10.5     Fulfillment of Obligations..............................................................59
         10.6     Parties in Interest.....................................................................59
         10.7     Public Disclosure.......................................................................59
         10.8     Expenses................................................................................59
         10.9     Schedules...............................................................................59
         10.10    Bulk Transfer Laws......................................................................60
         10.11    Governing Law; Submission to Jurisdiction; Selection of Forum...........................60
         10.12    Counterparts............................................................................60
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         10.13    Headings................................................................................60
         10.14    Severability............................................................................60

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                             CONTRIBUTION AGREEMENT

                  CONTRIBUTION AGREEMENT dated as of January 25, 1999, among TENNECO PACKAGING INC., a Delaware corporation ("TPI"), PCA Holdings LLC, a Delaware limited liability company ("PCA"), and Packaging Corporation of America, a Delaware corporation ("Newco").

                             PRELIMINARY STATEMENTS

                  A. TPI is engaged, in part, in the business of producing containerboard and corrugated packaging products (excluding folding carton and honeycomb paperboard - type products), (as currently conducted at four paper mills located at Counce, Tennessee, Valdosta, Georgia, Tomahawk, Wisconsin and Filer City, Michigan (the "Mills"), 70 box plants, two recycling facilities, four wood products facilities and certain timberlands and related facilities, the "Containerboard Business").

                  B. PCA recognizes that TPI has substantial experience and expertise in the ownership, management and operation of the Containerboard Business and desires to invest in the operation of the Containerboard Business. PCA and TPI have determined that it is advisable to form a joint venture corporation to facilitate PCA's investment in the operation of the Containerboard Business and have caused Newco to be incorporated under the laws of the State of Delaware as such joint venture corporation.

                  C. As of the date hereof, the Purchased Property (as defined below) is subject to various lease and financing arrangements, all of which lease and financing arrangements are described on Schedule PS-1 (the "Existing Financing Arrangements").

                  D. Upon the terms and subject to the conditions set forth more fully herein, each of TPI, PCA and Newco desires to cause PCA's investment in the Containerboard Business and the initial capitalization of Newco to be consummated as described below, which will occur in the following order but, except as otherwise specifically provided herein, will be consummated contemporaneously as part of the Closing:

          First: PCA will arrange, negotiate and obtain on behalf of TPI and/or Newco, subject to Section 5.3(b) hereof, credit facilities and other financings as set forth in the Commitment Letters (the "New Financing Arrangements") in an aggregate principal amount sufficient to fund the borrowings by TPI contemplated by paragraph D.2 below, and those New Financing Arrangements under which TPI is the initial borrower will be assigned to, and assumed by, Newco in connection with the transactions contemplated hereby (such that following the assignment to and assumption by Newco, the lenders shall not thereafter have recourse against PCA or TPI in respect thereof, but shall then have a security interest in the assets of Newco, including the Contributed Assets). Capitalized terms used in these Preliminary Statements and not otherwise defined shall have the meaning ascribed thereto in the Commitment Letters.



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          Second:   TPI will borrow $1.06 billion under the Term Loan Facilities on an unsecured basis.

          Third: TPI will issue $700 million of Senior Subordinated Notes, or if elected by TPI, draw down under the Bridge Loan.

          Fourth: TPI will contribute the Contributed Assets (including the Containerboard Business) to Newco free and clear of (i) all indebtedness for borrowed money or any other obligation that is fixed as to amount or certainty, other than the Assumed Indebtedness and (ii) all Encumbrances (other than Permitted Encumbrances but free and clear of all Encumbrances with respect to the Existing Financing Arrangements).

          Fifth: In consideration of the Contributed Assets, Newco will (i) assume from TPI $1.06 billion under the Term Loan Facilities, (ii) enter into the Credit Facilities and become the Borrower under the Senior Secured Financing, (iii) grant the lenders under the Senior Secured Financing a security interest in the assets of Newco, including the Contributed Assets, and (iv) pay the required fees and expenses with respect thereto.

          Sixth: In consideration of the Contributed Assets, Newco will assume TPI's obligations under the $700 million Senior Subordinated Notes (or the Bridge Loan if applicable) and issue replacement Senior Subordinated Notes (or notes evidencing the Bridge Loan if applicable). Newco will pay the required fees and expenses with respect to the Senior Subordinated Notes (or the Bridge Loan if applicable, provided that in such case TPI will pay the 1.5% Commitment Fee on behalf of Newco and PCA).

          Seventh: Subject to adjustment pursuant to paragraph F below, Newco (or if requested by the underwriters, a holding company) will issue $100 million of Deferred-Pay Financing and will pay the required fees and expenses with respect thereto.

          Eighth: Subject to adjustment pursuant to paragraph E below, PCA will contribute $236.5 million in cash (the "Cash Contribution") to Newco, and Newco will issue to PCA in respect thereof 55% of Newco's outstanding common stock, $.01 par value (the "Common Stock").

          Ninth: In consideration of the Contributed Assets, Newco will assume the Assumed Liabilities, and subject to paragraph E below, Newco will issue to TPI 45% of Newco's outstanding Common Stock and distribute to TPI cash in an amount equal to $246.5 million less the dollar amount of the PIK Preferred, if any, issued to TPI and/or its designees, as contemplated by paragraph F below (the "Cash Distribution"). Subject to paragraph E below, immediately following such actions PCA and TPI will own Newco


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                    Common Stock representing 55% and 45%, respectively, of the issued and outstanding common equity of Newco.

For purposes of the Closing hereunder, each of the above actions will be deemed to occur as part of an integrated Closing and the Closing will not be deemed to have occurred and no such action shall be effective unless and until all such actions have been completed, at which time the Closing will be deemed effective.

                    E. In addition to the issuance of Common Stock to TPI and PCA, at the Closing and during the 120-day period following the Closing, Newco may, at PCA's direction, sell shares of the Common Stock, at the same price per share as such stock is being purchased by PCA, representing up to 5% of the outstanding Common Stock of Newco (on a fully diluted basis) to certain members of Newco's management (the "Management Stock"), on the terms set forth on Schedule PS-2. TPI shall have the option to be exclusively diluted with respect to such purchases of Management Stock by delivering notice of its election to be exclusively diluted to PCA on or before the date on which TPI delivers to PCA the Most Recent Year End Statement in accordance with Section 5.14 hereof (a "Dilution Notice"). If TPI delivers PCA a Dilution Notice by such date, then to the extent such members of management purchase Management Stock at Closing, Newco shall issue fewer shares to TPI (equal to the number of shares of Management Stock purchased by management at Closing), in which event the Cash Distribution will be increased by an amount equal to the aggregate purchase price of the Management Stock purchased at Closing (provided the per share purchase price for the Management Stock is equal to the price per share paid for Common Stock purchased by PCA hereunder). If TPI does not deliver a Dilution Notice in accordance with the terms hereof, TPI and PCA shall be diluted pro rata with respect to issuances of Management Stock, so that the number of shares of Common Stock purchased or received by PCA or TPI shall be reduced by an aggregate number of shares of Management Stock purchased by management at Closing in a ratio of 55 to 45, the Cash Contribution shall be reduced by an amount equal to 55% of the aggregate purchase price of the Management Stock purchased at Closing, and the Cash Distribution shall be increased by an amount equal to 45% of the aggregate purchase price of the Management Stock purchased at Closing. To the extent members of management purchase Management Stock after the Closing, the provisions of Section 5.17 shall apply.

                    F. In the event the Deferred-Pay Financing is not sold as part of the New Financing Arrangements, (i) PCA and/or its designees shall purchase $55 million of PIK Preferred for $55 million, and (ii) Newco shall issue $45 million of PIK Preferred to TPI and/or its designees.



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              NOW, THEREFORE, TPI, PCA, and Newco agree as follows:

                                    ARTICLE I

                              DEFINITIONS AND TERMS

                    1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

                    (a) "ACC" shall have the meaning set forth in Section
3.16(c).

                    (b) "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 5.13.

                    (c) "ADJUSTED CASH CONTRIBUTION" means, as of any date, the Cash Contribution, minus (i) the product determined by multiplying (A) the purchase price paid per share of Common Stock purchased by PCA hereunder at Closing times (B)the number of shares of Common Stock transferred by PCA to any Person other than a PCA Affiliate, minus (ii) the aggregate amount of any cash payments previously paid to PCA in satisfaction of indemnity obligations to PCA under Section 7.3 hereof, and minus (iii) any distributions (other than pro rata stock dividends, splits or combinations) previously made by Newco to PCA.

                    (d) "AFFILIATES" shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, "control" means (i) the ownership or control of 50% or more of the equity interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

                    (e) "AGREEMENT" shall mean this Agreement (including the Preliminary Statements set forth above and all Exhibits), as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                    (f) "ANCILLARY AGREEMENTS" shall mean the Facility Use Agreement, the Human Resources Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Supply Agreements, and the Transition Services Agreement.

                    (g) "APPLICABLE TAX LAW" shall mean any Law of any nation, state, region, province, locality, municipality or other jurisdiction relating to Taxes, including regulations and other official pronouncements of any governmental entity or political subdivision of such jurisdiction charged with interpreting such Laws.


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                    (h) "APPRAISAL" shall have the meaning set forth in Section
2.9.

                    (i) "ASSUMED INDEBTEDNESS" shall have the meaning set forth in the Preliminary Statements hereto.

                    (j) "ASSUMED LIABILITIES" shall mean all debts, liabilities, commitments, or obligations whatsoever, other than Retained Liabilities, Related to the Containerboard Business or Related to the Contributed Assets, whether arising before or after the Closing and whether known or unknown, fixed or contingent, including the following:

                            (i) all debts, liabilities, obligations or commitments related to or arising under the Contracts to the extent such Contracts are assigned to Newco, including the Real Estate Leases provided that, the foregoing notwithstanding the Assumed Liabilities shall not include any liabilities and obligations arising under any Contract which is not identified in the Disclosure Memorandum except as follows: (A) if such Contract is for an amount of $1,000,000 or less and (i) is entered into in the ordinary course of business; (ii) the terms of which are customary and normal for the Containerboard Business specifically and the containerboard industry generally and on market rates at the time entered into, and (iii) all of the fees, expenses, penalties, liabilities and other payment obligations (or commitments therefor) arising thereunder which were incurred during the 12-month period ending December 31, 1998 have been paid and have been (or will be) properly reflected on the Most Recent Year End Statement and, if applicable, Final Working Capital Statement), such Contract shall be an Assumed Liability; and (B) if such Contract is for an amount greater than $1,000,000 or otherwise does not meet the conditions set forth in clause (A), such Contract shall be an Assumed Liability only if and to the extent Newco elects to assume such Contract in accordance with
         Section 5.21 hereof.

                            (ii) all debts, liabilities, obligations or commitments Related to the Real Property;

                            (iii) the Current Liabilities;

                            (iv) the Assumed Indebtedness;

                            (v) except for the Retained Environmental
         Liabilities, all liabilities under Environmental Laws Related to the ownership, operation or conduct of the Containerboard Business or the Real Property; and

                            (vi) except for the Retained Litigation, all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations Related to the Containerboard Business or that otherwise are Related to the Contributed Assets, at law, in equity or otherwise.

                    (k) "AUDITED FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.6(a).

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                    (l) "AUDITOR CONSENT LETTER" shall have the meaning set
forth in Section 5.15.

                    (m) "BOOKS AND RECORDS" shall mean all lists, files and documents Relating to customers, suppliers and products of the Containerboard Business, the Contributed Assets, or the Assumed Liabilities, and all general ledgers and underlying books of original entry and other financial records of the Containerboard Business, except to the extent included in the Retained Assets and except for employee records and files.

                    (n) "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

                    (o) "CAMPBELL ROAD PROPERTY" shall mean that Real Property identified as Item 1.I. on Schedule 1.1(vvv).

                    (p) "CAP" shall have the meaning set forth in Section
7.2(c).

                    (q) "CASH CONTRIBUTION" shall have the meaning set forth in the Preliminary Statements hereto.

                    (r) "CASH DISTRIBUTION" shall have the meaning set forth in the Preliminary Statements hereto.

                    (s) "CHOSEN COURTS" shall have the meaning set forth in
Section 10.11.

                    (t) "CLOSING" shall mean the closing of the transactions contemplated by this Agreement.

                    (u) "CLOSING DATE" shall have the meaning set forth in
Section 2.4.

                    (v) "CLOSING WORKING CAPITAL" shall have the meaning set forth in Section 2.5(a).

                    (w) "CLOSING WORKING CAPITAL STATEMENT" shall have the meaning set forth in Section 2.5(a).

                    (x) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                    (y) "COMMITMENT LETTERS" shall have the meaning set forth in
Section 4.7(b).

                    (z) "COMMON STOCK" shall have the meaning set forth in the Preliminary Statements hereto.


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                    (aa) "CONFIDENTIALITY AGREEMENT" shall mean the
Confidentiality Agreement dated November 20, 1998, between Madison Dearborn Partners, Inc. and TPI.

                    (bb) "CONSENT" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to any Person, including any Governmental Authority, including those identified on Schedule 3.3.

                    (cc) "CONTAINERBOARD BUSINESS" shall have the meaning set forth in the Preliminary Statements hereto.

                    (dd) "CONTRACTS" shall mean all agreements, contracts, leases, timber deeds, purchase orders, trade billback, refund and other arrangements, incentive agreements, commitments, collective bargaining agreements, and licenses that are Related to the Containerboard Business or the Contributed Assets or to which the Contributed Assets are subject, except to the extent included in the Retained Assets.

                    (ee) "CONTRIBUTED ASSETS" shall mean all of the assets of TPI which Relate to the Containerboard Business, whether tangible or intangible, real or personal, as they exist on the date hereof, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing Date in the ordinary course of business (except, in each case, for the Retained Assets), including the following:

                            (i) the Real Property;

                            (ii) the Fixtures and Equipment;

                            (iii) the Current Assets;

                            (iv) the Intellectual Property and the PCA Mark;

                            (v) the Books and Records;

                            (vi) the Contracts other than (A) Existing Financing Arrangements, and (B) Contracts not included in the Assumed Liabilities pursuant to the exception set forth in Section 1.1(j)(i) (unless and to the extent assumed by Newco pursuant to Section 5.21 hereof);

                            (vii) the stock or other ownership interests of the Contributed Subsidiaries;

                            (viii) all prepaid Taxes, to the extent such prepaid Taxes are reflected on the Final Working Capital Statement;

                            (ix) all refunds of Taxes, to the extent such refunds of Taxes are reflected on the Final Working Capital Statement;

                            (x) the Purchased Property; and

                            (xi) all Governmental Authorizations which are transferable without obtaining any Consent.

                    (ff) "CONTRIBUTED SUBSIDIARIES" shall mean those Subsidiaries listed on Schedule 1.1(ff).

                    (gg) "CPA FIRM" shall have the meaning set forth in Section 2.5(b).

                    (hh) "CURRENT ASSETS" shall mean Inventory, accounts receivables (including the gross amount of any factored accounts receivable), deposits, and all other current assets of the Containerboard Business other than
(i) cash, cash accounts, disbursement accounts, outstanding checks and disbursements in transit, investment securities and other short-term and medium-term investments (other than such items, if any, which are securing the performance of any obligations included in the Assumed Liabilities), and (ii) Non-Trade accounts receivable from TPI or its Affiliates. For purposes of this Agreement, an account receivable shall be deemed "Non-Trade" if it (i) is not supported by an issued invoice, (ii) is not of the type reflected on the Most Recent Statement of Assets and Liabilities, and (iii) is not the result of an arms' length sale of goods or services to a third party or a bona fide sale of goods or services to a third party.

                    (ii) "CURRENT LIABILITIES" shall mean all of TPI's current liabilities to the extent Related to the Containerboard Business other than (i) Non-Trade accounts payable to TPI or its Affiliates, (ii) cash accounts, disbursement accounts, outstanding checks and disbursements in transit, and
(iii) federal, state, local and foreign income Taxes with respect to the Tax Periods, or portions thereof, ending on or before the Closing Date. For purposes of this Agreement, an account payable shall be deemed "Non-Trade" if (i) it is not supported by an issued invoice, (ii) is not of the type reflected on the Most Recent Statement of Assets and Liabilities, and (iii) is not the result of a of an arms' length purchase of goods or services from a third party or bona fide purchase of goods or services from a third party. Liabilities for Taxes (other than federal, state, local or foreign income taxes) shall be Current Liabilities only to the extent such Tax is reflected in the Final Working Capital Statement, it being understood that in no event will any Taxes arising with respect to federal, state, local, or foreign income be included as a Current Liability.

                    (jj) "DEDUCTIBLE" shall have the meaning set forth in
Section 7.2(c).

                    (kk) "DETERMINATION DATE" shall mean 7:59 a.m. on the Closing Date.


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


                    (ll) "DISCLOSURE MEMORANDUM" shall mean the Disclosure Memorandum dated the date hereof delivered by TPI to PCA and Newco in connection with this Agreement. References herein to "Schedules" are to the various Schedules of the Disclosure Memorandum.

                    (mm) "DILUTION NOTICE" shall have the meaning set forth in the Preliminary Statements.

                    (nn) "ENCUMBRANCES" shall mean liens, charges, encumbrances, security interests, options or any other restrictions or third-party rights.

                    (oo) "ENVIRONMENTAL LAW" shall mean any applicable federal, state, local, common or foreign law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction relating to (i) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, protection, release or disposal of, Hazardous Substances, or workplace safety or health.

                    (pp) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                    (qq) "EXISTING FINANCING ARRANGEMENTS" shall have the meaning set forth in the Preliminary Statements hereto.

                    (rr) "FACILITY USE AGREEMENT" shall mean an agreement at the price as set forth on Exhibit 1.1(ggggg), and otherwise in form and substance reasonably satisfactory to PCA and TPI, to be entered into by Newco and TPI as of the Closing pursuant to which TPI grants Newco the right to use the first floor and related common areas (including the cafeteria, parking, and other ancillary areas and facilities) of TPI's facility located in Lake Forest, Illinois.

                    (ss) "FINAL WORKING CAPITAL STATEMENT" shall have the meaning set forth in Section 2.5(b).

                    (tt) "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.6(a).

                    (uu) "FIXTURES AND EQUIPMENT" shall mean all furniture, fixtures, furnishings, machinery, vehicles, equipment (including computer hardware, computer terminals, network servers, and research and development equipment) and other tangible personal property Related to the Containerboard Business.

                    (vv) "FORMER FACILITY" shall mean a facility or property previously owned or operated by TPI or its predecessors in the conduct of the Containerboard Business that is not located on the Real Property or the Retained Real Property.


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                    (ww) "GAAP" shall mean United States generally accepted
accounting principles, consistently applied.

                    (xx) "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof.

                    (yy) "GOVERNMENTAL AUTHORIZATIONS" shall mean all licenses, permits, franchises, certificates of occupancy, other certificates and other authorizations and approvals required to carry on the Containerboard Business as currently conducted under the applicable laws, ordinances or regulations of any Governmental Authority.

                    (zz) "HAZARDOUS SUBSTANCES" shall mean (i) petroleum, petroleum byproducts and any petroleum fractions; (ii) materials which contain any substance defined as a hazardous or toxic substance or words of similar meaning or effect under the following United States federal statutes and their state counterparts, as well as such statutes' implementing regulations: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act; and (iii) any other materials as to which liability or standards of conduct are imposed pursuant to any Environmental Law.

                    (aaa) "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                    (bbb) "HUMAN RESOURCES AGREEMENT" shall mean an agreement to be entered into on the Closing Date by and among Tenneco, TPI and Newco in the form of Exhibit 1.1(bbb) attached hereto.

                    (ccc) "INDEMNIFICATION CLAIM NOTICE" shall have the meaning set forth in Section 7.4(a).

                    (ddd) "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.3(a).

                    (eee) "INDEMNIFYING PARTY" shall have the meaning set forth in Section 7.4(a).

                    (fff) "INITIAL PRICE" per share means (i) in the case of an initial Public Offering, the initial offering price per share, and (ii) in the case of a Spin-Off, the average closing price per share on each of the 10 Business Days commencing on the first Business Day which is 30 days after the effective date of the Spin-Off, provided that if TPI or Goldman, Sachs &

Co., or their respective Affiliates, shall have purchased any shares of Newco through the public market during such period, then the Initial Price shall be the lower of (x) the closing price on the effective date of the Spin-Off, and
(y) the average closing price per share on each of the 10 Business Days commencing on the first Business Day which is 30 days after the effective date of the Spin-Off.

                    (ggg) "INTELLECTUAL PROPERTY" shall mean (except to the extent included in the Retained Assets) the following intellectual property (and the rights associated therewith) Related to the Containerboard Business or the Contributed Assets: trademarks, service marks, brand names, certification marks, trade dress, assumed names, Internet Domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisionals, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; patent disclosures and innovations (whether or not patentable and whether or not reduced to practice); non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; copyrighted works and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; software; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing occurring before or after the Closing.

                    (hhh) "INVENTORY" shall mean all inventory held for resale in the Containerboard Business, all raw materials, work in process, finished products, office supplies, storeroom inventory, spare parts and equipment, wrapping, supply and packaging items, of the Containerboard Business.

                    (iii) "KNOWLEDGE" or any similar phrase means the actual knowledge of those management employees of TPI identified on Schedule 1.1(iii), after due inquiry.

                    (jjj) "LAWS" shall mean any federal, state, foreign or local law, statute, ordinance, rule, code, regulation, order, judgment or decree of any Governmental Authority.

                    (kkk) "LEASED REAL PROPERTY" shall mean all land (including, to the extent included in any such lease, any timberlands and tree farms associated with the Mills), buildings, fixtures and other real property leased on the date hereof by TPI or one of the Contributed Subsidiaries as lessee pursuant to the Real Estate Leases used by the Containerboard Business, other than the real property identified as "Transition Real Property" on Schedule 1.1(ggggg).

                    (lll) "LEMELSON PATENTS" shall have the meaning set forth in
Section 6.2(k).

                    (mmm) "LOSSES" shall have the meaning set forth in Section 7.2.

                    (nnn) "MATERIAL ADVERSE CHANGE" shall mean a change that is materially adverse to the value of the Contributed Assets or the Containerboard Business taken as a whole or materially adverse to the business, financial condition or results of operations or business prospects of the Containerboard Business taken as a whole; provided that any change identified on Schedule 1.1(nnn) shall not constitute a Material Adverse Change. The scope of this definition of "Material Adverse Change" shall in no way be construed to be applicable to or to limit in any respect the determination of "Material Adverse Effect" or "Material Adverse Change" as used in the Commitment Letters, or the agreements and indentures contemplated thereby, by the lenders thereunder with respect to the conditions precedent to such lenders' obligation to consummate the New Financing Arrangements.

                    (ooo) "MATERIAL ADVERSE EFFECT" shall mean an effect that is materially adverse to the value of the Contributed Assets or the Containerboard Business taken as a whole or materially adverse to the business, financial condition or results of operations or business prospects of the Containerboard Business taken as a whole; provided that any effect arising from or attributable to any condition, event or circumstance identified on Schedule 1.1(nnn) shall not constitute a Material Adverse Effect. The scope of the definition of "Material Adverse Effect"shall in no way be construed to be applicable to or to limit in any respect the determination of "Material Adverse Effect" or "Material Adverse Change" as used in the Commitment Letters, or the agreements and indentures contemplated thereby, by the lenders thereunder with respect to the conditions precedent to such lenders' obligation to consummate the New Financing Arrangements.

                    (ppp) "MDP TRANSACTION FEE" has the meaning set forth in
Section 4.6.

                    (qqq) "MOST RECENT STATEMENT OF ASSETS AND LIABILITIES" shall have the meaning set forth in Section 3.6(a).

                    (rrr) "MOST RECENT YEAR END STATEMENT" shall have the meaning set forth in Section 3.6(a).

                    (sss) "NET WORKING CAPITAL" shall mean the excess of Current Assets over Current Liabilities on a consolidated basis determined in accordance with Section 2.5.

                    (ttt) "NEW FINANCING ARRANGEMENTS" shall have the meaning set forth in the Preliminary Statements hereto.

                    (uuu) "NONCOMPETE PERIOD" shall have the meaning set forth in Section 5.12(a).

                    (vvv) "OBJECTION" shall have the meaning set forth in
Section 2.5(b).

                    (www) "OWNED REAL PROPERTY" shall mean all land (including any timberlands and tree farms associated with the Mills) and all buildings, fixtures, and other improvements located thereon, and all easements, rights-of-way and appurtenances thereto, owned by TPI or one of the Contributed Subsidiaries which is identified on
Schedule 1.1(vvv).

                    (xxx) "PCA INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.3(a).

                    (yyy) "PCA MARKS" shall mean any mark that includes the phrase "Packaging Corporation of America" or the word "PCA" or any variation thereof and any trademark symbol or logo using such phrase or name and any variation thereof.

                    (zzz) "PERMITTED ENCUMBRANCES" shall have the meaning set forth in Section 3.16(b).

                    (aaaa) "PERSON" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

                    (bbbb) "PIK PREFERRED" shall mean the Preferred Stock, as such term is defined in the Commitment Letters.

                    (cccc) "POST-CLOSING PERIOD" shall mean, with respect to any Contributed Subsidiary, any Tax Period commencing after the Closing Date and the portion of any Straddle Period commencing after the Closing Date.

                    (dddd) "PRE-CLOSING PERIOD" shall mean, with respect to any Contributed Subsidiary, any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

                    (eeee) "PROCEEDING" shall have the meaning set forth in
Section 7.4(a).

                    (ffff) "PUBLIC OFFERING" shall mean a public offering pursuant to an effective registration statement under the Securities Act (or any comparable form under any similar statute then in force), covering the offer and sale of Common Stock for the account of Newco and/or selling stockholders to the public.

                    (gggg) "PURCHASED PROPERTY" shall mean all land (including any timberlands and tree farms associated with the Mills) and all buildings, fixtures, other improvements, machinery and equipment located thereon, and all easements, rights-of-way and appurtenances thereto, that are subject to the Existing Financing Arrangements listed on Schedule PS-1.

                    (hhhh) "REAL ESTATE LEASES" shall mean those agreements pursuant to which TPI or one or more of the Contributed Subsidiaries leases, subleases, licenses, or otherwise uses or licenses, real property, including land (and everything growing upon the land, to the extent included in such Real Estate Lease), buildings, structures and improvements thereon or appurtenances thereto, which are identified on Schedule 1.1(gggg).

                    (iiii) "REAL PROPERTY" shall mean the Owned Real Property (and the applicable Purchased Property) and the Leased Real Property.

                    (jjjj) "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in Section 2.1(c).

                    (kkkk) "RELATED TO" OR "RELATING TO" shall mean primarily related to, or used primarily in connection with.

                    (llll) "REQUIRED CONSENT" shall mean any Consents specifically identified on Schedule 3.3 as a "Required Consent" and each other material Consent, which may be a Consent listed on Schedule 3.3.

                    (mmmm) "RETAINED ASSETS" shall mean

                             (i) the assets (including real property, tangible personal property, accounts receivable, intellectual property and contracts) Related to all businesses conducted by TPI and any of its Affiliates, including but not limited to, their plastics and aluminum packaging, aluminum, plastics, folding carton, molded fiber, cushion protective packaging (including all honeycomb paperboard-type products), flexible packaging, and foam building products businesses, and all tangible assets located at TPI's Lake Forest, Illinois facility, but not including any assets Related to the Containerboard Business;

                             (ii) the stock or other ownership interests of all Subsidiaries of TPI other than the Contributed Subsidiaries;

                             (iii) all cash and cash accounts, disbursement accounts, outstanding checks and disbursements, investment securities and other short-term and medium-term investments and Non-Trade accounts receivable from TPI and its Affiliates and the notes receivable listed in Schedule 1.1(llll)(iii);

                             (iv) all deferred Tax assets of TPI;

                             (v) all prepaid Taxes to the extent such prepaid Taxes are not reflected on the Final Working Capital Statement;

                             (vi) all refunds of Taxes to the extent such Taxes are not reflected on the Final Working Capital Statement;

                             (vii)  all Tax Returns of TPI;

                             (viii) all Books and Records which TPI is required by law to retain, provided that TPI shall provide Newco with complete copies of such Books and Records;

                             (ix) all Tenneco Plans, and all assets of the Tenneco Plans;

                             (x) all Governmental Authorizations to the extent not transferable without obtaining a Consent;

                             (xi) the Tenneco Marks;

                             (xii) the Retained Real Property and any financial instruments related to the Retained Real Property;

                             (xiii) all of TPI's or Tenneco's insurance policies Related to the Containerboard Business and, subject to the rights of Newco and obligations of TPI and TPI's Affiliates, respectively, set forth in Section 5.11, all rights under such insurance policies; and

                             (xiv) any Contracts not included in the Assumed Liabilities pursuant to the exception set forth in Section 1.1(j)(i) (unless and to the extent assumed by Newco pursuant to Section 5.21 hereof).

                    (nnnn)"RETAINED ENVIRONMENTAL LIABILITIES" has the meaning set forth in the definition of "Retained Liabilities."

                    (oooo) "RETAINED LIABILITIES" shall mean all of the following debts, liabilities, commitments or obligations, whether arising before or after the Closing and whether known or unknown, fixed or contingent:

                             (i) all liabilities Related to the Retained Assets;

                             (ii) all (A) liabilities under Environmental Laws with respect to any property to which the Containerboard Business disposed or arranged for the disposal of Hazardous Substances prior to Closing, other than (x) at the Real Property, or (y) at locations other than the Retained Real Property where Hazardous Substances may have migrated or are alleged to have migrated from the Real Property, (B) liabilities under Environmental Laws with respect to any Former Facility, and (C) liabilities in connection with the Retained Real Property (collectively, the "Retained Environmental Liabilities");

                             (iii) all liabilities arising out of the actions, suits, proceedings, disputes, claims or investigations identified in
         Schedule 1.1(nnnn)(iii) (the "Retained Litigation") and all Losses arising out of the three matters listed in Section 5.18 of this Agreement to the extent Newco's Losses in connection therewith exceed the limitations set forth in such section;

                             (iv) all liabilities which are retained by Tenneco or TPI under the Ancillary Agreements;

                             (v) all liabilities under the Tenneco Plans, except to the extent such liabilities are specifically assumed by Newco pursuant to the Human Resources Agreement;

                             (vi) all liabilities for Taxes imposed with respect to the taxable periods, or portions thereof, ending on or before the Closing Date except to the extent that any such Taxes are Current Liabilities and are reflected on the Final Working Capital Statement;

                             (vii) all liabilities for "non-trade" accounts payable to TPI or its Affiliates which arise prior to the Closing Date;

                             (viii) all liabilities for indebtedness for borrowed money and any other obligation which is fixed as to amount and certainty as of the Closing or which is secured by a lien that is not a Permitted Encumbrance on any of the Contributed Assets, including any liabilities under the Existing Financing Arrangements, but not including (A) the Assumed Indebtedness, (B) Assumed Liabilities as shown on the Final Working Capital Statement and (C) liabilities under Contracts included in the Contributed Assets;

                             (ix) all severance, termination, change of control and similar agreements, payments, debts, obligations or liabilities with respect to any director, officer, employee or consultant of TPI or any of its Subsidiaries which exist as of or prior to the Closing (after taking into account the transactions contemplated by this Agreement), other than (i) obligations under any collective bargaining agreement, (ii) obligations of the type described in Section 2.3 (v) of the Human Resources Agreement, and (iii) obligations under any employment, consulting, or other agreement entered into by Newco;

                             (x) all liabilities and obligations under any employment, consulting, or other agreement or arrangement between TPI or its Affiliates and William Sweeney, including any liabilities or obligations to Mr. Sweeney which exist as of or prior to the Closing (including after taking into account the transactions contemplated by this Agreement and including severance and pension benefits, costs, or other expenses), except to the extent assumed by Newco under the Human Resources Agreement;

                             (xi) all other liabilities and obligations for which TPI has expressly assumed responsibility pursuant to this Agreement or the Ancillary Agreements;

                             (xii) all debts, liabilities or obligations whatsoever, that do not Relate to the Containerboard Business or that do not otherwise Relate to the Contributed Assets; and

                             (xiii) all liabilities and obligations arising under any Contract which is not identified in the Disclosure Memorandum except as follows: (A) if such Contract is for an amount of $1,000,000 or less and (i) is entered into in the ordinary course of business; (ii) the terms of which are customary and normal for the Containerboard Business specifically and the containerboard industry generally and on market rates at the time entered into, and (iii) all of the fees, expenses, penalties, liabilities and other payment obligations (or commitments therefor) arising thereunder which were incurred during the 12-month period ending December 31, 1998 have been paid and have been (or will be) properly reflected on the Most Recent Year End Statement, and, if applicable, Final Working Capital Statement), such Contract shall not be a Retained Liability; and (B) if such Contract is for an amount greater than $1,000,000 or otherwise does not meet the conditions set forth in clause (A), such Contract shall be a Retained Liability only if and to the extent Newco does not elect to assume such Contract in accordance with Section 5.21 hereof.

                    (pppp) "RETAINED LITIGATION" has the meaning set forth in the definition of "Retained Liabilities."

                    (qqqq) "RETAINED REAL PROPERTY" shall mean the real property identified on Schedule 1.1(pppp).

                    (rrrr) "SPIN-OFF" shall mean any distribution by TPI or its Affiliates of any class or series of Newco Common Stock to TPI's or such Affiliate's public stockholders.

                    (ssss) "STRADDLE PERIOD" shall mean, with respect to any Contributed Subsidiary, any Tax Period that begins before and ends after the Closing Date.

                    (tttt) "STOCKHOLDERS AGREEMENT" shall have the meaning set forth in Section 2.1(b) hereof.

                    (uuuu) "STUB PERIOD FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.6(b).

                    (vvvv) "SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person, either directly or through or together with any other Subsidiary of such Person, owns any equity interests.

                    (wwww) "SUPPLY AGREEMENTS" shall mean the supply agreements, to be entered into at Closing by and among Newco, TPI and TPI's affiliates in form and substance satisfactory to each of TPI and PCA, setting forth the terms and conditions pursuant to which Newco agrees to supply to TPI and its Affiliates, and TPI and its Affiliates agree to purchase from Newco, certain products, at prices set forth on Schedule 1.1(vvvv), for a period of five years from the Closing Date.

                    (xxxx) "SURVIVAL PERIOD" shall have the meaning set forth in
Section 7.1.

                    (yyyy) "TARGET WORKING CAPITAL" has the meaning set forth in
Section 2.5(e).

                    (zzzz) "TAX AUTHORITY" shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision.

                    (aaaaa) "TAX BENEFIT" shall mean the amount by which a Person's Tax liability is actually reduced (including any related interest actually received from a Tax Authority in connection therewith).

                    (bbbbb) "TAX PERIOD" shall mean, with respect to any Tax, the period for which the Tax is reported as provided under Applicable Tax Laws.

                    (ccccc) "TAX RETURN" shall mean, with respect to any Tax, any information return with respect to such Tax, any report, statement, declaration or document required to be filed under the Applicable Tax Law in respect of such Tax, any claim for refund of Taxes paid, and any amendment or supplement to any of the foregoing.

                    (ddddd) "TAXES" shall mean all federal, state, local or foreign taxes, including but not limited to income, gross receipts, windfall profits, goods and services, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

                    (eeeee) "TENNECO" means Tenneco Inc., a Delaware corporation.

                    (fffff) "TENNECO MARK" shall mean any mark that includes the word "Tenneco" or "Tenn" or any variation thereof, the Tenneco "horizon" symbol, and any trademark, symbol or logo using the "Tenneco" or "Tenn" name or such symbol or any variation thereof.

                    (ggggg) "TENNECO PLANS" means all employee benefit plans, and all assets and liabilities related to such employee benefit plans, of TPI, or any Affiliate of TPI, including Tenneco.

                    (hhhhh) "TRANSITION SERVICES AGREEMENT" shall mean a mutually satisfactory agreement to be entered into at Closing between Newco and TPI under which TPI and its Affiliates will provide transition services requested by Newco in order to allow it to operate the Containerboard Business after Closing in a manner consistent with past practices. The charge to Newco for such services will be TPI's or such Affiliate's (as the case may be) actual cost on a fully loaded basis without allocation of corporate overhead (the "TPI Cost"). To the extent of any services reflected in any of the eight service categories on Schedule 1.1 (ggggg) , the charge to Newco for each such service will be the lesser of (i) TPI's Cost for such services, and (ii) 105% of the cost for such service set forth on such Schedule. The Transition Services Agreement shall be for an initial one year term. Newco may extend the term beyond the initial term for up to six months for an upcharge of 15%. Newco may terminate any such services under the Transition Services Agreement on 90 days written notice to TPI. Newco may reduce or phase-down the services to be provided during the initial term or renewal term under the Transition Services Agreement upon reasonable written notice to TPI, in which case the charge to Newco will be reduced to reflect the actual TPI Cost for rendering such reduced service.

                        (iiiii) "TPI INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.2(a).

                        (jjjjj) "TRANSFER COSTS" shall have the meaning set forth in Section 2.7.

                        (kkkkk) "WARN" shall have the meaning set forth in
Section 5.5.

                        (lllll) "WARN OBLIGATIONS" shall have the meaning set forth in Section 5.5.

                    1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement, and unless otherwise indicated shall have such meanings throughout this Agreement.

                    1.3 OTHER DEFINITIONAL PROVISIONS.

                    (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "including" means "including without limitation."

                    (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                    (c) The terms "dollars" and "$" shall mean United States dollars.

                                   ARTICLE II

                             ORGANIZATION OF NEWCO;
                   CONTRIBUTION OF THE CONTAINERBOARD BUSINESS

                    2.1 ORGANIZATION OF NEWCO. At or prior to Closing, TPI, Newco and PCA shall cause each of the following to occur:

                    (a) CORPORATE DOCUMENTS. Newco's certificate of incorporation shall be amended and restated to be as set forth as Exhibit 2.1A hereto (except that such certificate of incorporation shall be amended to create a series of preferred stock entitled "Series A Preferred Stock as contemplated by the Stockholders Agreement) and Newco shall adopt amended and restated by-laws in form and substance satisfactory to PCA and TPI, which by-laws shall include all provisions required by the Stockholders Agreement to be included in Newco's by-laws.

                    (b) STOCKHOLDERS AGREEMENT. TPI, PCA and Newco shall enter into a Stockholders Agreement in the form of Exhibit 2.1B.

                    (c) REGISTRATION RIGHTS AGREEMENT. TPI, PCA and Newco shall enter into a Registration Rights Agreement in the form of Exhibit 2.1C.

                    2.2 CONTRIBUTION AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES.

                    (a) BORROWING OF ASSUMED INDEBTEDNESS; REPAYMENT OF EXISTING FINANCING ARRANGEMENTS. Immediately prior to the Closing, subject to Article VI, TPI will borrow the Assumed Indebtedness under the New Financing Arrangements and will use the proceeds to repay in full the Existing Financing Arrangements such that TPI shall own all of the Purchased Property free and clear of all Encumbrances (other than Permitted Encumbrances, but free and clear of all Encumbrances with respect to Existing Financing Arrangements), and the Purchased Property shall constitute a part of the Contributed Assets. On the terms and subject to the conditions set forth herein and in the Ancillary Agreements, at the Closing the parties shall take the following actions, in the order set forth below, provided that such actions shall take place contemporaneously as part of the Closing.

                    (b) PCA CASH CONTRIBUTION; ISSUANCE OF COMMON STOCK. PCA will contribute the Cash Contribution to Newco, and Newco will issue to PCA the number of fully paid, nonassessable shares of Common Stock determined in accordance with the Preliminary Statements.

                    (c) CONTRIBUTION OF CONTRIBUTED ASSETS; ASSUMPTION OF LIABILITIES. (i) TPI shall contribute, convey, transfer, assign and deliver to Newco, and Newco shall accept and acquire from TPI, all right, title and interest of TPI in and to the Contributed Assets, free and clear of all Encumbrances (other than Permitted Encumbrances but free and clear of all Encumbrances with respect to Existing Financing Arrangements); (ii) Newco shall assume and agree to pay, honor, discharge and perform the Assumed Liabilities only and shall assume no other liabilities and obligations of any kind or nature; and (iii) Newco will issue to TPI the number of fully paid, nonassessable shares of Common Stock determined in accordance with the Preliminary Statements and pay TPI cash in an amount equal to the Cash Distribution.

                    (d) ADJUSTMENT FOR MANAGEMENT PURCHASES. To the extent members of Newco management purchase Management Stock at Closing, the number of shares of Common Stock issued to TPI and PCA, and the amounts of the Cash Distribution and the Cash Contribution, shall be adjusted as set forth in the Preliminary Statements.

                    2.3 RETAINED ASSETS AND RETAINED LIABILITIES. Notwithstanding anything herein to the contrary, (i) from and after the Closing each of TPI and its Affiliates shall retain all of its direct or indirect right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Newco hereunder, the Retained Assets and the Retained Liabilities, and (ii) the Retained Liabilities shall not be assumed by Newco hereunder.

                    2.4 CLOSING MECHANICS. The Closing shall take place at the offices of PCA's counsel at 8:00 a.m. (Chicago time), on the date which is the later of (i) the 90th day following the execution of this Agreement, (ii) the second Business Day following the satisfaction or waiver (by the party entitled to waive the condition) of each condition to the Closing set forth in Article VI, and (iii) the 45th day following delivery of the Most Recent Year End Statement and the Regulation S-X Financial Statements pursuant to Section 5.14, provided that on or prior to any such date TPI shall have provided to Newco any quarterly financial statements for any calendar quarter ended more than 30 days prior to such date (unless the foregoing condition is waived by PCA in its sole discretion), or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs is called the "Closing Date." The Closing shall be deemed effective at 8:00 a.m. (Chicago time) on the Closing Date. To effect the steps set forth in Section 2.2 hereof, the parties shall execute and deliver to each other and to third parties, as appropriate, all documents reasonably necessary to effect the Closing. Without limiting the generality of the foregoing,

                    (a) TPI DELIVERIES. TPI shall execute and deliver to Newco and PCA:

                             (i) to Newco, deeds, in limited warranty or other similar form, in form and substance reasonably acceptable to PCA, transferring all Owned Real Property (and the applicable Purchased Property) to Newco;

                             (ii) to Newco, assignments, or where necessary subleases, in form and substance reasonably acceptable to PCA, assigning or subleasing to Newco all Real Property Leases;

                             (iii) to Newco, assignments, in form and substance reasonably acceptable to PCA, assigning to Newco all Intellectual Property and the PCA Marks;

                             (iv) to Newco, bills of sale, certificates of title, and all other instruments of transfer, in form and substance reasonably acceptable to PCA, transferring to Newco all Contributed Assets other than the Real Property or the Intellectual Property which are being transferred to Newco pursuant to conveyance documents in clauses (i) - (iii) above;

                             (v) to Newco, such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to PCA, as may be necessary to effect TPI's assignment of the Assumed Liabilities to Newco;

                             (vi) to Newco or PCA, as appropriate, a duly executed copy of each of the Ancillary Agreements to which TPI is a party;

                             (vii) to PCA, a copy of the opinion of Jenner & Block, TPI's counsel, in form and substance reasonably satisfactory to PCA;

                             (viii) to PCA, evidence reasonably satisfactory to PCA that all Encumbrances other than Permitted Encumbrances on any of the Contributed Assets have been released;

                             (ix) to Newco, stock certificates or other evidence of ownership of each of the Contributed Subsidiaries, in each case duly endorsed for transfer to Newco;

                             (x) the certificates and other documents to be delivered pursuant to Section 6.2(a) and (b); and

                             (xi) such other instruments or documents, in form and substance reasonably acceptable to PCA, as may be necessary to effect the Closing and the contribution of the Contributed Assets in accordance with this Agreement.

                    (b) PCA DELIVERIES. PCA shall execute and deliver to Newco and TPI:

                             (i) to Newco or TPI, as appropriate, a duly executed copy of each of the Ancillary Agreements to which PCA is a party;

                             (ii) to TPI, a copy of the opinion of Kirkland & Ellis, PCA's counsel, in form and substance reasonably satisfactory to TPI;

                             (iii)  to Newco, the Cash Contribution;

                             (iv) the certificates and other documents to be delivered by PCA pursuant to Section 6.3(a) and (b); and

                             (v) such other instruments or documents, in form and substance reasonably acceptable to TPI, as may be necessary to effect the Closing.

                    (c) NEWCO DELIVERIES. Newco shall execute and deliver to TPI and PCA:

                             (i) to TPI and PCA, such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to TPI, as may be necessary to effect Newco's assumption of the Assumed Liabilities, including all documentation required by the lenders of the Assumed Indebtedness, and to cause such lenders to release TPI from and PCA any liability from the Assumed Indebtedness;

                             (ii) to TPI or PCA, as appropriate, a duly executed copy of each of the Ancillary Agreements to which Newco is a party;

                             (iii) to PCA, stock certificates representing that number of shares of Common Stock in Newco issuable to PCA as determined in accordance with the Preliminary Statements hereof;

                             (iv) to TPI, stock certificates representing that number of shares of Common Stock in Newco issuable to TPI as determined in accordance with the Preliminary Statements hereof;

                             (v)    to TPI, the Cash Distribution; and

                             (vi) such other instruments or documents, in form and substance reasonably acceptable to TPI and PCA, as may be necessary to effect the Closing.

                    2.5 POST-CLOSING ADJUSTMENT.

                    (a) Within 60 days following the Closing, TPI shall, at its expense and with cooperation from Newco's employees and access to Newco's books and records, prepare or cause to be prepared, and deliver to PCA and Newco a statement (the "Closing Working Capital Statement") which shall set forth the Net Working Capital of the Containerboard Business as of the Determination Date (the "Closing Working Capital") and as of the date of the Most Recent Statement of Assets and Liabilities. The amounts so computed shall be used to determine the amount of the payment between TPI and Newco in accordance with this Section
2.5 (the "Post Closing Adjustment"). The Closing Working Capital Statement shall be prepared using the same principles, practices and procedures that were used in preparing the Most Recent Statement of Assets and Liabilities. Notwithstanding the foregoing, the following paragraphs (i) through (viii) shall take precedence over such principles, practices and procedures in the preparation of the Closing Working Capital Statement:

                             (i) The Current Assets included in the Closing Working Capital Statement will be adjusted to exclude the Retained Assets, the LIFO reserve and any current assets related to Tenneco defined benefit pension plans and shall not be taken into account in computing the Post Closing Adjustment.

                             (ii) The Current Liabilities included in the
         Closing Working Capital Statement will be adjusted to exclude the Retained Liabilities. Any current liabilities related to Tenneco's defined benefit pension plans shall not be taken into account in computing the Post Closing Adjustment.

                             (iii) The Most Recent Statement of Assets and Liabilities does not, and the Closing Working Capital Statement will not, include any accrual or deferral related to federal, state, local or foreign income Taxes.

                             (iv) The Closing Working Capital Statement shall not include any dollar amounts related to the Existing Financing Arrangements.

                             (v) The Closing Working Capital Statement shall not include any dollar amounts related to the New Financing Arrangements. No Post Closing Adjustment shall result from the purchase during the period from the date of the Most Recent Statement of Assets and Liabilities to the Determination Date of any assets which were leased at the date of the Most Recent Statement of Assets and Liabilities.

                             (vi) The Closing Working Capital Statement shall not include any liabilities related to bonuses or incentive compensation earned in 1998.

                             (vii) Any change in accounting principles after the date of the Most Recent Statement of Assets and Liabilities (including any changes required by GAAP) will not apply in determining the Closing Working Capital Statement.

                             (viii) The Closing Working Capital Statement shall exclude any increase or decrease in Current Assets or Current Liabilities resulting directly from accounting for the Transaction.

                    (b) PCA and PCA's accountants and Newco and Newco's accountants shall have 30 days after the delivery by TPI of the Closing Working Capital Statement to review the Closing Working Capital Statement. In the event that PCA or Newco determines that the Closing Working Capital as derived from the Closing Working Capital Statement has not been determined on the basis set forth herein, PCA or Newco shall inform TPI in writing (the "Objection"), setting forth a specific description of the basis of the Objection and the adjustments to the Closing Working Capital which PCA or Newco believes should be made, which Objection must be delivered to TPI on or before the last day of such 30-day period. TPI shall then have 30 days to review and respond to the Objection. TPI and PCA and Newco shall attempt in good faith to reach an agreement with respect to any matters in dispute. If TPI and PCA and Newco are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 45 days following the delivery of Objection, they shall refer their remaining differences to a "Big Five" firm of independent public accountants as to which TPI and PCA and Newco mutually agree (the "CPA Firm"), who shall, acting as experts and not as arbitrators, determine in accordance with this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Working Capital as derived from the Closing Working Capital Statement requires adjustment. TPI and PCA and Newco shall direct the CPA Firm to use its best efforts to render its determination within 30 days after such submission. The CPA Firm's determination shall be conclusive and binding upon Newco, PCA and TPI. The fees and disbursements of the CPA Firm shall be paid by Newco. PCA, Newco and TPI shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Closing Working Capital Statement and all other items reasonably requested by the CPA Firm. The "Final Working Capital Statement" shall be (i) the Closing Working Capital Statement in the event that no Objection is delivered by PCA or Newco during the 30-day period specified above, or (ii) the Closing Working Capital Statement, as adjusted by either (x) the agreement of TPI, PCA and Newco or (y) the CPA Firm.

                    (c) PCA and Newco shall have the opportunity to participate in the preparation of the Closing Working Capital Statement by (i) observing the physical inventory taken in connection therewith (which may begin prior to the Closing Date), (ii) attending any audit planning meetings in connection therewith, (iii) meeting with and discussing procedures with TPI and its accountants, and (iv) otherwise having full access to all information used by TPI in preparing the Closing Working Capital Statement, including the Books and Records and the work papers of its accountants (subject to PCA or Newco executing any necessary waivers or indemnifications required by TPI's accountants).

                    (d) In reviewing the Objection, TPI and its accountants shall have full access to all information used by PCA or Newco in preparing the Objection, including the work papers of PCA's and Newco's accountants (subject to TPI executing any necessary waivers or indemnifications required by PCA's and Newco's accountants).

                    (e) If the Closing Working Capital as reflected on the Final Working Capital Statement is less than the Working Capital of the Containerboard Business determined on the Most Recent Statement of Assets and Liabilities, subject to adjustments as set forth in this Section 2.5(a)(i-viii) (the "Target Working Capital"), then within 10 Business Days following issuance of the Final Working Capital Statement, TPI shall make a payment to Newco equal to such net change, plus interest at the prime rate (as set forth in the "Money Rates" section of The Wall Street Journal) on such amount from the Closing Date through the date of payment. If the Closing Working Capital as reflected on the Final Working Capital Statement is greater than the Target Working Capital, then within 10 Business Days following issuance of the Final Working Capital Statement, Newco shall make a payment to TPI equal to such net change, plus interest at the prime rate (as set forth in the "Money Rates" section of The Wall Street Journal) on such amount from the Closing Date through the date of payment.

                    (f) Payments made by TPI pursuant to this Section 2.5 shall be deemed to result in adjustments to the Cash Distribution made to TPI in partial payment for the Contributed Assets for all purposes of this Agreement, including for purposes of (i) the tax appraisal pursuant to Section 2.9 hereof and (ii) the purchase price adjustment under Section 2.6 hereof.

                    (g) In preparing the Closing Working Capital Statement, (i) liabilities of Newco related to this transaction shall not be treated as liabilities, and (ii) no liabilities or reserves shall be established for matters for which PCA, TPI or Newco is (or but for the Cap or the Deductible would be) entitled to indemnification hereunder.

                    2.6 PURCHASE PRICE ADJUSTMENT FOLLOWING CERTAIN SALES OF COMMON STOCK BY TPI. If

                             (a) during the one year period following the Closing Date, (i) Newco or TPI shall sell any of its shares of Common Stock in Newco pursuant to an initial Public Offering undertaken by Newco pursuant an exercise by TPI of its Demand Registration Right (as defined in the Registration Rights Agreement) under the Registration Rights Agreement, or (ii) TPI sells, transfers or distributes any of its shares of common stock in Newco pursuant to a Spin-Off, and

                            (b) the Initial Price per share is less than result of (i) the Adjusted Cash Contribution, divided by (ii) the number of outstanding shares of common stock of Newco issued to PCA as of the Closing hereunder and held by PCA and its Affiliates as of the date the calculation under this Section 2.6 is being made, then TPI shall pay to PCA an amount equal to the product of such difference per share, times (y) the number of shares of common stock of Newco then held by PCA and its Affiliates, provided that the maximum amount to be paid by TPI under this Section 2.6 shall not exceed the lesser of (A) $64,500,000 and (B) 15% of the market value of Newco based on the Initial Price per share of the Public Offering or Spin-Off giving rise to the calculation under this Section 2.6 but excluding any shares issued or issuable in connection with such event). At TPI's option, any payment under this Section 2.6 may be paid in cash, in shares of Common Stock (valued at the Initial Price), or in a combination of cash and shares of Common Stock. In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of Newco's common stock, the parties shall make appropriate and equitable adjustments to the foregoing computation in order to prevent the dilution or enlargement of rights under this Section 2.6. This Section 2.6 shall not apply to any Spin-Off by TPI after Newco has had an initial Public Offering (unless such Spin-Off is part of the initial Public Offering).

                  2.7 TRANSFER TAXES AND RECORDING FEES. One half of any and all Taxes (other than Taxes imposed on income or gains) or fees imposed or incurred by reason of the transfer of the Contributed Assets hereunder and/or the filing or recording of any instruments necessary to effect the transfer of the Contributed Assets hereunder, regardless of when such Taxes or fees are levied or imposed, including sales, use, value-added, excise, real estate transfer, lease assignment, stamp, documentary and similar Taxes and fees (the "Transfer Costs") shall be the responsibility of, and shall be paid by each of TPI and Newco. Newco shall prepare all Tax Returns required to be filed in respect of Transfer Costs, and PCA and TPI shall have the right to review and approve all such Tax Returns, upon approval, to be timely filed (if such filing is the responsibility of TPI or any of its Affiliates under applicable Law and to the extent that such Tax Returns are approved and given to TPI by Newco in final form before the applicable due dates thereof). In the event Transfer Costs are imposed on or incurred by TPI or its Affiliates in excess of its share hereunder, Newco shall promptly reimburse TPI and its Affiliates for such excess. In the event Transfer Costs are imposed on or incurred by Newco in excess of its share hereunder, TPI shall promptly reimburse Newco for such excess.

                  2.8 CERTAIN TRANSFERS. TPI shall use commercially reasonable efforts to obtain, at its sole expense, each Consent listed on Schedule 3.3 (other than those Consents marked with an asterisk on Schedule 3.3), and any other material Consent not listed on Section 3.3, if any, if such Consent is required to operate the Containerboard Business after Closing as such business has been operated over the 12-month period immediately prior to Closing. If prior to Closing TPI shall not have obtained any such Consent (other than a Required Consent), the failure to obtain such Consent shall not prevent the Closing, unless the failure to obtain such Consent, could, individually or together with the failure to obtain other Consents, have a Material Adverse Effect or preclude any closing condition to be satisfied. If TPI has not obtained a Consent (other than a Required Consent), the Closing of the transactions contemplated by this Agreement shall not constitute a transfer, or any attempted transfer of any Contract or asset, the transfer of which requires such Consent. Rather, following the Closing, TPI shall use commercially reasonable efforts at TPI's sole expense, and PCA and Newco shall cooperate in such efforts, to obtain promptly such Consent or to enter into reasonable and lawful arrangements (including subleasing or subcontracting if permitted) reasonably acceptable to Newco to provide to Newco the full economic (taking into account Tax costs and benefits) and operational benefits and liabilities which Newco would have had such Consent been obtained as of Closing. Once such Consent for the transfer of a Contributed Asset not transferred at the Closing is obtained on terms reasonably satisfactory to Newco, TPI shall promptly transfer or cause to be transferred, such Contributed Asset to Newco for no additional consideration.

                  2.9 APPRAISAL. Newco shall obtain a professional appraisal (the "Appraisal") which sets forth separately the fair market values of the Contributed Assets, and, within 90 days after the Closing Date, Newco shall provide a copy of such Appraisal to TPI and PCA. Within 15 days after the receipt of such appraisal, each of TPI and PCA will submit in writing to the other and to Newco any changes it proposes be made to such Appraisal, and Newco, TPI, and PCA will endeavor in good faith to resolve any differences with respect to the Appraisal. Subject to the requirements of Applicable Tax Law or election, all Tax Returns and reports filed by Newco, PCA and TPI will be prepared consistently with the Appraisal, as modified by any subsequent agreement of Newco, TPI and PCA.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF TPI

                  TPI represents and warrants to PCA and Newco as follows:

                  3.1 ORGANIZATION AND QUALIFICATION. TPI and each of the Contributed Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own and operate the Contributed Assets and to carry on the Containerboard Business as currently conducted. TPI and each of the Contributed Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 3.1 with respect to TPI or the applicable Contributed Subsidiary which are the only jurisdictions where the ownership or operation of the Contributed Assets or the conduct of the Containerboard Business requires such qualification.

                  3.2 CORPORATE AUTHORIZATION. TPI has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by TPI of this Agreement and each of the Ancillary Agreements have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by TPI of this Agreement and each of the Ancillary Agreements.

                  3.3 CONSENTS AND APPROVALS. Except as specifically set forth in Schedule 3.3 or as required by the HSR Act, no Consent is required to be obtained by TPI from, and no notice or filing is required to be given by TPI to or made by TPI with, any Governmental Authority or other Person or under any Contract listed, or required to be listed, on Schedule 3.14 in connection with the execution, delivery and performance by TPI of this Agreement and each of the Ancillary Agreements and the contribution of the Contributed Assets.

                  3.4 NON-CONTRAVENTION. Except as set forth on Schedule 3.3, the execution, delivery and performance by TPI of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the certificate of incorporation or bylaws of TPI, (ii) subject to obtaining the Consents referred to in Section 3.3, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of TPI under, or to a loss of any benefit to which TPI is entitled under, any Contract or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Contributed Assets; or
(iii) assuming compliance with the matters set forth in Section 3.3, violate, or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority to which TPI is subject, including any Governmental Authorization.

                  3.5 BINDING EFFECT. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of TPI, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors, rights and to general equity principles.

                  3.6 FINANCIAL STATEMENTS: ABSENCE OF CERTAIN CHANGES. Subject to the matters set forth on Section 3.6:

                  (a) The following financial statements of the Containerboard Business are (and, with respect to the Most Recent Year End Statement, will be prior to the Closing Date) attached as Schedule 3.6: (i) the audited combined financial statements of the Containerboard Business (collectively, the "Audited Financial Statements") as of and for the years ended December 31, 1996, 1997 and 1998 (the "Most Recent Year End Statement"); (ii) the unaudited combined statement of assets, liabilities and interdivision accounts of the Containerboard Business as of September 30, 1998 (the "Most Recent Statement of Assets and Liabilities"); and collectively with statements described in the foregoing clause (i) , the "Financial Statements"). The Financial Statements present (or, in the case of the Most Recent Year End Statement, will present), in all material respects, the financial condition of the Containerboard Business as of the dates thereof, or the results of operations for the periods then ended, as the case may be. The Financial Statements were (or, in the case of the Most Recent Year End Statement, will be) consistent with the Books and Records, which are complete and accurate in all material respects.

                  (b) TPI will either (i) engage AA on behalf of Newco to audit the combined statement of assets, liabilities, and interdivision account as of the Closing Date, and the related statements of revenues, expenses, and interdivision account and cash flows for the period from January 1, 1999 to the Closing Date (the "Stub Period Financial Statements"), or (ii) cooperate with Newco in the audit of the Stub Period Financial Statements.

                  (c) The Audited Financial Statements were (or, in the case of the Most Recent Year End Statement and the Stub Period Statements, will be) prepared in accordance with GAAP. All of the liabilities reflected in the Financial Statements are Related to the Containerboard Business and arose out of or were incurred in connection with the conduct of the Containerboard Business.

                  (d) The Inventory shown on the Financial Statements was determined in accordance with GAAP, and is stated at the lower of cost or market on a LIFO basis. This representation shall not be deemed to constitute a warranty or guaranty that all such Inventory shall be sold.

                  (e) All accounts receivable reflected on the Financial Statements are, and all accounts receivable reflected on the Most Recent Year End Statement and the Stub Period Statements will be, bona fide receivables, accounted for in accordance with GAAP, and subject to no setoffs or counterclaims, representing amounts due with respect to actual transactions in the operation of the Containerboard Business; it being understood that this representation shall not be deemed to constitute a warranty or guaranty that all such accounts receivable shall be collected.

                  (f) Except as set forth in Schedule 3.6(e) or otherwise disclosed in this Agreement, since December 31, 1997, TPI has conducted the Containerboard Business in the ordinary and usual course and, other than in the ordinary and usual course, has not, with respect to the Containerboard Business:
(i) sold, assigned, pledged, hypothecated or otherwise transferred any of the Contributed Assets, other than for such sales, assignments, pledges, hypothecations or other transfers which could not, individually or in the aggregate, have a Material Adverse Effect; (ii) terminated or materially amended any Contracts that are individually or in the aggregate material to the Containerboard Business; (iii) suffered any extraordinary damage, destruction or other casualty loss; (iv) except for normal salary administration for employees of the Containerboard Business, increases pursuant to collective bargaining agreements, or other compensation increases (including bonuses), in each case in the ordinary course of business, increased the compensation payable or to become payable by TPI to any of the employees of the Containerboard Business or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by TPI, for or with any such employees; or (v) entered into an agreement to do any of the foregoing.

                  3.7 LITIGATION AND CLAIMS. Except as disclosed on Schedule
3.7:

                  (a) There is no action (whether civil, criminal or administrative), suit, demand, claim, dispute, hearing, proceeding (including condemnation or other proceeding in eminent domain) or investigation pending or, to the Knowledge of TPI, threatened, Related to the Containerboard Business or any of the Contributed Assets or included in the Assumed Liabilities.

                  (b) None of the Contributed Assets is subject to any order, writ, judgment, award, injunction, or decree of or settlement enforceable in any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators.

                  3.8 TAXES. Except as disclosed on Schedule 3.8:

                  (a) TPI has duly and timely filed (or has caused to be duly and timely filed) each Tax Return required to be filed with any Tax Authority which includes or is based upon the Contributed Assets, or the operations, ownership or activities of the Containerboard Business, and all Taxes due and payable (whether or not shown on or required to be shown on a Tax Return) have been paid prior to their due dates; provided, however, that the representations and warranties set forth in this paragraph are made only to the extent that (i) such Taxes are or may become Encumbrances on the Contributed Assets, or (ii) Newco is or may be liable in the capacity of transferee of the Contributed Assets.

                  (b) TPI has duly and timely filed (or has caused to be duly and timely filed) each Tax Return which includes or is based upon the assets, operations, ownership or activities of any of the Contributed Subsidiaries, and all Taxes due and payable (whether or not shown on or required to be shown on a Tax Return) have been paid prior to their due dates.

                  (c) None of TPI (with respect to the Containerboard Business) and the Contributed Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make any future payments that will not be deductible under Sections 162(m) or 280G of the Code.

                  (d) None of the Contributed Assets or the assets of the Contributed Subsidiaries (i) is subject to any lien arising in connection with any failure or alleged failure to pay any Tax, (ii) secures any debt the interest on which is Tax-exempt under Section 103(a) of the Code, (iii) is required to be or is being depreciated under the alternative depreciation system under Section 168(g)(2) of the Code, (iv) is "limited use property" with the meaning of Revenue Procedure 76-30 or (v) will be treated as owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code.

                  (e) TPI (with respect to the Containerboard Business) and the Contributed Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.

                  (f) There are no pending, threatened, or proposed audits, assessments or claims from any Tax Authority for deficiencies, penalties or interest against TPI (with respect to the Contributed Assets or the Containerboard Business) any of the Contributed Subsidiaries or any of their assets, operations or activities.

                  (g) No Contributed Subsidiary owns, directly or indirectly, and none of the Contributed Assets consists of any interest in any entity classified as a partnership for United States federal income Tax purposes.


                  (h) TPI's aggregate tax basis in the stock of the Containerboard Subsidiaries, determined immediately prior to the Closing, shall not exceed the aggregate tax basis of the net assets of the Containerboard Subsidiaries immediately prior to the Closing, by more than $100,000,000.

                  3.9 EMPLOYEE BENEFITS. Each Tenneco Plan which is an employee benefit plan, as defined in Section 3(3) of ERISA, has been and is being maintained in substantial compliance with all applicable laws, including ERISA and the Code, and each plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination of such qualification from the Internal Revenue Service. Except as provided on Schedule 3.9, no employee of the Containerboard Business is covered by a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. None of the Tenneco Plans obligates Newco to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control" (as such term is defined in Section 280G of the Code). No liability to the PBGC (except for routine payment of premiums), Internal Revenue Service, Department of Labor, or otherwise has been or is expected to be incurred with respect to any Tenneco Plan that is subject to Title IV of ERISA which could result in a material liability to Newco.

                  3.10 COMPLIANCE WITH LAWS. Except as set forth in Schedule 3.10, the Containerboard Business is being conducted in compliance in all material respects with all Laws material to the Containerboard Business and as of the Closing, Newco will have (subject to obtaining the Consents) all Governmental Authorizations necessary for the conduct of the Containerboard Business as currently conducted in all material respects and as shall be conducted immediately following Closing (assuming no material change in operations of the Containerboard Business from the manner of operation prior to Closing); it being understood that nothing in this representation is intended to address any compliance issue that is the subject of the representations and warranties set forth in Sections 3.7, 3.8, 3.9, 3.11, 3.12, or 3.13 hereof, and that TPI makes no representations as to the transferability or assignability of any such Governmental Authorizations. TPI has not received written notice that any Governmental Authorization may be suspended, revoked, materially modified or canceled.

                  3.11 ENVIRONMENTAL MATTERS. Except as set forth in Schedule
3.11 and, in each case, other than as Relates to a Retained Liability:

                  (a) TPI has complied during the past five years and is currently in compliance with all applicable Environmental Laws with respect to the Containerboard Business, and there are no liabilities under any Environmental Law with respect to the Containerboard Business;

                  (b) TPI has not received any written notice of any material violation or alleged material violation of, or any material liability under, any Environmental Law in connection with the Containerboard Business during the past five years; and

                  (c) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the Knowledge of TPI, threatened, relating to compliance with or liability under any Environmental Law affecting the Containerboard Business or the Contributed Assets.

                  3.12 INTELLECTUAL PROPERTY.

                  (a) Schedule 3.12 sets forth a list and description (including the country of registration) of all registered Intellectual Property currently (or, to the Knowledge of TPI, within the last 12 months) used in the Containerboard Business. No third party has rights in, or otherwise has the right to restrict TPI's use of, such Intellectual Property, and, to TPI's Knowledge (without any inquiry), no third party has rights in, or otherwise has the right to restrict Newco's use of the PCA Marks as of and following the Closing.

                  (b) To the Knowledge of TPI, no product (or component thereof or process) currently used, sold or manufactured by the Containerboard Business infringes on, misappropriates, or otherwise violates a valid and enforceable intellectual property right of any other Person.

                  (c) There are no actions or proceedings pending or, to the Knowledge of TPI, threatened challenging, and, to the Knowledge of TPI, no Person is infringing or otherwise violating, the Intellectual Property, except for challenges, infringements or violations which, individually or in the aggregate, would not have a Material Adverse Effect. As of November 1, 1995, to TPI's Knowledge (without any inquiry), no Person was infringing on or otherwise violating the PCA Marks.

                  (d) All of the Intellectual Property used in the Containerboard Business and all of TPI's interest in the PCA Marks will be transferred to Newco at Closing, except for the Intellectual Property that is used by TPI to provide services under the Transition Services Agreement, and such transferred Intellectual Property and the PCA Marks will be available to Newco after Closing on the same terms and conditions under which it was available to TPI prior to the Closing.

                  (e) Attached hereto as Schedule 3.12(e) is a copy of the provisions in Tenneco's most recent Form 10-Q describing Tenneco's efforts at addressing the Year 2000 issue in Tenneco's business. The information set forth therein is accurate as of the date hereof, in all material respects. TPI has developed and begun implementing a Project Plan to remediate and/or replace software, firmware, hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied upon in the Containerboard Business (each a "Computer System"), but are not Year 2000 ready. Such remediation and/or replacement is scheduled to be completed in 1999. Year 2000 ready means that the Computer System when used in accordance with its associated documentation is Year 2000 compliant, or is not Year 2000 compliant but will process date data accurately with the implementation of a tested procedure, or is not 2000 compliant but will not cause any processing problem. Year 2000 compliant means that the applicable Computer System when used in accordance with its associated documentation will accurately process date data such that: no value for a date prior to year 2028 will cause any interruption in processing; date-based functionality operates consistently for dates prior to, during and after Year 2000 (through year 2027); in all interfaces and data storage, the century any date is specified either explicitly or by algorithms or inferencing rules; and leap years will be accurately recognized and processed. If implemented properly, the Project Plan should be successful in making all material Computer Systems Year 2000 ready, except to the extent that a Computer Systems interfaces or exchanges data with other software, firmware, hardware or other similar or related items of automated, computerized or software systems that are not Year 2000 compliant.

                  3.13 LABOR MATTERS. Except as disclosed on Schedule 3.13:

                  (a) TPI is not a party to any labor or collective bargaining agreement with respect to employees of the Containerboard Business, no such employees are represented by any labor organization and, to the Knowledge of TPI, there are no organizing or decertification activities (including any demand for recognition or certification proceedings pending or threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal) involving TPI;

                  (b) There are no strikes, work stoppages, slowdowns, lockouts, unfair labor practice charges pending or, to the Knowledge of TPI, threatened against or involving the employees of the Containerboard Business;

                  (c) There are no complaints, charges, claims or grievances against TPI pending or, to the Knowledge of TPI, threatened to be brought or filed with any governmental authority, arbitrator or court based on or arising out of the employment by TPI of any employee of the Containerboard Business, except for those which, individually or in the aggregate, would not have a Material Adverse Effect; and

                  (d) TPI is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, immigration, workers' compensation, layoffs, and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

                  3.14 CONTRACTS. Schedule 3.14 sets forth a list, as of the date hereof, of each Contract that is Related to the Containerboard Business other than (a) Real Estate Leases, which are listed on Schedule 1.1(gggg), and collective bargaining agreements which are listed on Schedule 3.13, (b) purchase orders or similar agreements for the purchase or sale of goods or services in the ordinary and usual course of business, (c) confidentiality agreements entered into in the usual course of business in connection with the purchase and sale of Inventory, and (d) any Contract which requires a payment or imposes an obligation on either party thereto less than $1,000,000 in the aggregate. Schedule 3.14 also identifies any Contract that contains a non-compete covenant or similar provision that could restrict Newco in its conduct of the Containerboard Business following Closing, any employment agreement with any employee of the Containerboard Business, any employment agreement included in the Contributed Assets or Assumed Liabilities, and any Contract between any Affiliates of TPI, on one hand, and TPI or any of the Contributed Subsidiaries, on the other hand, which is related to the Containerboard Business. Each Contract set forth on Schedule 3.14 is a valid and binding agreement of TPI and, to the Knowledge of TPI, is in full force and effect. Except as otherwise provided in Schedule 3.14, TPI is not in, and, to TPI's knowledge, no other party thereto is, in default in any material respect under any Contract listed on Schedule 3.14 or any collective bargaining agreement listed on Schedule 3.13. Schedule 3.14 lists all of the Contracts that are material to the Containerboard Business other than those referred to in clauses (a) through (d) above.

                  3.15 REAL ESTATE LEASES. Schedule 1.1(gggg) sets forth a list, as of the date hereof, of each material written Real Estate Lease with a term of more than one month that is related to the Containerboard Business. Each Real Estate Lease set forth on Schedule 1.1(gggg) is a valid and binding agreement of TPI and is in full force and effect. There are no defaults under any Real Estate Lease listed on Schedule 1.1(gggg) which defaults have not been cured or waived and which would, individually or in the aggregate, have a Material Adverse Effect. If the Real Estate Leases that are part of the Existing Financing Arrangements are terminated prior to closing, as contemplated herein, TPI shall own title to the assets subject to such Real Estate Leases, upon such termination, the assets subject to such Real Estate Leases shall be deemed Purchased Property.

                  3.16       ENTIRE BUSINESS; TITLE TO PROPERTY.

                  (a) Except as set forth in Schedule 3.16(a) and Schedule 3.6(e), the Contributed Assets, the assets held by the Contributed Subsidiaries, the intangible Retained Assets (including cash and cash accounts, disbursement accounts, invested securities and other short and medium term investments, the Tenneco Marks, the Tenneco Plans, and TPI's and Tenneco's insurance policies), and the rights specifically provided or made available to Newco under the Ancillary Agreements include all of the buildings, machinery, equipment and other assets (whether tangible or intangible) necessary and adequate for Newco immediately after Closing to conduct in all material respects the Containerboard Business as conducted as of the date hereof and as of September 30, 1998, and as conducted during the 12-month period prior to the date hereof (subject to changes expressly permitted by the terms hereof to be made after the date hereof).

                  (b) TPI has (or in the case of the Purchased Property, will have on the Closing Date) good (and, in the case of Owned Real Property and Purchased Property (as applicable), marketable) title to, or a valid and binding leasehold interest in, the Contributed Assets, free and clear of all Encumbrances, except (i) as set forth in Schedule 3.16(b); (ii) any

Encumbrances expressly disclosed in the Financial Statements; (iii) liens for Taxes (which are not related to income, sales or withholding Taxes), assessments and other governmental charges not yet due and payable or due but not delinquent as of the Closing Date or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the Final Working Capital Statement; (iv) mechanic's, workmen's, repairmen's, warehousemen's, carriers, or other like liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which will not individually or in the aggregate have a Material Adverse Effect, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (v) with respect to the Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements, conditions, restrictions, or other matters which would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey, title report or physical inspection, and (C) zoning, building and other similar restrictions, none of which Encumbrances in (A) through (C) materially impairs the uses of the Real Property as currently used in the Containerboard Business or materially detracts from the value thereof as currently used in the Containerboard Business; and (vi) Encumbrances not described in items (i) - (v) immediately preceding and which, individually or in the aggregate, would not have a Material Adverse Effect (all items included in (i) through (vi), including any matter set forth in Schedule 3.16(b), are referred to collectively herein as the "Permitted Encumbrances"); provided, however that as of the Closing Date and for any periods of time thereafter (including for purposes of Section 2.4 and Article VI), "Permitted Encumbrances" shall not include any Encumbrances granted or arising in connection with the Existing Financing Arrangements.

                  (c) The capital structure of each of the Contributed Subsidiaries is as set forth in Schedule 3.16(c). The shares of stock of the Contributed Subsidiaries included in the Contributed Assets constitute 100% of the issued and outstanding shares of stock of each Contributed Subsidiary, except for American Cellulose Corporation ("ACC"). The shares of stock of ACC included in the Contributed Assets constitute 50% of the issued and outstanding shares of stock of ACC, the remainder of which is owned as set forth on Schedule 3.16(c) hereof. All shares of stock of the Contributed Subsidiaries included in the Contributed Assets are validly issued, fully paid and non-assessable. Except as set forth in the ACC Agreement (as hereinafter defined) (i) there are no options, warrants, or similar rights to purchase any of the shares of any of the Contributed Subsidiaries, and no obligations binding upon any Contributed Subsidiary to issue, sell, redeem, purchase or exchange any of its capital stock or any right relating thereto, and (ii) there are shareholders' agreements, voting agreements, voting trusts or other agreements or rights of third parties with respect to or affecting any of the Contributed Subsidiaries or any of their shares of stock.

                  (d) The Contributed Assets and the assets of the Contributed Subsidiaries are in operating condition and repair (subject to normal wear and tear) and are in a condition to allow the continued conduct after the Closing by Newco of the Containerboard Business as it is currently conducted in all material respects.

                  3.17 FINDERS' FEES. Except for Goldman, Sachs & Co., whose fees will be paid by TPI, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of TPI who might be entitled to any fee or commission from PCA or Newco in connection with the transactions contemplated by this Agreement.

                  3.18 INSURANCE. Schedule 3.18 attached hereto sets forth the following information with respect to each insurance policy to which TPI, with respect to the Containerboard Business, has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

                  (a) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (b) the scope, period and amount of coverage; and

                  (c) a description of any retroactive premium adjustments or other loss-sharing arrangements.

Schedule 3.18 also describes any self insurance arrangements affecting the Containerboard Business.

                  3.19 NO UNDISCLOSED LIABILITIES. TPI does not have any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to TPI, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than: (i) liabilities set forth on the Most Recent Statement of Assets and Liabilities (including any notes thereto, if any), (ii) liabilities and obligations arising from or in connection with matters disclosed pursuant to TPI's representations and warranties in this Agreement or in the Disclosure Memorandum (none of which, except as set forth on Schedule 3.7, is a liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit), (iii) liabilities and obligations which have arisen after September 30, 1998, in the ordinary course of business (none of which, except as set forth on Schedule 3.7, is a liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit).

                  3.20 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article III, neither TPI nor any other Person makes any other express or implied representation or warranty on behalf of TPI.

                  3.21 CLOSING DATE. The representations and warranties of TPI contained in this Article III and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, TPI pursuant to this Agreement to PCA or Newco shall be true and correct in all respects on the Closing Date as though then made, except as affected by the transactions expressly contemplated by this Agreement. TPI shall have the right to update the Schedules up to five

Business days prior to Closing to reflect changes in the Containerboard Business between the date hereof and the Closing Date, provided that such changes are actions taken by TPI permitted under Section 5.2 without PCA's prior consent and that no such changes shall be deemed to cure any breach that existed as of the date hereof (none of which relates to any liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit).

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF PCA

                  PCA represents and warrants to TPI and Newco as follows:

                  4.1 ORGANIZATION AND QUALIFICATION. PCA is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite limited liability company power and authority to own and operate and to carry on its business as currently conducted. PCA is duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership of its properties or the operation of its business requires such qualification.

                  4.2 AUTHORIZATION. PCA has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by PCA of this Agreement and each of the Ancillary Agreements have been duly and validly authorized and no additional authorization or consent is required in connection with the execution, delivery and performance by PCA of this Agreement and each of the Ancillary Agreements.

                  4.3 CONSENTS AND APPROVALS. Except as required by the HSR Act, no consent is required to be obtained by PCA from, and no notice or filing is required to be given by PCA to, or made by PCA with, any Governmental Authority or other Person in connection with the execution, delivery and performance by PCA of this Agreement and each of the Ancillary Agreements.

                  4.4 NON-CONTRAVENTION. The execution, delivery and performance by PCA of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the charter, bylaws or other organizational documents of PCA or (ii) assuming compliance with the matters set forth in Section 4.3, violate or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority to which PCA is subject, including any Governmental Authorization.

                  4.5 BINDING EFFECT. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of PCA enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  4.6 FINDERS' FEES. Except for fees payable pursuant to the Commitment Letters and a fee in the amount of $15,000,000 to be paid to Madison Dearborn Capital Partners, Inc. or its designated affiliates at Closing (the "MDP Transaction Fee"), which fees will be paid by Newco, there is no fee or commission payable from TPI or Newco to any investment banker, broker or finder which has been retained by or is authorized to act on behalf of PCA or any Subsidiary of PCA in connection with the transactions contemplated by this Agreement.

                  4.7        FINANCIAL CAPABILITY.

                  (a) On the Closing Date PCA will have, sufficient funds to fund the Cash Contribution.

                  (b) PCA has received the commitment letters with respect to the New Financing Arrangements attached hereto as Schedule 4.7(b) (the "Commitment Letters"). As of the date of this Agreement, the Commitment Letters are in full force and effect and have not been amended or rescinded. The Commitment Letters set forth, to the best of PCA's knowledge, to the extent customarily set forth in commitment letters of such nature from such Persons, all the conditions to and material terms of the New Financing Arrangements. PCA has paid all fees and other amounts required by such Commitment Letters to be paid by it prior to the Closing, which amounts may be reimbursed by Newco to PCA, or paid directly by Newco, following Closing (provided that such reimbursement or any obligation with respect thereto shall not be included or incorporated in, or reflected as a Current Liability on, the Closing Working Capital Statement or the Final Working Capital Statement).

                  4.8 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article IV, neither PCA nor any other Person makes any other express or implied representation or warranty on behalf of PCA.

                  4.9 CLOSING DATE. The representations and warranties by PCA contained in this Article IV and elsewhere in this Agreement, and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, PCA pursuant to this Agreement to TPI or its representatives shall be true and correct in all respects on the Closing Date as though then made, except as affected by the transactions expressly contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

                  5.1 ACCESS. Prior to the Closing, TPI shall permit PCA and its representatives to have full access, during regular business hours and upon reasonable advance notice, to the Contributed Assets and the Containerboard Business, subject to reasonable rules and regulations of TPI, and shall furnish, or cause to be furnished, to PCA, any financial and operating data and other information that is available with respect to the Containerboard Business, the Contributed Assets, or the Assumed Liabilities as PCA shall from time to time reasonably request. PCA shall abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 5.1. Notwithstanding anything herein to the contrary, PCA shall not be permitted to perform any invasive testing of any of the Real Property without specific additional authorization from TPI (which consent shall not be unreasonably withheld), or to perform any testing which would cause a breach of any Real Estate Lease to which TPI is a party, provided that, upon request from PCA, TPI shall use reasonable efforts to obtain any necessary consent to permit such testing.

                  5.2 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as PCA shall otherwise agree in writing in advance, TPI shall conduct the Containerboard Business in the ordinary and usual course. During the period from the date hereof to the Closing, except as otherwise expressly provided for in this Agreement or as PCA shall otherwise consent (which consent shall not be unreasonably withheld), with respect to the Containerboard Business, the Contributed Assets or the Assumed Liabilities other than in the ordinary and usual course or as set forth in Schedule 5.2, TPI shall not:

                  (a) enter into commitments for new capital expenditures in excess of $10,000,000 in the aggregate to the extent not otherwise contemplated in the 1999 business plan for the Containerboard Business;

                  (b) dispose of or otherwise transfer, or incur, create or assume any Encumbrance (other than Permitted Encumbrances) on (i) any individual fixed asset of the Containerboard Business if the greater of the book value or the fair market value of such fixed asset exceeds $1,000,000, or (ii) any group of fixed assets of the Containerboard Business if the greater of the book value or the fair market value of such fixed assets, taken as a whole and which in the aggregate during such period, exceeds $2,500,000, and such dispositions or transfers, in either case, are in the ordinary course of business;

                  (c) institute any material change in the methods of purchase, sale, lease or accounting or engage in any activity which would accelerate the collection of TPI's accounts or notes receivable, delay the payment of the TPI's accounts payable, or reduce or otherwise restrict the amount of Inventory (including raw material, packaging, work-in-process, or finished goods) on hand;

                  (d) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof;

                  (e) grant licenses of Intellectual Property to any Person or allow registered Intellectual Property to lapse, expire or become abandoned;

                  (f) amend any Contributed Subsidiary's certificate of incorporation, bylaws or other charter documents;

                  (g) grant (or agree to grant) any salary or wage increases or (as it relates to employees of the Containerboard Business) materially change or amend any employee benefit or welfare plan, other than pursuant to renegotiation of any collective bargaining agreements in the normal course; or

                  (h) make any loans or advances to, guarantees for the benefit of or investments in any Person, other than intercompany loans to Affiliates of TPI;

                  (i) agree, in writing or otherwise, to do any of the foregoing or to take any other action which would be required to be disclosed in Schedule 3.6(e);

                  (j) enter into any transactions with Affiliates not in the ordinary course of business consistent with past practice; and

                  (k) enter into any Contracts required to be disclosed hereunder, other than timber leases, cutting rights agreements, and similar agreements entered into in the ordinary course of business at fair value consistent with past practices.

TPI will:

                             (a) use its commercially reasonable efforts to (A)
                  preserve intact the organization and goodwill of the Containerboard Business, (B) keep available the services of its officers and employees as a group (provided that such efforts shall not require TPI to pay any bonuses or other amounts beyond normal compensation to such persons), (C) maintain satisfactory relationships with its material suppliers and customers and other Persons having business relationships with it, and (D) maintain all Governmental Authorizations;

                             (b) maintain its facilities and assets in good
                  condition and repair and replace its facilities and assets in a manner consistent with past practices and make capital expenditures in the ordinary course of business in an aggregate amount consistent with the 1999 Annual Operating Plan; and

                             (c) notify PCA of any emergency or other change in
                  the normal course of the Containerboard Business or in the condition of the Contributed

                   Assets or the Assumed Liabilities or the operation of the Containerboard Business and of any governmental or third party complaint, investigation or hearing (or communication indicating that such a complaint, investigation or hearing is or may be contemplated), if such emergency, change, complaint, investigation or hearing could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  5.3 REASONABLE EFFORTS. Each of TPI and PCA will use commercially reasonable efforts to fulfill the conditions precedent to its respective obligations hereunder and to secure as promptly as practicable all Consents required to be obtained by it in connection with the transactions contemplated hereby, and TPI and PCA will cooperate in all reasonable requests to fulfill the conditions precedent to their and the other party's obligations described in this Section 5.3. Without limiting the generality of the foregoing,

                  (a) TPI and PCA will file within 5 Business Days of the date hereof the required notice (including all documentary materials) under the HSR Act and promptly file any additional information requested as soon as practicable after receipt of request therefor.

                  (b) PCA, TPI and Newco each shall use all reasonable efforts to satisfy all conditions precedent in the Commitment Letters and to otherwise obtain, on behalf of TPI and Newco, the New Financing Arrangements. TPI shall use its reasonable efforts to cooperate with PCA in connection with the New Financing Arrangements, including providing information to and permitting the lenders and their representatives access to the Contributed Assets and the Containerboard Business, as set forth in Section 5.1 hereof. Such information shall include all existing title insurance policies and surveys for the Real Property, to the extent such items are in TPI's reasonable control. In addition, TPI shall provide affidavits and customary title insurance undertakings (including gap and non-imputation undertakings) with respect to the Real Property to the extent reasonably required by the title insurer. TPI shall have the opportunity to review and participate in the preparation of the New Financing Arrangements. The New Financing Arrangements shall be on the terms no less favorable to Newco as set forth in the Commitment Letters. The New Financing Arrangements shall provide (unless waived by TPI in its sole discretion and notwithstanding any provision in the Commitment Letters) that:

                             (i) the PIK Preferred generally shall have the terms set forth on Schedule 5.3, and that in the event the Deferred-Pay Financing (as defined in the Commitment Letters) is not sold to the underwriter, then (A) PCA and/or its designees will purchase $55 million of PIK Preferred, and (B) TPI and/or its designees will receive $45 million of PIK Preferred without additional payment;

                             (ii) the New Financing Arrangements shall not create a security interest on any of TPI's assets, including the Contributed Assets prior to their contribution to Newco hereunder; and

                             (iii) there are no materially adverse consequences to Newco which arise under the terms of the New Financing Arrangements as a result of a sale of all or a portion of TPI's equity interest in Newco (e.g., such sale will not trigger a change of control default), and there are no restrictions or limitations in the New Financing Arrangements on TPI's ability to sell or transfer all or any portion of TPI's equity interest in Newco; and

                             (iv) all of the proceeds of the New Financing Arrangements (other than from the Deferred-Pay Financing) shall be initially loaned to TPI, and thereafter assumed by Newco as the Assumed Indebtedness, as set forth in the Preliminary Statements hereof.

In addition, the material terms of the New Financing Arrangements (taken as a whole) shall be as favorable to Newco and TPI as financing arrangements then reasonably available in the financial markets to Newco in connection with the transactions contemplated hereby. In the event TPI is not reasonably satisfied with the New Financing Arrangements because the condition in the immediately preceding sentence has not been met, then TPI's sole remedy will be to arrange for substitute New Financing Arrangements on terms which are in all material respects no less favorable to Newco or PCA than under the proposed New Financing Arrangements. TPI shall have the right, at TPI's sole discretion, to direct PCA to make the necessary elections under the New Financing Arrangements (i) to cause Newco to obtain a commitment for the Bridge Loan (defined in the Commitment Letters), provided that if TPI makes such election, TPI shall pay the 1.5% Commitment Fee attributable to such Bridge Loan as set forth in the Commitment Letters, with Newco paying any other fees or costs associated with such Bridge Loan, and (ii) direct that all of the New Financing Arrangements initially be at the TPI level or to direct that a portion of such New Financing Arrangements initially be at the Newco level, to the extent PCA has the right to make such elections in the Commitment Letters. PCA shall make such elections as directed in writing by TPI, and shall not make such elections absent such directions from TPI.

                  (c) TPI shall use its commercially reasonable efforts to obtain prior to the Closing fee simple title to all of the Purchased Property.

                  5.4 COVENANTS REGARDING EMPLOYEES.

                  (a) At Closing, TPI and Newco shall enter into the Human Resources Agreement, and shall take all actions required by them pursuant to such Human Resources Agreement.

                  (b) Tenneco shall retain sponsorship of the Tenneco Plans, and neither Newco nor PCA shall be entitled to any assets of the Tenneco Plans.

                  (c) For a period of three years from the Closing Date, other than pursuant to the Human Resources Agreement:

                             (i) neither Newco, PCA nor any Affiliate of Newco will contact, solicit, induce or encourage any employee of TPI or any Affiliate of TPI, to leave such employment, or contact, solicit or approach any employee of TPI or any Affiliate of TPI for the purpose of offering employment to or hiring (whether as an employee, consultant, independent contractor or otherwise) without the prior written consent of TPI, and

                             (ii) TPI will not contact, solicit, induce or encourage any employee of Newco or any Affiliate of Newco to leave such employment, or contact, solicit or approach any employee of Newco for the purpose of offering employment to or hiring (whether as an employee, consultant, independent contractor or otherwise) without the prior written consent of Newco.

The foregoing clauses (i) and (ii) shall not apply to any employee who shall contact or approach such Person in response to a general solicitation for employment.

                  5.5 COMPLIANCE WITH WARN AND SIMILAR LAWS. TPI and Newco do not anticipate that there will be any major employment losses as a consequence of the transactions contemplated by this Agreement and the Human Resources Agreement that might trigger obligations under the Worker Adjustment and Retraining Notification ("WARN") Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation (referred to collectively as "WARN Obligations"). Nevertheless, to the extent that any WARN Obligations might arise as a consequence of the transactions contemplated by this Agreement, it is agreed that Newco will timely give all notices required to be given under WARN or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any such statute. For this purpose, Newco shall be deemed to have caused a mass layoff if the mass layoff would not have occurred but for Newco's failure to employ the employees of the Containerboard Business in accordance with the terms of this Agreement and the Human Resources Agreement.

                  5.6 FURTHER ASSURANCES. At any time after the Closing Date, TPI, PCA and Newco shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Newco, PCA or TPI, as the case may be, and necessary for them or it to satisfy their or its respective obligations hereunder or obtain the benefits contemplated hereby. Without limiting the generality of the foregoing, Newco agrees that if any of the Contributed Subsidiaries are found to own assets that are not part of the Contributed Assets (that is, such assets are not Related to the Containerboard Business), or if any Retained Assets are inadvertently transferred to Newco, Newco shall transfer such assets to TPI, or as TPI shall direct, at TPI's expense but without consideration. Similarly, if after the Closing TPI identifies any assets that should have been transferred to Newco as part of the Contributed Assets, but were not, TPI shall transfer such assets to Newco at TPI's expense without further consideration.

                  5.7 USE OF TENNECO MARKS. Except as set forth in this Section 5.7, after the Closing Newco shall not use the Tenneco Marks, except that for a period of one year following the Closing Date Newco may (a) continue to produce materials with such Tenneco Marks until changes can be made to plates, molds, and similar items so as to allow Newco to produce materials without such Tenneco Marks, (b) use the Tenneco Marks on products, labels, packaging and promotional materials that are in existence as of the Closing Date or produced pursuant to clause (a) above, and (c) use signage, invoices and stationery in existence as of the Closing Date bearing a Tenneco Mark. Subject to the preceding sentence, Newco shall cease using the Tenneco Marks as soon as possible after closing during such one year period and, following the periods described above, Newco shall cease all use of any Tenneco Marks.

                  5.8 CERTAIN MATTERS RELATED TO RETAINED AND ASSUMED
LIABILITIES.

                  (a) With respect to all Retained Liabilities, Newco Indemnified Parties shall, at TPI's expense, reasonably cooperate with TPI, provide TPI as promptly as possible with notices and other information received by such parties as well as all relevant materials, information and data requested by TPI and shall grant TPI, without charge, reasonable access to employees of the Containerboard Business and to the Real Property.

                  (b) With respect to all Assumed Liabilities, TPI Indemnified Parties shall, at Newco's expense, reasonably cooperate with Newco, provide Newco as promptly as possible with notices and other information received by such parties as well as all relevant materials, information and data requested by Newco and shall grant Newco, without charge, reasonable access to employees of TPI.

                  5.9 INTERCOMPANY AGREEMENTS. In the period between execution of this Agreement and the Closing, TPI shall terminate and shall cause its Affiliates to terminate, any and all agreements (i) between TPI, on one hand, and any of the Contributed Subsidiaries, on the other hand, or (ii) between TPI, on one hand, and any of TPI's Affiliates, on the other hand, to the extent such agreements Relate to the Containerboard Business. Without limiting the generality of the foregoing, all intercompany loans and Non-Trade accounts receivable and Non-Trade accounts payable between TPI, and any of its Affiliates, on one hand, and any of the Contributed Subsidiaries, on the other hand, shall be eliminated via dividend or capital contribution.

                  5.10 RECORDS AND RETENTION AND ACCESS. Newco shall keep and preserve in an organized and retrievable manner the Books and Records for at least seven years from the Closing Date. Newco shall neither dispose of nor destroy such Books and Records without first offering to turn over possession thereof to TPI by written notice to TPI at least thirty (30) days prior to the proposed date of such disposition or destruction. While such Books and Records remain in existence, each party shall allow the other party, its representatives, attorneys and accountants, if accompanied by the party's tax representatives, accountants or attorneys, at the requesting party's expense, access to the Books and Records upon reasonable request and advance notice and during normal business hours for the purpose of interviewing, examining and copying in connection with such parties' preparation of financial.

                  5.11 INSURANCE.

                  (a) TPI shall use commercially reasonable efforts to assign to Newco, to the fullest extent, all of the benefits and rights under any insurance policies held by TPI and/or any of its Affiliates with respect to any Losses arising out of, related to or in connection with the Contributed Assets, the Assumed Liabilities and the Containerboard Business with respect to events occurring prior to the Closing Date. Newco shall have the right to such benefits and rights only to the extent actually paid or payable, and exclusive of any deductibles (including pass through deductibles for which TPI or any Affiliate is required to reimburse the insurer). To the extent such assignment is not permitted, TPI shall use commercially reasonable efforts on Newco's behalf to obtain such proceeds or benefits for Newco, or otherwise to provide Newco with the benefit equivalent to that which would have been available had such assignment been permitted.

                  (b) TPI shall cooperate with Newco in obtaining insurance policies for the Containerboard Business to be in effect from and after Closing. Notwithstanding such assistance, all decisions with respect to such policies shall be made solely by Newco, and TPI shall not have any liability, whether to Newco or to any other Person, whether as an advisor, broker or otherwise, under any other theory, in connection with providing such assistance and cooperation. TPI makes no assurances whatsoever with respect to such insurance coverage, including the availability or price thereof.

                  5.12 NONCOMPETITION. From and after the Closing:

                  (a) Noncompetition. In consideration of the mutual covenants provided for herein, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "Noncompete Period"), neither TPI nor any of its Affiliates shall (i) sell containerboard or corrugated products (other than the sale of folding carton and honeycomb paperboard-type products), or otherwise engage in the business of the Containerboard Business (as conducted as of Closing), anywhere within the United States, or (ii) induce or attempt to induce any customer or other business relation of Newco or any of its Affiliates to terminate such relationship with Newco; provided that TPI shall not deemed to be competing in violation of this Section 5.12 by virtue of its or their (x) ownership of less than 5% of the outstanding stock of any publicly-traded corporation, (y) acquisition of any Person (whether by asset purchase, stock purchase, merger or otherwise) engaged in the sale of containerboard or corrugated products if such sales are not such Person's primary business and such sales are less than $100 million per year; and (z) sales of goods or services other than sales of goods or services made in the Containerboard Business as of the Closing Date (e.g., sales of plastic, foam, molded fiber, folding carton, honeycomb paperboard-type products and other products not sold by the Containerboard Business as of the Closing Date). This
Section 5.12 shall not apply to any entity which might acquire TPI, or any Affiliate of TPI, or any assets or division of TPI, subject to the terms of the Stockholders Agreement.

                  (b) Severability. The parties hereto agree that the covenant set forth in Section 5.12(a) is reasonable with respect to its duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 5.12(a) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (c) Remedy for Breach. TPI, PCA and Newco acknowledge and agree that in the event of a breach of any of the provisions of this Section 5.12, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, PCA, Newco and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provision hereof.

                  5.13 EXCLUSIVITY. TPI and Tenneco will not, and will not permit or cause their respective officers, directors, agents and Affiliates to, discuss a possible sale or other disposition of all or any part of the assets of the Containerboard Business other than the sale of Inventory in the ordinary course of business or other sales or dispositions permitted by this Agreement (whether by merger, reorganization, recapitalization or otherwise) with any party other than PCA and its Affiliates (an "Acquisition Proposal"), or provide any information to any other party regarding the Containerboard Business other than information which is traditionally provided in the regular course of its business operations to third parties where TPI or Tenneco and its officers, directors, agents and Affiliates have no reason to believe that such information may be utilized to evaluate a possible sale or other disposition of the Containerboard Business. TPI and its officers, directors and Affiliates (i) do not have any agreement, arrangement or understanding with any third party with respect to any Acquisition Proposal (other than confidentiality agreements),
(ii) will cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal and (iii) will promptly notify PCA if any Acquisition Proposal, or any inquiry or contact with any Person or entity with respect thereto, is made.

                  5.14 DELIVERY OF MOST RECENT YEAR END STATEMENT AND THE STUB PERIOD STATEMENTS AND REGULATION S-X FINANCIAL STATEMENTS. As soon as practicable, but in any event no later than March 31, 1999 TPI will deliver to PCA a copy of the Most Recent Year End Statement, which statements shall be attached as part of Schedule 3.6. Prior to the Closing, TPI shall furnish or shall cause TPI's independent accountants to furnish audited financial statements for the Containerboard Business for the years ended December 31, 1996, 1997 and 1998 in a form meeting the requirements of Regulation S-X of the Securities Act of 1933, as amended ("Regulation S-X"). In addition, prior to the Closing, or as soon as practicable thereafter in the case of (iii) below, TPI shall provide to Newco: (i) unaudited selected financial data as of and for the years ended December 31, 1994 and 1995 (as described in Regulation S-K of the Securities Act of 1933, as amended); (ii) unaudited condensed combined statements of assets, liabilities and interdivision account as of March 31, 1998, June 30, 1998, and September 30, 1998, and the related unaudited condensed combined statements of revenues, expenses and interdivision account and cash flows for the three months ended March 31, 1998, the three and six months ended June 30, 1998, and the three and nine months ended September 30, 1998; and (iii) in the event the Closing Date is later than March 31, 1999, unaudited condensed combined statements of assets, liabilities and interdivision account and the related unaudited condensed combined statements of revenues, expenses and interdivision account and cash flows for any interim periods as are required by Regulation S-X. The financial statements and financial data in (i) through (iii) are collectively known as the "Regulation S-X Financial Statements." The Regulation S-X Financial Statements will be prepared in accordance with GAAP and in a form meeting the requirements of Regulation S-X for Newco's or its Subsidiaries' registration statement and any amendments thereto in connection with the New Financing Arrangements.

                  5.15 CONSENT OF TPI AUDITORS. TPI shall use its commercially reasonable efforts to obtain prior to the Closing the written agreement (the "Auditor Consent Letter") of Arthur Anderson LLP ("AA") to permit the use of the Audited Financial Statements and any applicable Stub Period Financial Statements
(a) in connection with Newco's offerings of securities as contemplated by the Commitment Letters, and (b) subject to AA's normal procedures, in other private or public offerings of securities as may be reasonably requested by Newco. In addition, TPI will use commercially reasonable efforts to cause AA to provide a comfort letter in accordance with SAS 72 for any such offering.

                  5.16 COVENANT REGARDING CAMPBELL ROAD PROPERTY. Prior to the Closing, TPI shall permit PCA and its representatives to have full access, in accordance with Section 5.1 hereof, to the Campbell Road Property for the purposes of conducting such due diligence review of such property as PCA reasonably deems appropriate. If, based upon such review, PCA identifies any existing environmental conditions the reasonable costs of addressing which could reasonably be expected to exceed $1,000,000 within five years from the Closing Date, PCA may, in its sole discretion, elect to instruct TPI to retain the Campbell Road Property, in which case, the Campbell Road Property shall constitute Retained Real Property rather than Owned Real Property for purposes hereof and TPI shall be deemed to have consented to the appropriate revisions to the Schedules and any other necessary amendments to this Agreement to reflect such election.

                  5.17 POST CLOSING SALES OF MANAGEMENT STOCK. If (i) TPI has delivered PCA a Dilution Notice in accordance with the terms hereof and (ii) any members of management purchase Management Stock in the 120-day period following the Closing Date, then either (x) TPI shall sell shares of its Common Stock to such members of management, on the same terms as Newco would sell such shares, provided that such sales by TPI would not violate any state and federal securities laws and are in compliance with and pursuant to an exemption from registration under all state and federal securities laws, or (y) in the event that such sales by TPI cannot be implemented due to such restrictions in the foregoing clause (x), Newco shall sell such shares of Common Stock to such members of Management, and shall simultaneously redeem from TPI one share of Common Stock for each share sold to such Persons, at a redemption price per share equal to the per share price paid by the Persons purchasing such Management Stock (provided such amount is equal to the price per share paid for Common Stock purchased by PCA at Closing hereunder), provided such sales and redemptions are permitted under the

New Financing Arrangements. Any shares sold by TPI under this Section 5.17 shall not be subject to, or entitle the holder to any of the benefits of, the Stockholders Agreement or the Registration Rights Agreement.

                  5.18 CERTAIN LITIGATION AND CLAIMS. TPI shall indemnify Newco if and to the extent any Losses for the following matters exceeds the following amounts:

                   Matter No.  3.A on Schedule 3.7:      $350,000

                   Matter No.  1.K on Schedule 3.7:      $150,000

                   Matter No.  2.F on Schedule 3.7:      $250,000


Newco shall use its commercially reasonable efforts to settle or otherwise resolve such matters, in accordance with Newco's reasonable business judgment, for the least amount practical. Upon request, Newco will inform TPI as to the status of such matters. In the event Newco proposes a definitive settlement, for which a settlement agreement has been agreed to by all of the other parties thereto, that TPI does not approve, Newco may pay TPI the amount of such settlement (up to the aforesaid limits), and TPI shall be responsible for, and indemnify Newco from and against, all Losses in connection with such matters

                  5.19 ACC.

                  (a) The parties acknowledge that the shares of ACC held by TPI are subject to the terms and conditions set forth in that certain Subscription and Shareholders Agreement dated as of August 21, 1989, between Larry E. Homan ("Homan") and TPI (the "ACC Agreement"), a true and complete copy of which has been previously delivered to PCA.

                  (b) Within 30 days from the date hereof, Newco shall instruct TPI to (i) seek Homan's consent to the transfer of the ACC shares to Newco without triggering the provisions of Section 5.1 or 5.2 of the ACC Agreement, (ii) deliver an Offering Notice (as defined in the ACC Agreement) to Homan under Section 5.1 of the ACC Agreement with respect to the proposed transfer of the ACC shares to Newco, at a price to be reasonably determined (based upon estimated fair market value) by TPI and Newco, granting Homan a right of first refusal to purchase the shares of ACC owned by TPI at such price on the terms set forth in
         Section 5.1 of the ACC Agreement, or (iii) deliver a Notice of Purchase (as defined in the ACC Agreement) to Homan under Section 5.2 of the ACC Agreement, at a price determined by Newco, granting Homan the right to purchase TPI's shares of ACC at such price, and requiring TPI to purchase Homan's shares at such price if Homan does not elect to purchase TPI's shares.

                  (c) If Homan consents to the transfer of the ACC shares to Newco, or if an Offering Notice is given pursuant to Section 5.19(b)(ii) and Homan does not elect to purchase TPI's shares of ACC, such shares shall be contributed to Newco as part of the Contributed Assets. If an Offering Notice is given pursuant to Section 5.19(b)(ii) or a Notice of Purchase is given pursuant to Section 5.19(b)(iii) and Homan elects to purchase TPI's shares of ACC, TPI shall sell such shares to Homan and Newco shall receive the proceeds thereof. If a Notice of Purchase is given pursuant to Section 5.19(b)(iii) and Homan does not elect to purchase TPI's shares of ACC, Newco shall purchase Homan's shares of ACC, and TPI's shares of ACC shall be contributed to Newco as part of the Contributed Assets.

                  (d) In no event shall the Cash Contribution, the Cash Distribution, or the stock issuances contemplated by this Agreement be effected by the disposition or transfer of the ACC shares.

                  5.20 WRITE DOWN. Prior to Closing, TPI will write down the Contributed Assets to fair market value based on the value of the consideration received by TPI pursuant to this Contribution Agreement unless prohibited by GAAP. The parties agree that 100% of the Common Stock of Newco will have a fair market value of $430 million immediately after the transactions contemplated by this Agreement.

                  5.21 NEWCO RIGHT TO ASSUME CERTAIN CONTRACTS. Newco shall have the right to assume any Contract not included in the Assumed Liabilities by reason of the exclusion in Section 1.1(j)(i) thereof. Newco must assume or reject such Contract within 30 days after discovery or notice of such Contract. If Newco assumes such Contract, such Contract shall be included in the Contributed Assets. Any such assumption must be for all benefits and obligations under the Contract arising from and after the date of assumption, provided that, notwithstanding such assumption, TPI shall be liable for performance of all obligations incurred prior to the date of assumption, and shall indemnify Newco against any and all Losses attributable to such Contract arising or based on event occurring prior to the date on which Newco elects to assume such Contract.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

                  6.1 CONDITIONS TO THE OBLIGATIONS OF PCA AND TPI. The obligations of the parties hereto to effect the Closing and otherwise under
Article II hereof are subject to the satisfaction (or waiver by both PCA and TPI) prior to the Closing of the following conditions:

                 (a) HSR ACT. All filings under the HSR Act shall have been made and any required waiting period under such laws (including any extensions thereof obtained by request or other action of any governmental authority) applicable to the transactions contemplated hereby shall have expired or been earlier terminated.

                  (b) NO INJUNCTIONS. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and prohibits the consummation of the Closing.

                  6.2 CONDITIONS TO THE OBLIGATIONS OF PCA. The obligations of PCA to effect the Closing and otherwise under Article II hereof are subject to the satisfaction (or waiver by PCA) prior to the Closing, of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TPI contained herein shall have been true and correct in all material respects when made and shall be true and correct in all respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date), except to the extent the failure of any such representations or warranties to be true and correct in all respects could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and PCA shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of TPI.

                  (b) COVENANTS. The covenants and agreements of TPI to be performed on or prior to the Closing shall have been duly performed in all material respects, and PCA shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of TPI.

                  (c) MOST RECENT YEAR END STATEMENT. TPI shall have delivered the Most Recent Year End Statement to PCA prepared and presented in accordance with Sections 3.6 and 5.14 and on a consistent basis with the audited financial statements for the year ended December 31, 1997. The Most Recent Year End Statement shall demonstrate Adjusted EBITDA, as described in this Section 6.2(c), of at least $309.8 million. Adjusted EBITDA is defined as operating profit adjusted for the following items (if reflected in Most Recent Year End Statement): plus (i) interest expense, plus (ii) depreciation, depletion and amortization expenses, plus (iii) lease expense related to leases terminated as a result of the transaction, minus (iv) amortization of deferred gain on refinanced leases included in operating profit, plus (v) the amount of corporate allocations minus management's estimate of total divisional and corporate overhead costs ($69.2 million) plus divisional overhead costs, plus (vi) charge related to the 1998 restructuring included in operating profit, and plus (vii) rebates TPI or its Affiliates included in operating profit. An example of the foregoing calculation is set forth on Schedule 6.2(c).

                  (d) NEW FINANCING ARRANGEMENTS; NO LIENS OR INDEBTEDNESS. PCA shall have obtained, on behalf of TPI for assignment to and assumption by Newco at Closing, the New Financing Arrangements under which TPI is to be the initial borrower, and shall have obtained on behalf of Newco all other New Financing Arrangements, in each case as described in the Commitment Letters or otherwise on a basis reasonably satisfactory to PCA and TPI (as provided in Section 5.3(b)), and all conditions to funding under the New Financing Arrangements shall have been satisfied or waived by requisite lenders thereunder. Each of the Contributed Assets shall be free and clear of all Encumbrances other than Permitted Encumbrances, and the Containerboard Business shall not have or be liable for any indebtedness (meaning, for purposes hereof, any indebtedness for borrowed money or any other obligation that is fixed as to amount or certainty), or obligation giving rise to any lien on any of the

Contributed Assets (other that the Permitted Encumbrances) other than the Assumed Indebtedness. The Purchased Property and all other Contributed Assets shall be free and clear of all Encumbrances with respect to Existing Financing Arrangements.

                  (e) NO MATERIAL ADVERSE CHANGE. Since the date of the Most Recent Statement of Assets and Liabilities, the Containerboard Business shall not have suffered a Material Adverse Change.

                  (f) TPI REQUIRED CONSENTS. TPI shall have obtained and delivered copies to PCA of all Required Consents identified on Schedule 3.3 and any other Consents reasonably indicated by PCA or Newco's lenders in connection with the New Financing Arrangements as required for the continued operation of the Containerboard Business by Newco following Closing in accordance with past practices.

                  (g) SENIOR MANAGEMENT ARRANGEMENTS. Newco shall have entered into an employment arrangement with Mr. Paul T. Stecko on the terms set forth in that certain letter dated January 25, 1999, between PCA and Mr. Stecko, and as of Closing Mr. Stecko shall confirm that he is willing to serve in the capacity and on the terms set forth in such letter.

                  (h) RESIGNATION OF OFFICERS AND DIRECTORS. All officers and directors of the Contributed Subsidiaries shall resign, effective as of the Closing, except as PCA shall otherwise request.

                  (i) CLOSING DOCUMENTS. TPI and Newco shall have executed and delivered to Newco and PCA all of these documents, instruments, agreements and other deliveries described in Sections 2.4(a) and 2.4(c).

                  (j) ESTOPPEL CERTIFICATES. TPI shall have obtained and delivered estoppel certificates with respect to those sites for which estoppel certificates shall have been requested by the lenders in connection with the New Financing Arrangements.

                  (k) LEMELSON SETTLEMENT. Either (i) Newco shall have received from the Lemelson Foundation Partnership, either directly or through TPI, a royalty-free license or sublicense under all patents relating to machine vision, bar coding or flexible manufacturing that either have issued, or that in the future may issue, with Jerome H. Lemelson as a named inventor and which patents are now, or in the future may be owned by, or able to be licensed by, the Lemelson Foundation Partnership (collectively the "Lemelson Patents") and such license or sublicense shall include the right for Newco to make, use, sell and/or lease any and all products, apparatus, methods and services of the Containerboard Business, subject to any additional terms and conditions included in the royalty-free license (or sublicense), or (ii) in the event such a license or sublicense is not obtained by Closing, TPI shall defend indemnify and hold harmless the PCA Indemnified Parties from, against and in respect of any claim of infringement of the Lemelson Patents asserted against any of the PCA Indemnified Parties, directly or indirectly, relating to or arising out of Newco making, using, selling and/or leasing products, apparatus, methods and services of the Containerboard Business; provided TPI's obligations hereunder shall apply only to the extent of the levels of production of the Containerboard Business affected by the Lemelson Patents as of the Closing Date.

                  (l) AUDITOR CONSENT LETTER. TPI shall have obtained and delivered a copy to PCA of the Auditor Consent Letter and related "cold comfort" letter for the financing arrangements contemplated as part of the New Financing Arrangements, each of which shall be in form and substance reasonably satisfactory to PCA.

                  (m) EXISTING FINANCING ARRANGEMENTS; LEASED REAL PROPERTY. TPI shall have delivered to PCA, in form and substance reasonably satisfactory to PCA, evidence that all of the obligations arising under or related to the Existing Financing Arrangements have been paid and satisfied in full and that TPI has obtained a fee simple interest in all of the Purchased Property, free and clear of all Encumbrances other than Permitted Encumbrances, but free and clear of all Encumbrances in connection with the Existing Financing Arrangements.

                  (n) NO SHARED FACILITIES. Except as provided in the Facility Use Agreement and for the Transition Real Property, none of the Owned Real Property or the Leased Real Property or other assets of the Containerboard Business shall be owned, used or occupied in whole or in part by TPI or any of its Affiliates other than in connection with the operation of the Containerboard Business.

                  6.3 CONDITIONS TO THE OBLIGATIONS OF TPI. The obligations of TPI to effect the Closing and otherwise under Article II hereof are subject to the satisfaction (or waiver by TPI) prior to the Closing of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of PCA contained herein shall have been true and correct in all material respects when made and shall be true and correct in all respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date), except to the extent the failure of any such representations or warranties to be true and correct in all respects, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and TPI shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of PCA.

                  (b) COVENANTS. The covenants and agreements of PCA to be performed on or prior to the Closing shall have been duly performed in all material respects, and TPI shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of PCA.

                  (c) NEW FINANCING ARRANGEMENTS. PCA shall have obtained on behalf of TPI, for assignment to and assumption by Newco at Closing, the New Financing Arrangements under which TPI is to be the initial borrower and all conditions to funding such New Financing Arrangements shall have been satisfied or waived. PCA shall have obtained on



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behalf of Newco all other New Financing Arrangements and all conditions to funding under such New Financing Arrangements shall have been satisfied or waived.

                  (d) MANAGEMENT INCENTIVE PLAN. Any stock option, management incentive, stock appreciation, phantom stock, or other similar plan established for Newco's management as of the Closing whereby such persons receive, or receive options or rights to acquire, any equity in Newco or equity-based compensation shall provide that the maximum amount of equity or equity equivalents (such as stock appreciation rights or phantom stock) that may be earned, acquired, paid or distributed under such plan, together with Management Stock issued at the Closing or within 120 days following Closing, shall not exceed 9.8% of the outstanding equity (in a fully diluted basis) of Newco.

                  (e) CLOSING DOCUMENTS. PCA and Newco shall have executed and delivered to TPI and Newco, all of those documents, instruments, agreements and other deliveries described in Section 2.4(b) and Section 2.4(i).

                                   ARTICLE VII

                            SURVIVAL; INDEMNIFICATION

                  7.1 SURVIVAL. The representations and warranties contained in this Agreement shall survive the Closing (regardless of any investigation, inquiry or examination made by or on behalf of, or any knowledge of any party hereto or the acceptance of any party or on its behalf of a certificate and opinion) for the respective periods (each, a "Survival Period") set forth in this Section 7.1. All of the representations and warranties of TPI contained in this Agreement and all claims and causes of action with respect thereto shall terminate upon expiration of the 18 month period commencing on the Closing Date, except that (a) the representations and warranties set forth in Section 3.8 shall survive until the expiration of the applicable statute of limitation (including any extension thereof), (b) the representations and warranties set forth in Sections 3.1-3.5, 3.16(a)-(c), 3.17, and 4.1-4.6 shall have no expiration date and (c) the representations and warranty set forth in Section
3.19 shall survive only until Closing. Any claim for indemnification for breach of a representation and warranty must be made during the applicable Survival Period. In the event notice of any claim for indemnification for a breach of a representation or warranty is given (within the meaning of Section 10.1) within the applicable Survival Period, an Indemnifying Party's obligations with respect to such indemnification claim shall survive until such time as such claim is finally resolved.

                  7.2 INDEMNIFICATION BY PCA AND NEWCO.

                  (a) PCA shall indemnify, defend and hold harmless TPI, its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "TPI Indemnified Parties") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (including reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the TPI Indemnified Parties, directly or indirectly, relating to or arising out of (i) subject to Section 7.2(c), any breach of any representation or warranty made by PCA contained in this Agreement, and (ii) the breach of any covenant or agreement of PCA contained in this Agreement.

                  (b) Newco shall indemnify, defend and hold harmless the TPI Indemnified Parties and the PCA Indemnified Parties from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the TPI Indemnified Parties or the PCA Indemnified Parties, directly or indirectly, relating to or arising out of (i) the breach of any covenant or agreement of Newco contained in this Agreement, and (ii) the Assumed Liabilities; provided that Newco shall have no indemnification obligations hereunder in respect of Losses incurred or suffered by a Person solely in such Person's capacity as an equity holder or a debt holder (such as a diminution of value of such equity or debt) of Newco.

                  (c) PCA shall not be liable to the TPI Indemnified Parties for any Losses with respect to the matters contained in Section 7.2(a)(i) except to the extent (and then only to the extent) the Losses therefrom exceed an aggregate amount equal to $12,500,000 (the "Deductible"), and then only for all such Losses in excess thereof up to an aggregate amount equal to $150,000,000 (the "Cap"); provided that Losses from breaches of the representations and warranties in Sections 4.1-4.6 shall not be subject to the Cap and the Deductible.

                  (d) TPI acknowledges that this Article VII constitutes TPI's sole remedy against PCA or Newco with respect to any of the matters referred to herein other than with respect to claims based on fraud, including any Losses or liability under any Environmental Law or with respect to any Hazardous Substances, and expressly waives any other rights or causes of action, including under any Environmental Law or with respect to any claim involving the presence of or exposure to any Hazardous Substances.

                  7.3 INDEMNIFICATION BY TPI.

                  (a) TPI shall indemnify, defend and hold harmless Newco, PCA, their Affiliates and, if applicable, their respective directors, officers, shareholders, partners, members, lenders, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "PCA Indemnified Parties" and, collectively with the TPI Indemnified Parties, the "Indemnified Parties") from, against and in respect and to the extent of any Losses imposed on, sustained, incurred or suffered by or asserted against each of the PCA Indemnified Parties, directly or indirectly, relating to or arising out of

                             (i) subject to Section 7.3(b), any breach of any
                  representation or warranty made by TPI contained in this Agreement;

                             (ii)    the Retained Liabilities;



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

                             (iii) the breach of any covenant or agreement of
                  TPI contained in this Agreement;

                             (iv) provided such claim is made during the
                  18-month period commencing on the Closing Date, any liabilities from any Losses arising from, related to or incurred in connection with any state of facts or conditions or transactions (or series of facts, conditions or transactions) existing at or prior to the Closing Related to the Containerboard Business, other than (A) the Assumed Indebtedness, (B) the liabilities reflected on the Final Working Capital Statement, (C) liabilities and obligations disclosed pursuant to TPI's representations or warranties in this Agreement or in the Disclosure Memorandum (none of which relates to any liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit), (D) matters arising from or in connection with the matters disclosed on Schedule 3.7 or Schedule 3.11, and (E) other liabilities incurred in the ordinary course of business (none of which is or relates to any liability resulting from a breach of contract, breach of warranty, tort, infringement claim or lawsuit); provided, however, that if a liability for a matter which for indemnification is sought under this clause
                  (iv) would also constitute a breach of a representation or warranty of TPI in Article III hereof (other than Section 3.19), TPI's sole obligation with respect to such liability, if any, shall be determined pursuant to Section 7.3(a)(i) hereof and not this Section 7.3(a)(iv), and provided further that TPI shall not have any liability with respect to a matter that is the subject of a representation and warranty hereunder but which was not required to be disclosed hereunder or in the Disclosure Memorandum due to the specific thresholds or exclusions included in such representation and warranty; and

                             (v) any liabilities arising with respect to the
                  matters described in Section 6.2(k)(ii).

Newco and PCA acknowledge that Section 5.12(c), Section 5.18, and this Article VII constitute Newco's and PCA's sole remedy with respect to any of the covered by this Article VII, other than with respect to claims based on fraud, including any Losses or liability under any Environmental Law or with respect to any Hazardous Substances and expressly waives any other rights or causes of action, including under any Environmental Law or with respect to any claim involving the presence of or exposure to any Hazardous Substances.

                  (b) TPI shall not be liable to the PCA Indemnified Parties for any Losses with respect to the matters contained in Section 7.3(a)(i) except to the extent (and then only to the extent) the Losses therefrom exceed an aggregate amount equal to the Deductible, and then only for all such Losses in excess thereof up to an aggregate amount equal to the Cap; provided that Losses from breaches of the representations and warranties in Sections 3.1-3.5, 3.8, 3.16(a)-(c) and 3.17 shall not be subject to the Cap or the Deductible. TPI shall not be liable to the PCA Indemnified Parties for any Losses for which and to the extent (and only to the extent) a reserve is specifically provided on the Final Working Capital Statement that was not specifically provided in the Most Recent Statement of Assets or Liabilities, or to the extent of any increase in any such reserve on the Final Working Capital Statement from the amount of such reserve on the Most Recent Statement of Assets and Liabilities. In order to avoid double counting, the portion of any Loss incurred or sustained by Newco and PCA, respectively, will be determined after giving effect to indemnification payments (if any) made in respect of such Loss to the other Person. In the event of a breach of the representation contained in Section 3.8(h), the amount of any Loss shall be determined in the same manner in which Tax Benefits are determined under Section 7.6.

                  7.4 INDEMNIFICATION PROCEDURES.

                  (a) Any Indemnified Person making a claim for indemnification pursuant to Section 7.2 or 7.3 above must give the party from whom indemnification is sought (an "Indemnifying Party") written notice of such claim describing such claim with reasonable particularity and the nature and amount of such Loss to the extent that the nature and amount of such Loss is known at such time) (an "Indemnification Claim Notice") promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a "Proceeding") against or involving the Indemnified Party by a Governmental Authority or other third party or otherwise discovers the liability, obligations or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section
7.2 or 7.3, as applicable, except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

                  (b) The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Indemnification Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand.

                  (c) If (i) the Indemnifying Party agrees in writing to be, responsible for the full amount of such Loss, and (ii) the claim for indemnification does not relate to a matter (A) that, if determined adversely, could reasonably be expected to expose the Indemnified Party to criminal prosecution or penalties, (B) that, if determined adversely, could reasonably be expected to result in the imposition of a consent order, injunction or decree which would restrict the activity or conduct of the Indemnified Party or any Affiliate thereof, or (C) for which the Indemnified Party shall have reasonably concluded, in good faith, after consultation with the Indemnifying Party, that such representation is likely to result in a conflict of interest or materially jeopardize the viability of such defense, then the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. The Indemnifying Party in no event shall have any right to control (as opposed to participate in pursuant to Section 7.4(d) hereof) the defense of any claim and shall pay the expenses of the Indemnified Party's defense of such claim if:

                             (x) the Indemnifying Party does not agree in writing to be responsible for the full amount of any claim;

                             (y) the claim for indemnification Relates to a matter (A) that, if determined adversely, could reasonably be expected to expose the Indemnified Party to criminal prosecution or penalties,
         (B) that, if determined adversely, could reasonably be expected to result in the imposition of a consent order, injunction or decree which would restrict the activity or conduct of the Indemnified Party or any Affiliate thereof, (C) for which the Indemnified party shall have reasonably concluded, in good faith, after consultation with the Indemnifying Party, that such representations is likely to result in a conflict of interest or materially jeopardize the viability of such defense; or

                             (z) a court determines that the Indemnified Party is not vigorously defending the claim.

                  (d) If the claim relates to a matter for which both the Indemnifying Party and any Indemnified Party could be liable or responsible hereunder, such as a Loss for which both parties could be partially liable due to the Cap and Deductible, the Indemnifying Party and the Indemnified Parties shall cooperate in good faith in the defense of such action. No party shall settle any claim without the prior consent of the other party (which consent shall not be unreasonably withheld); provided, however, that an Indemnified Party shall not be required to consent to any settlement if the proposed settlement (i) does not provide for a full release of all claims against such Indemnified Party, (ii) is on a basis which would result in the imposition of a consent order, injunction or decree or any other restriction on the activity or conduct of such Indemnified Party, or (iii) is on a basis which could, in such Indemnified Party's judgment, expose such Indemnified Party to criminal liability or required an admission of wrongdoing by such Indemnified Party; provided further that, the foregoing notwithstanding, an Indemnified Party may settle or compromise any claim without the prior consent of the Indemnifying Party if under Section 7.3(c) the Indemnifying Party had no right to control the defense of such claim. If an Indemnified Party does not consent to a definitive settlement proposed by the Indemnifying Party (with respect to which a settlement agreement has been agreed to by all parties other than the Indemnified Party) which settlement satisfies the foregoing clauses (i) through
(iii) or if the Indemnifying Party does not consent to a settlement proposed by an Indemnified Party, then the party declining such settlement shall thereafter have full control of the defense of such claim, and the maximum liability of the party that proposed such settlement shall be determined as though such matter had settled on the terms so proposed, and, if applicable, the amount of the proposed settlement, together with all legal costs and expenses incurred in connection with such matter through and including the proposed settlement date, shall be deemed the amount of the Loss of the Indemnified Party for purposes of determining whether the Cap and Deductible have been met. If both parties agree to the settlement, the relative liabilities of the parties for such Losses shall be determined as provided in the other provisions of this Article VII.

                  (e) All costs and expenses incurred by the Indemnifying Party in defending claim or demand under Section 7.4(c), and all costs and expenses incurred by the Indemnified Party in defending claim or demand which the Indemnifying Party has elected not to defend (including by virtue of its failure to give timely notice to the Indemnified Party) or is not permitted to defend under Section 7.4(c) shall be a liability of, and shall be paid by, the Indemnifying Party.

                  (f) To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnifying Party and Indemnified Parties shall use their best efforts in the defense of all such claims.

                  7.5 ACKNOWLEDGMENT REGARDING ENVIRONMENTAL LIABILITIES. PCA and TPI acknowledge the allocation of relative responsibility for liabilities under Environmental Laws under this Agreement is a material term of this Agreement, and that (i) they have taken such matters into consideration in determining the financial and other terms of this transaction, and (ii) they understand that Newco is accepting all risks resulting or arising in any way from any known or unknown liabilities in connection with such matters (other than the Retained Environmental Liabilities or liabilities as to which indemnification is provided under Section 7.3(a)) and TPI is retaining all risks relating the Retained Environmental Liabilities and indemnifying Newco for certain Losses relating to environmental matters under Section 7.3(a), and (iii) they acknowledge that neither shall have any claim of any nature against the other or the other's Affiliates in connection with any matters relating to known or unknown soil or groundwater contamination or any other claims under any Environmental Laws, other than as set forth herein.

                  7.6 COMPUTATION OF LOSSES SUBJECT TO INDEMNIFICATION. The amount of any Loss for which indemnification is provided under this Article VII shall be computed net of any insurance proceeds actually received by the Indemnified Party in connection with such Loss. Indemnification for any Loss shall be determined and paid without reduction for any Tax Benefits not yet realized by the Indemnified Party. The Indemnified Party will pay to the Indemnifying Party the amount of any Tax Benefits attributable to the Loss actually realized by the Indemnified Party promptly after such Tax Benefits are realized; provided, however, that in the event such Tax Benefits are realized prior to the indemnification payment hereunder, such indemnification payment shall be reduced by Tax Benefits previously realized in lieu of a separate payment to the Indemnifying Party. The amount of any Tax Benefit shall be determined (i) by comparing the liability of the Indemnified Party for Taxes, determined without the Loss, to the liability of the Indemnified Party for Taxes, taking into account the Loss and (ii) by treating any items attributable to the Loss as the last items claimed by the Indemnified Party in any given Tax Period. The amount of any Loss for which indemnification is provided under this
Article VII shall exclude consequential and punitive damages and lost profits by an Indemnified Party, provided that any consequential or punitive damages or lost profits of a third party for which an Indemnified Party is liable shall be included in computing such Indemnified Party's Loss.

                  7.7 CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. All amounts paid by PCA, Newco, or TPI, as the case may be, under Article II, Article V, this Article VII, or Article VIII shall be treated as adjustments to the amount contributed to Newco by PCA or TPI, pursuant to Section 2.4(a) or (b) hereof, as appropriate for all Tax purposes.


                                  ARTICLE VIII

                                  TAX COVENANTS

                  8.1 LIABILITY FOR TAXES.

                  (a) TPI shall be liable for, and shall indemnify, defend and hold Newco harmless from and against, any and all Taxes imposed on or with respect to the Contributed Subsidiaries, or their respective assets, operations or activities for any Pre-Closing Period, except to the extent that any such Taxes are a Current Liability and are reflected on the Final Working Capital Statement.

                  (b) Newco shall be liable for, and shall indemnify, defend and hold TPI harmless from and against, any and all Taxes imposed on or with respect to the Contributed Subsidiaries or their respective operations, ownership, assets or activities for any Post-Closing Period.

                  (c) Tax items shall be apportioned between Pre-Closing Periods and Post-Closing Periods based on a closing of the books and records of the relevant entity or entities as of the Closing Date (provided that (i) depreciation, amortization and depletion for any Straddle Period shall be apportioned on a daily pro rata basis and (ii) any Taxes imposed on a periodic basis (including real property Taxes, but not including Taxes based on income and receipts) for any Straddle Period shall be apportioned on a daily pro rata basis). Notwithstanding anything to the contrary in the preceding sentence, the parties agree that for U.S. federal income Tax purposes, Tax items for any Straddle Period shall be apportioned between Pre-Closing Periods and Post-Closing Periods in accordance with U.S. Treasury Regulation Section 1.1502-76(b), which regulation shall be reasonably interpreted by the parties in a manner intended to achieve the method of apportionment described in the preceding sentence. Neither TPI nor PCA will exercise any option or election (including any election to ratably allocate a Tax year's items under Treasury Regulation Section 1.1502-76(b)(2)(ii)) to allocate Tax items in a manner inconsistent with this section.

                  8.2        PREPARATION OF TAX RETURNS.

                  (a) TPI shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due, any Tax Return that is required to include the operations, ownership, assets or activities of TPI, with respect to the Contributed Assets, or of any Contributed Subsidiary for Tax Periods ending on or before the Closing Date. TPI shall provide Newco with copies of any such Tax Returns (to the extent that they relate to the Contributed Assets or the Containerboard Business and reasonably may have a material effect on Newco's and its Affiliates' liability for Taxes) at least 30 days prior to the due date (as extended) for filing such Tax Returns. In the event that Newco reasonably determines that any such Tax Return should be modified, Newco shall notify TPI of Newco's proposed modifications no later than 15 days from the date of receipt of such Tax Return. To the extent that TPI disagrees with such modifications, Newco and TPI shall endeavor to agree on the positions to be taken on such return. To the extent that they are unable to do so, a "Big-Five" accounting firm (other than the regular auditor of TPI or Newco) shall be retained to determine the position to be taken, with the fees and expenses of such accounting firm to be borne equally by TPI and Newco. Any such Tax Return which TPI is required to prepare under the terms hereof shall (to the extent such Tax Return relates to the Contributed Assets or the Containerboard Business and reasonably may have a material effect on Newco's or its Affiliates' Tax liability) be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Tax Law), and to the extent any item is not covered by such past practices (or such past practices are no longer permissible under the Applicable Tax Law), in accordance with reasonable Tax accounting practices selected by TPI. Newco shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due, all Tax Returns that are required to include the operations, ownership, assets or activities Related to the Containerboard Business or of any Contributed Subsidiary for any Tax Period ending after the Closing Date (including, solely with respect to the Contributed Subsidiaries, Straddle Period Returns). Newco shall provide TPI with copies of any Straddle Period Tax Returns required to be filed by Newco hereunder at least 30 days prior to the due date (as extended) for filing such Tax Returns. In the event TPI reasonably determines that any Straddle Period Tax Return should be modified, TPI shall notify Newco of TPI's proposed modifications no later than fifteen days from the date of receipt of such Tax Return. To the extent that Newco disagrees with such modifications, Newco and TPI shall endeavor to agree on the positions to be taken on such return. To the extent that they are unable to do so, a "Big Five" accounting firm (other than the regular auditor of TPI or Newco) shall be retained to determine the position to be taken, with the fees and expenses of such accounting firm to be borne equally by TPI and Newco. Any Straddle Period Tax Return which Newco is required to prepare under the terms hereof shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Tax Law), and to the extent any item is not covered by such past practices (or such past practices are no longer permissible under the Applicable Tax Law), in accordance with reasonable Tax accounting practices selected by Newco.

                  (b) TPI shall prepare and provide to Newco such Tax information as is reasonably requested by Newco with respect to the operations, ownership, assets or activities of TPI, with respect to the Contributed Assets, or of any Contributed Subsidiary for Straddle

Periods to the extent such information is relevant to any Tax Return which Newco has the right and obligation hereunder to file.

                  (c) The party not preparing a Tax Return shall pay the party preparing such Tax Return an amount equal to the non-preparing party's share of the Taxes shown on such Tax Return, if any, determined in accordance with the principles of Articles VII and VIII, not later than 2 business days before the filing of such Tax Return.

                  8.3 AMENDED TAX RETURNS.

                  (a) Any amended Tax Return or claim for Tax refund for any Contributed Subsidiary for any Pre-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by TPI who shall not be obligated to make (or cause to be made) such filing. TPI shall not, without the prior written consent of Newco (which consent shall not be unreasonably withheld or delayed), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax liability of Newco or any Affiliate of Newco for any Post-Closing Period. At Newco's request, TPI shall file an amended Tax Return with respect to Taxes accrued on the Final Working Capital Statement, except to the extent TPI reasonably objects.

                  (b) Any amended Tax Return or claim for Tax refund for any Straddle Period shall be filed by the party responsible for filing the original Tax Return hereunder if either Newco or TPI so requests, except that such filing shall not be done without the consent (which shall not be unreasonably withheld or delayed) of Newco (if the request is made by TPI) or of TPI (if the request is made by Newco).

                  (c) Any amended Tax Return or claim for Tax refund for any Post-Closing Period other than a Straddle Period shall be filed, or caused to be filed, only by Newco, who shall not be obligated to make (or cause to be made) such filing. Newco shall not, without the prior written consent of TPI (which consent shall not be unreasonably withheld or delayed) file, or cause to be filed, any such filing to the extent that such filing, if accepted, reasonably might change the Tax liability of TPI or any Affiliates of TPI for any Pre-Closing Period.

                  8.4 CARRYBACKS AND CARRYFORWARDS.

                  (a) To the extent permitted by Applicable Tax Law, unless TPI, in its sole and absolute discretion, consents, Newco shall not and shall not permit any Contributed Subsidiary to carry back any losses or credits accruing after the Closing Date to any Tax Return of TPI, a Contributed Subsidiary, or any Affiliate of either TPI or a Contributed Subsidiary for any Pre-Closing Period. To the extent permitted by Applicable Tax Law, Newco shall and shall cause each Contributed Subsidiary to make any elections and take all such actions necessary to avoid any such carry back. To the extent that, under Applicable Tax Law, a Contributed Subsidiary is required to carry back any losses or credits accruing after the Closing Date to any Tax Return of TPI or its Affiliates, TPI shall pay to Newco the amount of any Tax Benefit actually realized by TPI and its Affiliates as a result of such carryback promptly after such Tax

Benefits are realized. The amount of any Tax Benefit shall be determined (i) by comparing the liability of TPI and its Affiliates for Taxes, determined without the carryback, to the liability of TPI and its Affiliates for Taxes, taking into account the carryback and (ii) by treating the carryback as the last item claimed by TPI and its Affiliates in any given Tax Period.

                  (b) TPI shall not be liable hereunder for any decrease to any net operating loss carry forward or any other Tax attributes available to a Contributed Subsidiary resulting from adjustments to any item of income, deduction, credit, or exclusion on Tax Returns for which TPI is responsible.

                  8.5 ADDITIONAL TAX MATTERS.

                  (a) As of the Closing Date, TPI shall cause all Tax allocation, Tax sharing, Tax reimbursement and similar arrangements or agreements between TPI and its Affiliates, on the one hand, and any of the Contributed Subsidiaries, on the other, to be extinguished and terminated with respect to such Contributed Subsidiaries and any rights or obligations existing under any such agreement or arrangement to be no longer enforceable.

                  (b) After the Closing Date, Newco will cause appropriate employees of the Contributed Subsidiaries to prepare usual and customary Tax Return packages with respect to the Tax Period beginning January 1, 1999 and ending as of the Closing Date. Newco will use its commercially reasonable efforts to cause such Tax Return packages to be delivered to TPI on or before March 1, 2000, but in any event not later that May 1, 2000.

                  (c) TPI and Newco agree that Newco has acquired substantially all of the property used in the Containerboard Business and that in connection therewith Newco will employ individuals who immediately before the Closing Date were employed in such trade or business by TPI. Accordingly, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, provided that TPI makes available to Newco all necessary payroll records for the calendar year that includes the Closing Date, Newco will furnish a Form W-2 to each employee employed by Newco who had been employed by TPI, disclosing all wages and other compensation paid for such calendar year, and Taxes withheld therefrom, and TPI will be relieved of the responsibility to do so.

                  (d) If Newco or any Contributed Subsidiary receives a Tax refund with respect to Taxes of any Contributed Subsidiary attributable to a Pre-Closing Period (other than a Tax refund accrued on the Final Working Capital Statement or a refund of Taxes accrued on the Final Working Capital Statement ) Newco shall pay, within the thirty (30) days following the receipt of such Tax refund, the amount of such Tax refund, net of any Taxes imposed thereon, to TPI. If TPI receives a Tax refund with respect to Taxes of any Contributed Subsidiary attributable to any Post-Closing Period or any Taxes accrued on the Final Working Capital Statement, TPI will pay, within thirty (30) days following the receipt of such Tax refund, the amount of such Tax refund, net of any Taxes imposed thereon, to Newco. In the case of any Tax refund with respect to Taxes of a Contributed Subsidiary attributable to a Straddle Period, the Tax refund shall be apportioned between Pre-Closing Periods and Post-Closing Periods in accordance with the principles of Section 8.1(c) hereof; provided that to the extent any Tax refund for a Straddle Period was accrued on the Final Working Capital Statement, such refund shall be for the account of Newco. The reduction of any Tax refund amount under this Section 8.5(d) by the amount of Taxes imposed on the payor's receipt of such refund, shall be determined in the same manner in which Tax Benefits are determined and paid under Section 7.6.

                  (e) To the extent requested by TPI, Newco agrees that it will timely file all required applications and notices with the appropriate authorities to the extent necessary, under the applicable forest Tax laws, to maintain the current property tax classification of TPI's timberland properties being contributed to Newco under the terms hereof, except to the extent that any such filing would adversely affect Newco.

                  8.6 TAX CONTROVERSIES; COOPERATION.

                  (a) TPI shall control any audit, dispute, administrative, judicial or other proceeding related to Tax Returns filed for Pre-Closing Periods, and Newco shall control any audit, dispute, administrative, judicial or other proceeding related to Tax Returns filed for Post-Closing Periods and Straddle Periods of any Contributed Subsidiary. Subject to the preceding sentence, in the event an adverse determination may result in each party having responsibility for any amount of Taxes, each party shall be entitled to fully participate in that portion of the proceedings relating to the Taxes with respect to which it may incur liability hereunder. For purposes of this Section 8.6(a), the term "participation" shall include (i) participation in conferences, meetings or proceedings with any Tax Authority, the subject matter of which includes an item for which such party may have liability hereunder, (ii) participation in appearances before any court or tribunal, the subject matter of which includes an item for which a party may have liability hereunder, and (iii) with respect to the matters described in the preceding clauses (i) and (ii), participation in the submission and determination of the content of the documentation, protests, memorandum of fact and law, briefs, and the conduct of oral arguments and presentations.

                  (b) Newco and TPI shall not agree to settle any Tax liability or compromise any claim with respect to Taxes, which settlement or compromise may affect the liability for Taxes (or right to a Tax Benefit) hereunder of the other party, without such other party's consent (which consent shall not be unreasonably withheld or delayed).

                  (c) Newco and TPI shall bear their own expenses incurred in connection with audits and other administrative judicial proceedings relating to Taxes for which such party and its Affiliates are liable.

                  (d) TPI on the one hand, and Newco and the Contributed Subsidiaries, on the other, shall cooperate (and cause their Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Contributed Assets and the Contributed Subsidiaries, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each party making all information and documents in its possession relating to the Contributed Subsidiaries available to the other party. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until one year after the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extension thereof) of the Tax Period to which such Tax Returns and other documents and information relate. Each of the parties shall also make available to the other party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

                                   ARTICLE IX

                                   TERMINATION

                  9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by agreement of PCA and TPI;

                  (b) by either PCA or TPI by giving written notice of such termination to the other party if the Closing shall not have occurred on or prior to June 30, 1999, provided that the terminating party is not in material breach of its obligations under this Agreement;

                  (c) by either PCA or TPI if there shall be in effect any law or regulation that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                  (d) by TPI if, as a result of action or inaction by PCA, the Closing shall not have occurred on or prior to the date that is 10 Business Days following the date on which the Closing is required to occur pursuant to Section 2.4;

                  (e) by PCA if, as a result of action or inaction by TPI, the Closing shall not have occurred on or prior to the date that is 10 Business Days following the date on which the Closing is required to occur pursuant to Section 2.4; or

                  (f) by either party, prior to Closing, following a material breach of this Agreement by the other party hereto, upon 10 Business Days' written notice to the breaching party, unless such breach is cured within such 10 Business Day period; provided that the terminating party is not in material breach of its obligations under this Agreement.

                  9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this
Section 9.2 and in Sections 10.1, 10.7, 10.8 and 10.11, and except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination. Upon such termination, PCA shall (i) return immediately all of the originals or copies of the Books and Records to TPI, (ii) return (or, at TPI's option, destroy) all other copies of any Evaluation Material (as defined in the Confidentiality Agreement) in its possession or in the possession of its Affiliates, directors, officers, employees, agents and attorneys, and (iii) hold, and cause each of said parties to hold, all of such materials and the information contained in the Books and Records or Evaluation Material in confidence subject to the terms of the Confidentiality Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 NOTICES. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile transmission; provided that the facsimile transmission is promptly confirmed by telephone confirmation thereof, to the Person at the address or facsimile number set forth below, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by such Person:

                      To PCA:              PCA HOLDINGS LLC
                                           c/o Madison Dearborn Partners, Inc.
                                           Three First National Plaza
                                           Suite 3800
                                           Chicago, IL 60602
                                           Telephone: (312) 895-1000
                                           Fax:  (312) 895-1056
                                           Attn: Samuel M. Mencoff
                                                 Justin S. Huscher

                      With a copy to:      KIRKLAND & ELLIS
                                           200 East Randolph Drive
                                           Chicago, IL 60601
                                           Telephone: (312) 861-2000
                                           Fax:  (312) 861-2200
                                           Attn: William S. Kirsch, P.C.

                             To TPI:                 TENNECO PACKAGING INC.
                                                     1900 West Field Court
                                                     Lake Forest, Illinois 60045
                                                     Telephone:  (847) 482-2447
                                                     Fax:  (847) 482-4589
                                                     Attn: President

                             With a copy to:         TENNECO PACKAGING INC.
                                                     1900 West Field Court
                                                     Lake Forest, Illinois 60045
                                                     Telephone:  (847) 482-2430
                                                     Fax:  (847) 482-4589
                                                     Attn:  General Counsel

                  10.2 AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by PCA and TPI, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  10.3 ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto (not to be unreasonably withheld), except that (i) a party may collaterally assign its rights and obligations under this Agreement to a lender as security for a loan to Newco or its Subsidiaries, (ii) following Closing, PCA and TPI may assign their rights, but not their obligations, to any Person to whom PCA or TPI may transfer their shares in Newco, and (iii) Newco may assign its rights under this Agreement in connection with any sale of all or any portion of timberland (and tree farms associated with the Mills) including any assets or operations related to or located thereon, to the extent such assigned rights relate to the assets so sold.

                  10.4 ENTIRE AGREEMENT. This Agreement (including the Preliminary Statements, all Schedules and Exhibits hereto and the Ancillary Agreements) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the obligations of the parties under the Confidentiality Agreement and the obligations of Madison Dearborn Partners, Inc., set forth in that certain letter dated January 25, 1999, to Goldman, Sachs & Co., which obligations will remain in full force and effect.

                  10.5 FULFILLMENT OF OBLIGATIONS. Any obligation of any party to any other party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

                  10.6 PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than PCA, TPI, Newco or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                  10.7 PUBLIC DISCLOSURE. Notwithstanding anything herein to the contrary, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of one of the parties (or its Affiliate) is listed, no press release or similar public announcement or communication shall, prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto.

                  10.8 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. Notwithstanding the foregoing, (a) all expenses of PCA shall be paid by Newco, (b) all legal and accounting fees and expenses of TPI incurred in connection with negotiating the terms of this Agreement and the Ancillary Agreements and otherwise in connection with the transactions contemplated under this Agreement and the Ancillary Agreements (not to exceed $2,000,000) shall be paid by Newco, (c) the 1.5% Commitment Fee with respect to the Bridge Loan pursuant to the Commitment Letters, if such commitment is obtained by Newco pursuant to the direction of TPI, shall be paid by TPI as set forth in Section 5.3(b) hereof, and (d) the MDP Transaction Fee shall be paid by Newco, provided that the aggregate amount of bank fees and expenses (excluding any Commitment Fee with respect to the Bridge Loan) paid by Newco plus the MDP Transaction Fee shall not exceed $90 million.

                  10.9 SCHEDULES. The disclosure of any matter in any Schedule shall not be deemed to constitute an admission by PCA or TPI or to otherwise imply that any such matter is material for the purposes of this Agreement.

                  10.10 BULK TRANSFER LAWS. PCA and Newco acknowledge that TPI has not taken, and does not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws; provided that TPI shall indemnify PCA for any Losses arising from such non-compliance.

                  10.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Northern District of Illinois or any state court located in Cook County, Illinois (the "Chosen Courts") and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with
Section 10.1 of this Agreement.

                  10.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

                  10.13 HEADINGS. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  10.14 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                                  *  *  *  *  *

                  IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

                                                    TENNECO PACKAGING INC.


                                                     By: /s/ T.R. Tetzlaff
                                                        ------------------------
                                                     Name:  Theodore R. Tetzlaff
                                                     Title: General Counsel


                                                     PCA HOLDINGS LLC


                                                     By: /s/ Samuel M. Mencoff
                                                        ------------------------
                                                     Name:  Samuel M. Mencoff
                                                     Title: Managing Director



                                                     PACKAGING CORPORATION OF
                                                     AMERICA

                                                     By: /s/ Samuel M. Mencoff
                                                        ------------------------
                                                     Name:  Samuel M. Mencoff
                                                     Title: Vice President

                             SCHEDULES AND EXHIBITS


SCHEDULES
---------
Schedule PS-1                       -       Existing Financing Arrangements
Schedule PS-2                       -       Term Sheet for Management Stock Purchases
Schedule 1.1(ff)                    -       Contributed Subsidiaries
Schedule 1.1(hhh)                   -       TPI Employees with "Knowledge"
Schedule 1.1(mmm)                   -       Exceptions to Material Adverse Change or Effect
Schedule 1.1(vvv)                   -       Owned Real Property
Schedule 1.1(gggg)                  -       Real Estate Leases
Schedule 1.1(pppp)                  -       Retained Real Property
Schedule 1.1(llll)(iii)             -       Retained Notes Receivable
Schedule 1.1(nnnn)(iii)             -       Retained Litigation
Schedule 1.1(vvvv)                  -       Supply Agreement Pricing Terms
Schedule 1.1(ggggg)                 -       Services and Pricing under Transition Services
                                            Agreement and Facility Use Agreement
Schedule 2.5                        -       Target Capital Expenditure
Schedule 3.1                        -       TPI Qualifications
Schedule 3.3                        -       TPI Consent and Approvals
Schedule 3.6                        -       Certain Matters Related to Financial Statements
Schedule 3.6                        -       Financing Statements
Schedule 3.6(e)                     -       Changes Since 12/31/97
Schedule 3.7                        -       Litigation and Claims
Schedule 3.8                        -       Taxes
Schedule 3.9                        -       Employee Benefits
Schedule 3.10                       -       Compliance with Laws
Schedule 3.11                       -       Environmental Matters
Schedule 3.12                       -       Intellectual Property
Schedule 3.12(e)                    -       Year 2000 language from most recent 10-Q
Schedule 3.13                       -       Labor Matters
Schedule 3.14                       -       Contracts
Schedule 3.16(a)                    -       Exceptions to Entire Business
Schedule 3.16(b)                    -       Encumbrances
Schedule 3.16(c)                    -       Capital Structure of Contributed Subsidiaries
Schedule 3.18                       -       Insurance
Schedule 4.7(b)                     -       PCA New Financing Arrangement Commitment Letters
Schedule 5.2                        -       Conduct of Business
Schedule 5.3                        -       Terms of PIK Preferred
Schedule 6.2(c)                     -       Adjusted EBITDA

EXHIBITS
--------

Exhibit 1.1(aaa)                    -       Human Resources Agreement
Exhibit 2.1A.                       -       Newco Certificate of Incorporation
Exhibit 2.1B                        -       Stockholders Agreement
Exhibit 2.1C                        -       Registration Rights Agreement

================================================================================

                             STOCKHOLDERS AGREEMENT

                                  BY AND AMONG

                             TENNECO PACKAGING INC.,

                                PCA HOLDINGS LLC

                                       AND

                        PACKAGING CORPORATION OF AMERICA

                          [CLOSING DATE TO BE INSERTED]



================================================================================

                             STOCKHOLDERS AGREEMENT

                  THIS STOCKHOLDERS AGREEMENT (this "AGREEMENT") is made and entered into as of the ____ day of __________, 1999, by and among TENNECO PACKAGING INC., a Delaware corporation ("TPI"), PCA HOLDINGS LLC, a Delaware limited liability company ("PCA"), and PACKAGING CORPORATION OF AMERICA, a Delaware corporation ("NEWCO").

                                    RECITALS

                  WHEREAS, TPI, PCA and Newco are parties to that certain Contribution Agreement, dated as of January __, 1999 (the "CONTRIBUTION AGREEMENT");

                  WHEREAS, pursuant to and subject to the terms and conditions of the Contribution Agreement, each of TPI and PCA will contribute certain assets to Newco or a Subsidiary of Newco in exchange for shares of the common stock, $.01 par value per share (the "COMMON STOCK"), of Newco;

                  WHEREAS, PCA recognizes that TPI has substantial experience and expertise in the ownership, management and operation of the Containerboard Business (as such term and each other capitalized term used but not otherwise defined herein is defined in the Contribution Agreement);

                  WHEREAS, TPI, PCA and Newco desire to enter into this Agreement to set forth certain arrangements with respect to the ownership, operation and management of Newco and its Subsidiaries; and

                  WHEREAS, the execution and delivery of this Agreement is a condition to each of TPI's and PCA's respective obligation to effect the Closing.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE I
                              DEFINITIONS AND TERMS

                  1.1 CERTAIN DEFINITIONS. As used herein, the following terms shall have the meanings set forth or as referenced below:

                  "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, "control" means (i) the ownership or control of 50% or more of the equity interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

                  "AGREEMENT" shall mean this Agreement, including the exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                  "BOARD" shall mean the Board of Directors of Newco.

                  "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois are authorized or obligated by Law or executive order to close.

                  "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                  "COMMON STOCK" shall have the meaning set forth in the Recitals hereto.

                  "CONTRIBUTION AGREEMENT" shall have the meaning set forth in the Recitals hereto.

                  "CPA FIRM" shall mean the independent public auditor selected pursuant to SECTION 4.3, or any subsequent independent public auditor of the books and records of Newco appointed by the Board in accordance with the terms of this Agreement.

                  "DEMAND REGISTRATION" shall have the meaning set forth in the Registration Rights Agreement.

                  "DGCL" shall mean the General Corporation Law of the State of Delaware.

                  "ENCUMBRANCES" shall mean liens, charges, encumbrances, mortgages, pledges, security interests, options or any other restrictions or third-party rights.

                  "EXEMPT SALE" shall mean: (i) any Transfer of Shares to an Affiliate of the selling party; (ii) any distribution of securities by a Person to its direct or indirect equity owners; (iii) an assignment or pledge of Shares in connection with the incurrence, maintenance or renewal of indebtedness of Newco or its Subsidiaries; (iv) any Transfer of Shares pursuant to a Public Sale; and (v) any Transfer of Shares to directors, officers, or employees of Newco or its Subsidiaries.

                  "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

                  "INDEPENDENT THIRD PARTY" means any Person who, immediately prior to the contemplated transaction, is not the owner of in excess of 5% of any class or series of Newco's common equity on a fully-diluted basis (a "5% OWNER") and who is not an Affiliate of any such 5% Owner.

                  "LAW" shall mean any federal, state, foreign or local law, constitutional provision, code, statute, ordinance, rule, regulation, order, judgment or decree of any governmental authority.

                  "MANAGEMENT BUY-IN" shall mean the purchase of Management Stock as contemplated by the Contribution Agreement.

                  "NEWCO" shall mean Packaging Corporation of America, a Delaware Corporation.

                  "NEW SECURITIES" shall mean any shares of capital stock or other equity securities (or debt securities convertible into such equity securities) of Newco, whether now authorized or not, and rights, options or warrants to purchase said shares of capital stock and securities of any type whatsoever that are, or may become, convertible into shares of Newco capital stock or other Newco equity securities; provided, however, that the term "New Securities" shall not include: (i) securities issued in connection with any stock split, stock dividend, reclassification or recapitalization of Newco; (ii) shares of Common Stock issued to employees, consultants, officers or directors of Newco or its Subsidiaries pursuant to: (A) the exercise of any stock option, stock purchase or stock bonus plan, agreement or arrangement for the primary purpose of soliciting or retaining the services of such Persons and which is hereafter approved by the Board; or (B) the exercise of any stock option issued pursuant to the Share Performance Plan; (iii) securities issued in a Public Offering; (iv) securities issued in connection with the acquisition of any business, assets or securities of another Person in compliance with SECTION 3.6 hereof; and (v) securities issued to any lender of Newco or one of its Subsidiaries in compliance with SECTION 3.6 hereof.

                  "PCA" shall mean PCA Holdings LLC, a Delaware limited liability company.

                  "PCA HOLDERS" shall collectively refer to PCA together with any other Stockholders who directly or indirectly acquire any Shares from: (i) PCA; or (ii) TPI pursuant to an Initial Period Pro-Rata Tag-Along as provided in SUBSECTION 6.3(b)(ii) below.

                  "PERMITTED ENCUMBRANCES" shall mean liens for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings.

                  "PERSON" shall mean an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization.

                  "PRO RATA PORTION" shall mean, with respect to each Stockholder, that number of shares of New Securities as is equal to the product of (i) the total number of New Securities proposed to be issued or otherwise transferred multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including any common equity issued or issuable in respect of such Common Stock) held by such Stockholder immediately prior to such issuance or transfer, and the denominator of which is the total number of shares of Common Stock (including any such common equity issued or issuable in respect of such Common Stock) which are held by all Stockholders.

                  "PUBLIC OFFERING" shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act (or any comparable form under any similar statute then in force), covering the offer and sale of Common Stock.

                  "PUBLIC SALE" means: (i) any sale of Common Stock pursuant to a Public Offering; or (ii) any Spin-Off.

                  "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in the Contribution Agreement.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, as shall be in effect at the time.

                  "SERIES A PREFERRED STOCK" shall mean the one hundred (100) authorized, issued and outstanding shares of Series A Preferred Stock entitled to elect the CEO Director, with TPI holding 45 shares and PCA holding 55 shares, respectively, of such Series A Preferred Stock.

                  "SHARE PERFORMANCE PLAN" shall mean the equity incentive plan for directors, officers and employees of Newco and its Subsidiaries.

                  "SHARE PERFORMANCE PLAN AMOUNT" means the number of shares of Common Stock equal to (i) 9.8% of the fully diluted Common Stock of Newco at Closing, less (ii) the aggregate percentage of Common Stock sold pursuant to the Management Buy-In.

                  "SHARES" shall mean any Common Stock held by any Stockholder (including any equity securities issued or issuable in respect of such Common Stock pursuant to a stock split, stock dividend, reclassification, combination, merger, consolidation, recapitalization or other reorganization) and any other capital stock of any class or series of Newco held by any Stockholder. As to any particular Shares, such shares shall cease to be Shares for all purposes of this Agreement when they have been sold or transferred pursuant to a Public Sale, and the transferee of any Shares pursuant to a Public Sale shall not be considered a Stockholder for purposes of this Agreement by virtue of the ownership of Shares transferred pursuant to such Public Sale.

                  "SPIN-OFF" shall mean any distribution by TPI or one of its Affiliates of all of its Shares of any class or series to its public stockholders, if any.

                  "STOCKHOLDERS" means TPI, PCA and each Person other than Newco who is or becomes bound by this Agreement; provided, however, that anything contained in this Agreement to the contrary notwithstanding, directors, officers and employees who directly or indirectly acquire Shares from TPI and PCA pursuant to the Management Buy-In shall not be Stockholders for purposes of this Agreement or bound by the terms hereof. Stockholders are sometimes individually referred to herein as a "STOCKHOLDER".

                  "SUBSIDIARY" shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, either directly or through or together with any other Subsidiary of such Person, owns 50% or more of the equity interests.

                  "SUBSIDIARY BOARD" has the meaning set forth in SECTION 3.3.

                  "TPI" shall mean Tenneco Packaging Inc., a Delaware corporation.

                  "TPI HOLDERS" shall collectively refer to: (i) TPI; and (ii) any other Stockholders who directly or indirectly acquire any Shares from TPI except for Stockholders who directly or indirectly acquire Shares from TPI pursuant to an Initial Period Pro-Rata Tag-Along as provided in SUBSECTION 6.3(b)(ii) below.

                  "TPI REGISTRABLE SECURITIES" shall have the meaning set forth in the Registration Rights Agreement.

                  "VOTING STOCK" shall mean securities of Newco of any class or series the holders of which are entitled to vote generally in the election of directors of Newco.

                  1.2 OTHER DEFINITIONAL PROVISIONS.

                  (a) The words "hereof", "herein", and "hereunder", and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The terms "dollars" and "$" shall mean United States dollars.

                  (d) The term "including" shall be deemed to mean "including without limitation."

                  (e) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution Agreement.

                                   ARTICLE II
                        BUSINESS AND OPERATIONS OF NEWCO

                  2.1 PURPOSES AND BUSINESS. Except as otherwise approved pursuant to SECTION 3.6(i)(c), the sole and exclusive purpose of Newco and its Subsidiaries shall be to engage in the business of producing and selling containerboard and corrugated packaging products (other than folding carton, molded fiber and honeycomb paperboard-type products), including without limitation, the Containerboard Business (the "BUSINESS SCOPE"). Newco shall not and shall not permit any of its Subsidiaries to (and PCA shall not cause or, to the extent reasonably within PCA's control, permit Newco or any of its Subsidiaries to) engage in any other activity or business except to the extent approved by the Board in accordance with the terms and conditions hereof.

                  2.2 PRINCIPAL EXECUTIVE OFFICES. The principal executive offices of Newco shall be located at 1900 West Field Court, Lake Forest, Illinois or such other location as determined by the Board.

                  2.3 ANNUAL BUSINESS PLAN.

                  (a) PREPARATION. No later than 90 days prior to the expiration of any fiscal year of Newco, the Board shall discuss and approve (in the manner set forth in SECTION 3.6 hereof) an annual business plan and budget for Newco and its Subsidiaries (the "ANNUAL BUSINESS PLAN") for the next succeeding fiscal year, which plan shall address, among other things:

                  (i) The general business direction, policies and programs for Newco and its Subsidiaries during such period;

                  (ii) A budget for Newco and its Subsidiaries for such period, setting forth projected revenues, costs and expenses (including capital expenditures);

                  (iii) The extent to which Newco and/or its Subsidiaries will make any expenditures in connection with business acquisitions; and

                  (iv) Information, plans, budgets, forecasts and projections of the nature included in the annual business plan for 1999 set forth as EXHIBIT 2.3(a), which shall be the initial Annual Business Plan.

The Board is expressly empowered to delegate to the management of Newco the responsibility for the initial preparation of each Annual Business Plan, subject to the final approval of each such plan by the Board as provided herein.

                  (b) EFFECT OF ANNUAL BUSINESS PLAN. The parties agree that the business and operations of Newco and its Subsidiaries will be conducted in accordance with the applicable Annual Business Plan in all material respects and in compliance with SECTION 3.6 hereof.

                                   ARTICLE III
                               BOARD OF DIRECTORS

                  3.1 GENERAL. From and after the Closing, each Stockholder will vote all of its respective Shares and any other Voting Stock over which it possesses direct or indirect voting power and will take all other necessary or desirable actions within its direct or indirect control (whether in its capacity as a stockholder of Newco or otherwise), and Newco will take all necessary and desirable actions within its control, in order to give effect to the provisions of this ARTICLE III. By way of example and without limiting the generality of the foregoing, TPI and PCA shall amend the Certificate of Incorporation or By-laws or both, as applicable, of Newco and each Subsidiary to incorporate and effectuate the provisions in this ARTICLE III and to authorize and designate the Series A Preferred Stock for the purpose of implementing the provisions relating to the CEO Director as provided herein. With respect to the enumeration of the matters in SECTION 3.6 below, such matters shall be set forth in the By-laws (and not the Certificate of Incorporation) except with respect to the establishment of committees of the Board and each Subsidiary Board and the dissolution of Newco, which matters shall be set forth in the Certificate of Incorporation.

                  3.2 POWERS. Subject to the provisions of the DGCL, the Certificate of Incorporation of Newco, the By-laws of Newco and this Agreement, the business and affairs of Newco shall be managed by or under the direction of the Board.

                  3.3 SIZE AND COMPOSITION. The Board shall consist of six individuals as follows: (i) two directors shall be designated in writing by TPI;
(ii) three directors shall be designated in writing by PCA; and (iii) the remaining director shall be the Chief Executive Officer of Newco (the "CEO Director"). The directors in the preceding clause (i) (the "TPI DIRECTORS") and in the preceding clause (ii) (the "THE PCA DIRECTORS") are sometimes collectively referred to as the "TPI/PCA DIRECTORS." TPI and PCA, as the holders of the Series A Preferred Stock and thus entitled to elect the CEO Director, shall: (x) at each election of directors (or filling of a vacancy with respect to the CEO Director), elect the individual then serving as the Chief Executive Officer of Newco as the CEO Director; and (y) remove the CEO Director if the CEO Director ceases to serve as the Chief Executive Officer of the Company. The size and composition of the board of directors or similar governing body of each Subsidiary of Newco (each, a "SUBSIDIARY BOARD") and the manner in which the initial members and any subsequent members (including any subsequent member selected or appointed to fill a vacancy) of any such Subsidiary Board will be the same as that of the Board. Anything to the contrary contained herein notwithstanding, the rights of each of TPI and PCA to designate directors as provided herein shall not be assignable (by operation of law, the transfer of Shares or otherwise) without the prior written consent of the other; provided, however, that each of TPI and PCA shall be entitled to assign its rights to designate directors as provided herein to one of its Affiliates that is (or becomes) a Stockholder without the prior written consent of the other. If directed by PCA, a representative of J.P. Morgan & Co. shall be entitled to attend meetings of (and receive information provided to the directors of) the Board and each Subsidiary Board; provided, however, that such representative shall not be or have any rights of a director of the Board or any Subsidiary Board.

                  3.4 TERM; REMOVAL; VACANCIES. The members of the Board or any Subsidiary Board other than the CEO Director shall hold office at the pleasure of the Stockholder which designated them. Any such Stockholder may at any time, by written notice to the other Stockholder and Newco, remove (with or without cause) any member of the Board or any Subsidiary Board designated by such Stockholder other than the CEO Director. Subject to applicable Law, no member of the Board or any Subsidiary Board may be removed except by written request by the Stockholder that designated the same. In the event a vacancy occurs on the Board (or a Subsidiary Board) for any reason, the vacancy will be filled by the written designation of the Stockholder entitled to designate the director creating the vacancy.

                  3.5 NOTICE; QUORUM. Meetings of the Board and any Subsidiary Board may be called upon three days' prior written notice to all directors stating the purpose or purposes thereof. Such notice shall be effective upon receipt, in the case of personal delivery or facsimile transmission, and five Business Days after deposit with the U.S. Postal Service, postage prepaid, if mailed. The presence in person of three of the five TPI/PCA Directors shall constitute a quorum for the transaction of business at any special, annual or regular meeting of the Board or any Subsidiary Board. Each Stockholder shall use its reasonable efforts to ensure that a quorum is present at any duly convened meeting of the Board or any Subsidiary Board and each of TPI and PCA may designate by written notice to the other an alternate representative to act in the absence of any of its designates at any such meeting. If at any meeting of the Board or any Subsidiary Board a quorum is not present, a majority of the directors present may, without further notice, adjourn the meeting from time to time until a quorum is obtained.

                  3.6 VOTING. Each member of the Board and each Subsidiary Board shall be entitled to cast one vote on each matter considered by such Board and Subsidiary Board, respectively; provided, however, that in the event that a vote would result in a 3-3 tie with respect to a matter, the CEO Director shall not be entitled to vote with respect to such matter (the Board and each Subsidiary Board shall poll its members prior to any vote to effectuate the purposes of this sentence). Except as otherwise expressly provided by this Agreement, the act of a majority of the members of the Board and each Subsidiary Board present at any meeting at which a quorum is present shall constitute an act of the Board or Subsidiary Board, as applicable. Notwithstanding anything to the contrary contained herein: (i) the following matters shall require, in addition to any other vote required by applicable law, the affirmative vote of at least four of the five TPI/PCA Directors; (ii) Newco shall not directly or indirectly take, and shall not permit any of its Subsidiaries to directly or indirectly take, any of the following actions without first obtaining such approval; and (iii) PCA shall not cause or, to the extent reasonably within PCA's control, permit Newco or any of its Subsidiaries to take any of the following actions without first obtaining such approval:

                  (i) (a) the approval of any Annual Business Plan, (b) any material change to an approved Annual Business Plan, and (c) engaging in or the ownership or operation of any activities or business by Newco and/or any of its Subsidiaries which are not within the Business Scope;

                  (ii) subject to applicable Law, any dissolution or liquidation of Newco;

                  (iii) (a) during the 12-month period beginning on the Closing Date, any amendment of the certificate of incorporation, articles of incorporation, by-laws or other governing documents of Newco or any of its Subsidiaries (other than such amendment which may be necessary in connection with other actions (or inactions) which would be permissible under this Agreement but for this clause (a)); and (b) from and after such 12-month period, any amendment of the certificate of incorporation, articles of incorporation, by-laws or other governing documents of Newco or any of its Subsidiaries which would: (1) treat any TPI Holder disproportionately vis-a-vis any PCA Holder; (2) place any restriction or limitation on the ability of any TPI Holder to Transfer all or any portion of its Shares or reduce the consideration received or to be received by such TPI Holder in connection with such Transfer; or (3) cause such governing documents, taken as a whole, to be less favorable to a stockholder than the typical governing documents of a publicly traded company engaged in a business within the Business Scope;

                  (iv) any merger, consolidation, reorganization (except as provided in Section 253 of the DGCL and except for a merger, consolidation or reorganization in which the consideration to be received by TPI is cash, publicly traded securities or a combination thereof, and TPI Holders are not treated disproportionately or differently than PCA Holders) or the issuance of capital stock or other securities of Newco or any of its Subsidiaries (other than the formation of or issuance of securities of a wholly-owned Subsidiary, the issuance of up to the number of shares of Common Stock equal to the Share Performance Plan Amount pursuant to the Share Performance Plan and other than issuances of a number of shares of Common Stock which, on a cumulative basis from and after the Closing, does not exceed 5% of the number of shares of Common Stock outstanding as of the Closing and other than issuances pursuant to the Management Buy-In);

                  (v) the sale, transfer, exchange, license, assignment or other disposition by Newco and/or any of its Subsidiaries of assets having a fair market value exceeding $32.5 million in any transaction or series of related transactions (excluding sales of inventory and other assets in the ordinary course of business and timberlands sales pursuant to
         SECTION 5.2 hereof), except in each case for Permitted Encumbrances;

                  (vi) the acquisition of assets (tangible or intangible) by Newco and/or any of its Subsidiaries (including any capital expenditure not included in the approved Annual Business Plan) for an acquisition price exceeding $32.5 million in value in any transaction or series of related transactions (excluding acquisitions of inventory and other assets in the ordinary course of business);

                  (vii) the acquisition of another Person or an existing business from another Person in any transaction or series of related transactions or the entry into any partnership or formal joint venture or similar arrangement involving an acquisition price or investment exceeding $32.5 million in value;

                  (viii) the refinancing of existing indebtedness, amendment of any existing loan or financing arrangement or incurrence of any new indebtedness by Newco and/or any of its Subsidiaries on terms which either: (a) are, taken as a whole, less favorable to Newco and its Subsidiaries than the terms then reasonably available in the financial markets to similarly situated borrowers; (b) place any restriction or limitation on the ability of any TPI Holder to Transfer all or any portion of its Shares; or (c) include any event of default or other materially adverse consequence to Newco and/or any of its Subsidiaries (including, for example, an increase in the interest rate) as a result of a sale of all or a portion of any Stockholder's Shares;

                  (ix) the making or guarantee by Newco or any of its Subsidiaries of any loan or advance to any Person except: (a) in the ordinary course of business; (b) to a wholly owned Subsidiary; (c) for advances to employees in amounts not to exceed $500,000 to any one individual and $5 million in the aggregate; (d) for loans or advances made in connection with any acquisition of the business, capital stock or assets or any other Person that is otherwise permitted or approved as provided by this SECTION 3.6; and (e) guarantees, loans and advances in connection with the Management Buy-In and Share Performance Plan, not to exceed $15 million in the aggregate;

                  (x) the entry into, or amendment of, contracts or other transactions between Newco and/or any of its Subsidiaries, on the one hand, and a Stockholder or any Affiliate thereof, on the other hand except for: (a) the execution and delivery of the Contribution Agreement, Ancillary Agreements and other documents and agreements to be delivered by

         Newco at Closing pursuant to the Contribution Agreement; and (b) contracts, amendments and transactions which are no less favorable to Newco and its Subsidiaries than could be obtained from TPI or its Affiliates or Independent Third Parties negotiated on an arms-length basis;

                  (xi) the direct or indirect redemption, retirement, purchase or other acquisition of any equity securities of Newco or any of its Subsidiaries (other than securities of its wholly owned Subsidiary) except for pro rata redemptions with respect to the proceeds received from the disposition of the timberlands or any of the assets or operations related thereto or located thereon;

                  (xii) the appointment of the members of any committee of the Board or any Subsidiary Board, unless at least one member of such committee is a director who was designated by TPI;

                  (xiii) (a) the creation of any Subsidiary, unless: (1) all of the equity interests of such Subsidiary are owned by Newco, or by another Subsidiary in which all the equity interests of such other Subsidiary are owned directly or indirectly by Newco; and (2) the by-laws or similar governing documents of each such Subsidiary contain provisions regarding the size, composition, quorum requirements and voting of the board of directors equivalent to those provided for herein with respect to Newco; and (b) the Transfer of any equity interest in a Subsidiary other than to Newco or another Subsidiary in which all the equity interests of such other Subsidiary are owned by Newco.

                  (xiv) removal of the independent public auditors of Newco or a Subsidiary of Newco or appointment of any public auditors which are not one of the Big Five accounting firms; and

                  (xv) delegation of any of the matters covered by any of clauses (i) through (xiv) above to any committee of the Board or committee of any Subsidiary Board.

                  Notwithstanding the foregoing: (i) the approvals required by this SECTION 3.6 with respect to any of the matters in SUBSECTIONS (ii) THROUGH
(xv) above shall not apply to any matter included in an Annual Business Plan which has been approved pursuant to this SECTION 3.6; and (ii) nothing in this
SECTION 3.6 shall restrict the sale of the timberlands or any of the assets or operations related thereto or located thereon.

                  TPI hereby covenants and agrees, as more fully described in this paragraph, that it shall use its reasonable good faith efforts to not cause or, to the extent reasonably within its control, permit any member of the Board or Subsidiary Board designated by TPI to withhold approval of a matter recommended for approval by management of Newco and presented to the Board or Subsidiary Board for consideration which requires the affirmative vote of four of the five TPI/PCA Directors pursuant to this SECTION 3.6. TPI's covenant and agreement in the preceding sentence: (i) shall relate only to matters, the approval of which TPI determines in good faith are in the best interests of TPI and its stockholders and Affiliates; and (ii) is exclusive to TPI and shall not be binding upon any direct or indirect transferee of TPI's Shares.

                  3.7 TELEPHONIC MEETINGS; WRITTEN CONSENTS. Except as may otherwise be provided by applicable Law, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting pursuant to a written consent, in compliance with the DGCL and SECTION
3.6 hereof and such written consent is filed with the minutes of the proceedings of the Board or such committee. Any meeting of the Board or any committee thereof may be held by conference telephone or similar communication equipment, so long as all Board or committee members participating in the meeting can hear one another clearly, and participation in a meeting by use of conference telephone or similar communication equipment shall constitute presence in person at such meeting.

                  3.8 INITIAL DIRECTORS. TPI and PCA shall make their designations pursuant to SECTION 3.3 on or prior to the Closing Date.

                  3.9 RECAPITALIZATION OF NEWCO UNDER CERTAIN CIRCUMSTANCES. For any Public Offering or Spin-Off prior to the time Newco becomes subject to the Exchange Act with respect to Shares: (i) Newco shall use commercially reasonable efforts to effect a stock split, stock dividend or stock combination which, in the opinion of the managing underwriter for the Public Offering or TPI's financial advisor in connection with a Spin-Off, is desirable for the sale, marketing or distribution of the Shares to the public; and (ii) each Stockholder agrees to vote all of its respective Shares and any other Voting Stock over which it posses direct or indirect voting power in order to cause such stock split, dividend or combination to be effected consistent with the provisions of this SECTION 3.9.

                                   ARTICLE IV
                          ACCOUNTING, BOOKS AND RECORDS

                  4.1 FISCAL YEAR. The fiscal year of Newco shall be the period commencing January 1 in any year and ending December 31 of that year, except that the first fiscal year of Newco shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs.

                  4.2 BOOKS AND RECORDS. Newco shall keep at its principal executive offices books and records typically maintained by Persons engaged in similar businesses and which set forth a true, accurate and complete account of the business and affairs of Newco and its Subsidiaries, including a fair presentation of all income, expenditures, assets and liabilities thereof. Such books and records shall include all information reasonably necessary to permit the preparation of financial statements required by applicable Law in accordance with GAAP. Each Stockholder who, together with its Affiliates, owns 17-1/2% or more of the outstanding common equity of Newco (a "17-1/2% Stockholder") and its respective authorized representatives shall have the right, at all reasonable times and upon reasonable advance written notice to Newco, to have access to, inspect, audit and copy the original books, records, files, securities, vouchers, canceled checks, employment records, bank statements, bank deposit slips, bank reconciliations, cash receipts and disbursement records, and other documents of Newco and its Subsidiaries.

                  4.3 AUDITORS. Newco shall engage one of the Big Five accounting firms as the initial independent public auditors of Newco and its Subsidiaries.

                  4.4 REPORTING. Newco shall use its reasonable best efforts to deliver to each Stockholder unaudited consolidated interim financial statements for Newco and its Subsidiaries for such fiscal quarter (including a balance sheet as of the end of such period and statements of income, stockholders' equity and cash flows for such period within 30 days after the close of each fiscal quarter. Newco will use its reasonable best efforts to deliver to each Stockholder within 60 days after the close of each fiscal year of Newco consolidated annual financial statements for Newco and its Subsidiaries for such fiscal year (including a balance sheet as of the end of such fiscal year and statements of income, stockholders' equity and cash flows for such fiscal year), in each case audited and certified by the CPA Firm. Such annual and interim financial statements shall contain such statements and schedules, prepared in accordance with the requirements of the Stockholders, as may be requested in writing by any of the 17-1/2% Stockholders. Newco shall bear the cost of providing financial and accounting information reasonably required by any of the 17-1/2% Stockholders in the preparation of such 17-1/2% Stockholder's own financial statements. Such annual and interim financial statements shall be prepared in accordance with GAAP, shall be true and accurate in all material respects and shall present fairly the financial position and results of operations of Newco.

                  4.5 STOCKHOLDER'S AUDIT. Upon reasonable advance written notice to Newco, any Stockholder may request an audit of the books and records of Newco and its Subsidiaries (a "STOCKHOLDER'S AUDIT") by an independent auditor of its selection, other than the CPA Firm. Any Stockholder's Audit shall be at the expense of the requesting 17-1/2% Stockholder unless material error or fraud is found, in which case such audit shall be at the expense of Newco. All information obtained by any 17-1/2% Stockholder in any such audit shall be treated as confidential.

                  4.6 CONSENT OF NEWCO AUDITORS. Upon request from time to time by TPI, Newco shall use its commercially reasonable efforts to obtain the written agreements of Newco's auditors to permit the use of Newco's Audited Financial Statements in connection with TPI's and/or its Affiliates filings made with the Securities and Exchange Commission and, subject to such auditor's normal procedures, in private or public offerings of securities of TPI and/or its Affiliates as may be reasonably requested by TPI. In addition, Newco will use commercially reasonable efforts to cause Newco's auditors to provide a comfort letter in accordance with SAS 72 for any such offering.

                                    ARTICLE V
                CERTAIN MATTERS REGARDING STOCKHOLDERS AND NEWCO

                  5.1 TRANSACTIONS BETWEEN STOCKHOLDERS AND NEWCO. The Stockholders hereby approve on behalf of Newco the Contribution Agreement and each of the Ancillary Agreements and other documents and agreements to be delivered by Newco at the Closing pursuant to the Contribution Agreement, and the transactions contemplated thereby.

                  5.2 SALE OF TIMBERLANDS. Newco, TPI and PCA hereby acknowledge that it is their mutual intention to effect a sale for cash of the timberlands (and the assets and operations related thereto and located thereon) included in the Contributed Assets and to distribute the net proceeds from any such sale as soon as practicable following the Closing Date. If and to the extent the net proceeds from any such sale are distributed to the holders of the Common Stock, such distribution shall be on a pro-rata basis among such holders.

                                   ARTICLE VI
                               TRANSFER OF SHARES

                  6.1 GENERAL. No Stockholder will directly or indirectly sell, assign, pledge, encumber, hypothecate, dispose of or otherwise transfer ("TRANSFER") any Shares or interest in any Shares, agree to any such Transfer or permit any such interest to be subject to Transfer, directly or indirectly, by merger or other operation of law, agreement or otherwise, except pursuant to and in compliance with the provisions of this ARTICLE VI. Any purported Transfer in any other manner, unless otherwise expressly permitted by this ARTICLE VI, shall be null and void, and shall not be recognized or given effect by Newco or any Stockholder. Any other provision of this Agreement, including, without limitation, in this Article VI, to the contrary notwithstanding (except pursuant to Section 8.1), neither TPI nor PCA shall Transfer any Shares of the Series A Preferred Stock prior to the termination of this Agreement.

                  6.2 TRANSFERS BY TPI HOLDERS.

                  (a) PERMITTED TRANSFERS. A TPI Holder may at any time, without the consent of any other Stockholder, Transfer any or all of its Shares or interests in Shares to any Affiliate or third Person or Persons or pursuant to a Public Sale, subject to the remaining provisions of this SECTION 6.2; provided, however, that, except in the case of a Public Sale, TPI shall not Transfer any Shares to any other Person then engaged, directly or indirectly, in a business within the Business Scope with annual revenues from such business in excess of $100 million without PCA's prior written consent. The foregoing consent right shall not be assignable by PCA or inure to the benefit of any transferee, successor or assign of PCA, except for an Affiliate of PCA who is (or becomes) a Stockholder. Notwithstanding the foregoing and except in the case of a Public Sale or sale to directors, officers or employees of Newco pursuant to the Management Buy-In, any Transfer of Shares by a TPI Holder shall be null and void and Newco shall refuse to recognize such Transfer unless the transferee executes and delivers to each party hereto an agreement (a "TPI JOINDER AGREEMENT"): (i) acknowledging that all Shares or interests in any Shares so transferred are and shall remain subject to this Agreement; and (ii) agreeing to be bound hereby. Upon execution of a TPI Joinder Agreement, except as otherwise expressly provided herein and except for any right hereunder to consent to any action or proposed action (including, without limitation, any proposed Transfer of Shares), the rights of the transferring TPI Holder hereunder with respect to the Shares transferred shall be assigned to such transferree. Any TPI Holder shall notify the other parties of any intended Transfer of Shares or interests in Shares pursuant to this SECTION 6.2 (other than pursuant to an Exempt Sale), giving the name and address of the intended transferee; provided, however, that no otherwise valid Transfer shall be rendered invalid solely as a result of a failure to give notice hereunder. Transferees of a TPI Holder shall assume all obligations of the transferring TPI Holder hereunder, but, except with respect to an Affiliate of TPI, shall not be entitled to any rights of a TPI Holder.

                  6.3 TRANSFERS BY PCA HOLDERS.

                  (a) PERMITTED TRANSFERS. A PCA Holder may at any time, without the consent of any other Stockholder, (i) Transfer any or all of its Shares to an affiliate of PCA, (ii) Transfer any or all its Shares pursuant to an Exempt Sale, or (iii) sell any or all of its Shares to any other third Person or Persons or pursuant to a Public Sale or otherwise Transfer Shares, subject to the remaining provisions of this SECTION
6.3. The foregoing consent right shall not be assignable by TPI or inure to the benefit of any transferee, successor or assign of TPI, except for an Affiliate of TPI who is (or becomes) a Stockholder. Notwithstanding the foregoing and except in the case of a Public Sale or sale to directors, officers or employees of Newco pursuant to the Management Buy-In, any Transfer of Shares by an PCA Holder shall be null and void and Newco shall refuse to recognize such Transfer unless the transferee executes and delivers to each party hereto an agreement (an "PCA JOINDER AGREEMENT"): (i) acknowledging that all Shares or interests in any Shares so transferred are and shall remain subject to this Agreement; and
(ii) agreeing to be bound hereby. Upon execution of an PCA Joinder Agreement, except as otherwise expressly provided herein and except for any right hereunder to consent to any action or proposed action (including, without limitation, any proposed Transfer of Shares), the rights of the transferring PCA Holder hereunder with respect to the Shares transferred shall be assigned to such transferee. Any PCA Holder shall notify the other parties of any intended Transfer of Shares or interests in Shares pursuant to this SECTION 6.3 (other than an Exempt Sale), giving the name and address of the intended transferee; provided, however, that no otherwise valid Transfer shall be rendered invalid solely as a result of a failure to give notice hereunder.

                  (b) TAG-ALONG RIGHTS. TPI and its Affiliates shall have tag-along rights as provided in this SECTION 6.3(b):

                  (i) In the event any PCA Holder desires to sell all or any part of any class or series of its Shares to a third Person (other than pursuant to an Exempt Sale), it shall provide prior written notice (the "SALE NOTICE") to TPI setting forth in reasonable detail the terms and conditions on which the proposed sale is to be made and identifying the proposed purchaser. TPI shall have the option (the "TAG-ALONG OPTION") to sell any or all of its Shares of the same class and series to the proposed purchaser on the terms and conditions set forth in such Sale Notice subject to the provisions set forth in this Section 6.3(b). TPI shall exercise its Tag-Along Option by giving written notice to PCA within ten Business Days following its receipt of the Sale Notice, which notice shall specify the number of Shares of the same class and series as to which TPI is exercising its Tag- Along Right (the "SPECIFIED SHARES"). In the event TPI exercises its Tag-Along Option with respect to any Sale Notice: (A) if such exercise is within 14 months after the Closing Date, the PCA Holder shall not be entitled to sell any of its Shares unless and until the prospective purchasers or PCA has purchased all of the Specified Shares; and (B) if such exercise is more than 14 months after the Closing Date, TPI shall be entitled to sell its pro rata share (based on the number of Shares proposed to be sold by the PCA Holder and TPI, respectively) of the Shares proposed to be sold by the PCA Holder in the Sale Notice, in each case on terms and conditions no less favorable than specified in the Sale Notice or otherwise applicable to the sale to such prospective purchasers by the PCA Holder. In the event TPI does not exercise its Tag-Along Option with respect to any Sale Notice, the PCA Holder shall be entitled to sell all or any part of its Shares as specified in the Sale Notice to the prospective purchaser specified in the Sale Notice on the terms and conditions set forth in the Sale Notice (subject to the provisions of the third sentence of SECTION 6.3(a) hereof).

                  (ii) Notwithstanding SUBSECTION 6.3(b)(i) above, with respect to sales by a PCA Holder of any part of any class or series of its Shares to a third Person (other than pursuant to an Exempt Sale) prior to the expiration of the six-month period beginning on the Closing Date at a per share price which does not exceed the per share price paid (excluding any interest for the carrying cost of such Share) by such PCA Holder for such Shares pursuant to the Contribution Agreement:

                  (A) TPI and its Affiliates shall not have a Tag-Along Option during such six-month period for (i) sales of Shares (other than PIK Preferred) in the aggregate amount of $40 million; and (ii) the sale of 9.3% of the number of Shares of PIK Preferred issued at Closing ("EXCLUDED TAG-ALONG SALES); and

                  (B) TPI shall have a Tag-Along Option on a pro-rata basis (i.e., on the same basis applicable 14 months after the Closing Date as provided in SUBSECTION 6.3(b)(i) above) with respect to such sales of Shares by PCA Holders during such six-month period in excess of the Excluded Tag Along Sales up to an aggregate amount of consideration for such additional sales of $100 million (the "INITIAL PERIOD PRO-RATA TAG -ALONG").

The provisions of this SUBSECTION 6.3(b)(ii) shall terminate upon the expiration of the six-month period beginning on the Closing Date.

                  (iii) Notwithstanding anything in this Agreement to the contrary, the rights under this SECTION 6.3(b) shall be exclusive to TPI and its Affiliates and shall not be assignable to or inure to the benefit of any transferee of TPI or any successors or assigns of TPI, other than Affiliates of TPI.

                  6.4 DRAG-ALONG RIGHTS.

                  (a) DRAG-ALONG SALE. If a sale of all or substantially all of Newco's assets determined on a consolidated basis or a sale of all or substantially all of Newco's outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to any Independent Third Party or group of Independent Third Parties is approved by the Board or the holders of a majority of the Shares of Common Stock held by the PCA Holders (a "DRAG-ALONG SALE"), each Stockholder will consent to raise no objections against such Drag-Along Sale on the terms and subject to the conditions set forth in the remaining provisions of this SECTION 6.4.

                  (b) DRAG-ALONG NOTICE. A notice regarding any Drag-Along Sale (a "DRAG-ALONG NOTICE") shall be delivered within two Business Days following approval of any Drag-Along Sale by Newco or the PCA Holders to each Stockholder. The Drag-Along Notice shall include a copy of a bona fide offer from the intended buyer, which shall set forth the principal terms of the Drag-Along Sale, including the name and address of the intended buyer.

                  (c) DRAG-ALONG SALE OBLIGATIONS. In connection with any Drag-Along Sale, the Stockholders shall, and shall elect directors who shall, take all necessary or desirable actions in connection with the consummation of the Drag-Along Sale. If the Drag-Along Sale is structured as: (i) a merger or consolidation, each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation; (ii) a sale of stock, each Stockholder shall agree to sell all of its Shares and rights to acquire Shares on the terms and conditions so approved; or (iii) a sale or assets, each Stockholder shall vote in favor of such sale and any subsequent liquidation of Newco or other distribution of the proceeds therefrom. Each Stockholder shall take all necessary or desirable actions in connection with the consummation of the Drag-Along Sale reasonably requested by PCA or Newco, and each Stockholder shall be obligated to agree on a pro rata, several (and not joint) basis (based on the share of the aggregate proceeds paid in such Drag-Along Sale) to any indemnification obligations that the PCA Holders agree to provide in connection with such Drag-Along Sale (other than any such obligations that relate specifically to a particular holder of Shares such as indemnification with respect to representations and warranties given by a holder regarding such holder's title to and ownership of Shares).

                  (d) CONDITIONS TO DRAG-ALONG SALE OBLIGATIONS. The obligations of each Stockholder with respect to a Drag-Along Sale are subject to the satisfaction of the following conditions: (i) the consideration to be received by the Stockholders with respect to the Drag-Along Sale shall consist only of cash, publicly-traded securities, or a combination of cash and publicly-traded Securities; (ii) if any holders of a class or series of Shares are given an option as to the form and amount of consideration to be received, each holder of such class or series of Shares will be given the same option; (iii) each holder of then currently exercisable rights to acquire shares of a class or series of Shares will be given an opportunity to exercise such rights prior to the consummation of the Drag-Along Sale and participate in such sale as holders of such class or series of Shares; and (iv) each Stockholder shall be entitled to receive consideration per each Share in connection with the Drag-Along Sale at least equivalent to the consideration received per each Share of the same class and series by any PCA Holder in connection with the Drag-Along Sale.

                  (e) EXPENSES. Each Stockholder will bear its pro-rata share (based on the share of the aggregate proceeds paid in such Drag-Along Sale) of the costs of any sale of Shares pursuant to a Drag-Along Sale to the extent such costs are incurred for the benefit of all holders of Common Stock and are not otherwise paid by Newco or the acquiring party. For purposes of this SECTION 6.4(e), costs incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of a Drag-Along Sale in accordance with this SECTION 6.4 shall be deemed to be for the benefit of all holders of Common Stock. Costs incurred by Stockholders on their own behalf will not be considered costs of the transaction hereunder.

                  (f) EXCEPTION TO DRAG-ALONG. Notwithstanding anything to the contrary contained in this SECTION 6.4, no Stockholder shall have any obligation under this SECTION 6.4 with respect to a Drag-Along Sale if the Drag-Along Notice with respect to the Drag-Along Sale is received by TPI after the holders of TPI Registrable Securities have requested a Demand Registration and for a period thereafter ending on the date following consummation of the sale of all Shares subject to such Demand Registration unless, in the opinion of the managing underwriter for such Demand Registration, the per Share consideration payable pursuant to the Drag-Along Sale exceeds the net proceeds per Share expected to be received by selling stockholders pursuant to the Demand Registration.

                  6.5 INDIRECT TRANSFERS OF INTERESTS. Any Transfer of equity securities of PCA which results in the group of Persons holding such equity securities immediately following the transactions contemplated in the Contribution Agreement from ceasing to beneficially own, as a group, directly or indirectly, 50.1% or more of the equity securities of PCA or enough voting equity of PCA to be able to cause a majority of the board of managers (or equivalent governing body or members) to be elected shall be deemed to be a Transfer of Shares hereunder and any such Transfer shall be subject to the provisions of this ARTICLE VI as if PCA had directly transferred Shares.

                  6.6 LEGENDS. A copy of this Agreement shall be filed with the Secretary of Newco and kept with the records of Newco. Each of the Stockholders hereby agrees that each outstanding certificate representing Shares shall bear a conspicuous legend reading substantially as follows:

         "The securities represented by this Certificate have not been registered under the Securities Act of 1933 or the applicable state and other securities laws and may not be sold, pledged, hypothecated, encumbered, disposed of or otherwise transferred without compliance with the Securities Act of 1933 or any exemption thereunder and applicable state and other securities laws. The securities represented by this Certificate are subject to the restrictions on transfer and other provisions of a Stockholders Agreement dated as of __________, 1999, (as amended from time to time, the "Agreement") by and among Packing Corporation of America (the "Company") and certain of its stockholders, and may not be sold, pledged, hypothecated, encumbered, disposed of or otherwise transferred except in accordance therewith. A copy of the Agreement is on file at the principal executive offices of the Company.


                                   ARTICLE VII
                         RIGHTS ON NEW SECURITY ISSUANCE

                  7.1 PREEMPTIVE RIGHTS. Newco hereby grants to each Stockholder the irrevocable and exclusive first option (the "FIRST OPTION") to purchase all or part of its Pro Rata Portion of any New Securities which Newco may, from time to time after the date of this Agreement, propose to issue and sell or otherwise transfer.

                  7.2 NOTICES WITH RESPECT TO PROPOSED ISSUANCE OF NEW SECURITIES. In the event Newco proposes to undertake an issuance or other transfer of New Securities, it shall give each Stockholder entitled to a First Option pursuant to this ARTICLE VII written notice (the "COMPANY NOTICE") of its intention, describing in detail the type of New Securities, the price and the terms upon which Newco proposes to issue or otherwise transfer such New Securities. Each such Stockholder shall have 10 Business Days from the date of receipt of any such Company Notice to agree to purchase, pursuant to the exercise of the First Option, up to such Stockholder's Pro Rata Portion of each type and class and series of such New Securities (i.e., the same strips) for the price and upon the terms and conditions specified in the Company Notice by giving written notice to Newco and stating therein the quantity of New Securities to be purchased.

                  7.3 COMPANY'S RIGHT TO COMPLETE PROPOSED SALE OF NEW SECURITIES TO THE EXTENT PREEMPTIVE RIGHTS ARE NOT EXERCISED. In the event the Stockholders fail to exercise a preemptive right with respect to any New Securities within the periods specified in SECTION 7.2, Newco shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of such New Securities shall be closed, if at all, within 45 days from the date of said agreement) to sell the New Securities not elected to be purchased by the Stockholders at the price and upon terms not substantially more favorable to the prospective purchasers of such securities than those specified in Newco Notice. In the event Newco has not sold the New Securities or entered into an agreement to sell the New Securities within said 90-day period. Newco shall not thereafter issue or sell or otherwise transfer such New Securities without first offering such securities to the Stockholders in the manner provided in this ARTICLE VII.

                  7.4 CLOSING OF PURCHASE. If a Stockholder elects to purchase up to its Pro Rata Portion of any New Securities set forth in any Company Notice, such purchase shall be consummated at such time and at such location selected by Newco upon reasonable advance notice. At the consummation of any purchase and sale of New Securities pursuant to this ARTICLE VII: (i) Newco shall issue or otherwise transfer to the Stockholder the certificates evidencing the New Securities being purchased, together with such other documents or instruments reasonably required by counsel for the Stockholder to consummate such purchase and sale; (ii) the Stockholder will deliver the cash consideration payable by wire transfer of immediately available funds to an account or accounts designated in writing by Newco (such designation to be made no later than two Business Days prior to the date of such consummation); (iii) Newco shall deliver to the Stockholder a written representation that the New Securities are being purchased and sold free and clear of any and all Encumbrances; and (iv) the Stockholder shall deliver to Newco such written investment representations as may reasonably be required by counsel to Newco for securities Laws purposes and all other applicable representations and warranties as other purchasers of New Securities. Notwithstanding the foregoing, any purchase of New Securities pursuant to this Article VII shall be on the same terms and conditions as set forth in the Company Notice.


                                  ARTICLE VIII
                                      TERM

                  8.1 TERM. Subject to the next sentence, unless earlier terminated by mutual agreement of TPI and PCA, this Agreement shall terminate upon the earliest to occur of: (i) the complete liquidation or dissolution of Newco or its Subsidiaries; (ii) a Public Offering; (iii) such date as TPI and its Affiliates first hold less than 17-1/2% of Newco's outstanding Common Stock or; (iv) the acquisition of all or substantially all of the stock or assets of TPI (whether by stock sale, asset sale, merger, consolidation, combination or otherwise) by a Person engaged, directly or indirectly, in a business within the Business Scope with annual revenues from such business in excess of $100 million; provided; however, that in the case of termination pursuant to clause
(iv), TPI (or its successor in interest) shall (unless or until this Agreement is terminated pursuant to clauses (i)-(iii)) have the right at each election of directors to designate as the two TPI Directors of Newco and each Subsidiary who are not directors, officers, employees or affiliates of such Person and are approved by PCA, such approval not to be unreasonably withheld; provided, further, that in case of any termination pursuant to this SECTION 8.1, unless otherwise determined by PCA, this Agreement shall nevertheless remain in full force and effect with respect to the drag-along provisions set forth in SECTION
6.4 and all related definitions and provisions to the extent necessary or desirable to give full force and effect to SECTION 6.4. The rights of each of TPI and PCA to terminate this Agreement by mutual agreement and the right of PCA to terminate this Agreement with respect to the drag-along provisions of SECTION
6.4 are not assignable by TPI or PCA, and shall not inure to the benefit of any transferee, successor or assign of TPI or TPI, other than to an Affiliate of such party who is (or becomes) a Stockholder, without the prior written consent of the other. Upon the termination of this Agreement pursuant to clauses (i)-(iv) (regardless of whether certain provisions of this Agreement survive such termination), TPI shall sell the 45 shares of Series A Preferred Stock held by it to PCA for the fair market value thereof, as determined by the auditors of Newco.


                                   ARTICLE IX
                                  MISCELLANEOUS

                  9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if: (i) delivered in person (to the individual whose attention is specified below) or via facsimile (followed immediately with a copy in the manner specified in clause (ii) hereof); (ii) sent by prepaid first-class registered or certified mail, return receipt requested; or (iii) sent by recognized overnight courier service, as follows:

                        to Newco:

                                    Packaging Corporation of America
                                    1900 West Field Court
                                    Lake Forest, IL 60045
                                    Attention: President

                        to TPI:

                                    Tenneco Packaging Inc.
                                    1900 West Field Court
                                    Lake Forest, IL 60045
                                    Attention:       President
                                    Facsimile:       (847) 482-4589

                        with a copy to:

                                    Tenneco Packaging Inc.
                                    1900 West Field Court
                                    Lake Forest, IL 60045
                                    Attention:       General Counsel
                                    Facsimile:       (847) 482-4589

                        with a copy to:

                                    Jenner & Block
                                    One IBM Plaza
                                    Chicago, Illinois 60611
                                    Attention:       Timothy R. Donovan
                                    Facsimile:       (312) 840-7271
                           to PCA:

                                    PCA Packaging LLC
                                    c/o Madison Dearborn Partners, Inc.
                                    Three First National Plaza
                                    Suite 3800
                                    Chicago, IL 60602
                                    Attention:       Samuel M. Mencoff
                                                     Justin S. Huscher
                                    Facsimile:        (312) 895-1056

                           with a copy to:

                                    Kirkland & Ellis
                                    200 E. Randolph Drive
                                    Chicago, IL 60601
                                    Attention:       William S. Kirsch, P.C.
                                    Facsimile:       (312) 861-2200

                           to other Stockholders:

                                    To the address which appears
                                    on the books and records
                                    of Newco

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner. All notices and other communications hereunder shall be effective: (i) the day of delivery when delivered by hand, facsimile or overnight courier; and (ii) three Business Days from the date deposited in the mail in the manner specified above.

                  9.2 AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed: (i) in the case of an amendment, by: (A) Newco; (B) Stockholders holding a majority of the Shares of Common Stock held by the TPI Holders; (C) Stockholders holding a majority of the Shares of Common Stock held by PCA Holders; and (D) by each of PCA and TPI (in each case only so long as such Person or any of its Affiliates is a Stockholder); or (ii) in the case of a waiver, by the party against whom the waiver is to be effective. The rights of TPI and PCA to consent to a amendment to this Agreement shall not be assignable by TPI or PCA and shall not inure to the benefit of any transferee, successor or assign of TPI or PCA, other than to an Affiliate of such party who is a (or in connection therewith, becomes) Stockholder, without the prior written consent of the other. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  9.3 ASSIGNMENT. Except as otherwise expressly provided herein, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

                  9.4 ENTIRE AGREEMENT. This Agreement (including the exhibits hereto), contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

                  9.5 PUBLIC DISCLOSURE. Each of the parties hereby agrees that, except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of any stock exchange upon which its securities (or the securities of one of its Affiliates) are traded, it shall not make or permit to be made any press release or similar public announcement or communication concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto. In the event, however, that legal counsel for any party is of the opinion that a press release or similar public announcement or communication is required by Law or by the rules and regulations of any stock exchange on which such party's securities (or the securities of one of such party's Affiliates) are traded, then such party may issue a public announcement limited solely to that which legal counsel for such party advises is required under such Law or such rules and regulations (and the party making any such announcement shall provide a copy thereof to the other party for review before issuing such announcement).

                  9.6 PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Newco, TPI, PCA or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                  9.7 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of laws. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contained in or contemplated by this agreement, whether in tort or contract or at law or in equity, exclusively in any United States federal court or any state court located in the State of Illinois (the "CHOSEN COURTS") and: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with
SECTION 9.1 of this Agreement.

                  9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

                  9.9 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or thereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  9.10 HEADINGS. The heading references and the table of contents herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  9.11 EQUITABLE RELIEF. Each party acknowledges that money damages would be inadequate to protect against any actual or threatened breach of this Agreement by any party and that each party shall be entitled to equitable relief, including specific performance and/or injunction, without posting bond or other security in order to enforce or prevent any violations of the provisions of this Agreement.

                  9.12 NO PARTNERSHIP. This Agreement shall not constitute an appointment of any party as the agent of any other party, nor shall any party have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, in the name or on behalf of, any other party. Nothing herein or in the transactions contemplated by this Agreement shall be construed as, or deemed to be, the formation of a partnership by or among the parties hereto.

                                     *  *  *  *

                  IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.


                                               TENNECO PACKAGING INC.



                                               By:
                                                   -----------------------------
                                                   Name:
                                                   Title:

                                               PCA HOLDINGS LLC



                                               By:
                                                   -----------------------------
                                                   Name:
                                                   Title:


                                               PACKAGING CORPORATION OF AMERICA



                                               By:
                                                   -----------------------------
                                                   Name:
                                                   Title:

                          REGISTRATION RIGHTS AGREEMENT

                  This Registration Rights Agreement ("AGREEMENT") is made this __ day of __________, 1999 by and among Tenneco Packaging Inc., a Delaware corporation ("TPI"), PCA Holdings LLC, a Delaware limited liability company ("PCA"), and Packaging Corporation of America, a Delaware corporation ("NEWCO").

                              PRELIMINARY RECITALS

                  1. TPI, PCA and Newco are parties to that certain Contribution Agreement, dated as of __________, 1999 (the "CONTRIBUTION AGREEMENT"), relating to the organization, ownership and management of Newco and certain other matters.

                  2. As an inducement to TPI and PCA to enter into and consummate the transactions contemplated by the Contribution Agreement, Newco has agreed to provide certain registration rights to TPI and PCA and transferees (to the extent provided herein) of their equity securities of Newco as provided herein.

                  NOW, THEREFORE, the parties hereto AGREE as follows:

                  1. CERTAIN DEFINITIONS.

                  "COMMON STOCK" means the common stock, par value $.01 per share, of Newco.

                  "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company or other unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

                  "PIK SECURITIES" means the preferred stock of Newco with a pay-in-kind feature, as described in the Commitment Letters (as such term is defined in the Contribution Agreement).

                  "REGISTRABLE SECURITIES" means, as of any date: (i) Common Stock and PIK Securities issued pursuant to the Contribution Agreement to TPI, PCA or any of their respective Affiliates on the date hereof; and (ii) any Common Stock or PIK Securities issued or issuable with respect to the Common Stock or PIK Securities in the preceding clause (i) by way of or in connection with a stock dividend, stock split, combination of shares, share subdivision, share exchange, recapitalization, merger, consolidation or other reorganization or transaction (including without limitation any PIK Securities issued pursuant to the terms of PIK Securities). As of any date, Registrable Securities owned by TPI or any of its Affiliates are sometimes referred to herein as "TPI REGISTRABLE SECURITIES." As of any date, Registrable Securities owned by PCA or any of its Affiliates are sometimes referred to herein as "PCA REGISTRABLE SECURITIES." As of any date, Registrable Securities owned by any direct or indirect transferee of TPI (other than an Affiliate of

TPI) or by any direct or indirect transferee of PCA (other than an Affiliate of
PCA) are sometimes referred to herein as "TRANSFEREE REGISTRABLE SECURITIES." As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been distributed to the public pursuant to a offering registered under the Securities Act of 1933, as amended from time to time (the "SECURITIES ACT"), or distributed to the public in compliance with Rule 144 under the Securities Act. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

                  "REGISTRATION EXPENSES" means any and all expenses incident to performance of, or compliance with any registration of securities pursuant to, this Agreement, including, without limitation: (i) the fees, disbursements and expenses of Newco's counsel and accountants; (ii) the fees, disbursements and expenses of one or more firms, as applicable pursuant to the terms of this Agreement, selected as counsel for the holders of the Registrable Securities in connection with the registration of the securities to be disposed of; (iii) all expenses, including registration and filing fees, in connection with the preparation, printing, filing and distribution of the registration statement, any preliminary prospectus or final prospectus, term sheets and any other offering documents, and amendments and supplements thereto, and the mailing and delivering of copies thereof to any underwriters and dealers; (iv) the cost of printing or producing any underwriting agreements and blue sky or legal investment memoranda, and any other documents in connection with the offering, sale or delivery of the securities to be disposed of; (v) all expenses in connection with the qualification of the securities to be disposed of for offering and sale under state securities laws, including the fees, disbursements and expenses of counsel for the underwriters or the holders of the Registrable Securities in connection with such qualification and in connection with any blue sky and legal investment surveys; (vi) the filing fees incident to securing any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the securities to be disposed of; (vii) transfer agents' and registrars' fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering; (viii) all security engraving and security printing expenses; (ix) all fees, disbursements and expenses payable in connection with the listing of the securities on any securities exchange or automated interdealer quotation system and the rating of such securities; (x) any other fees, disbursements and expenses of underwriters customarily paid by the sellers of securities (excluding underwriting discounts and commissions); (xi) all liability insurance expense; and (xii) other out-of-pocket expenses of the holders of the Registrable Securities participating in such registration. Notwithstanding the foregoing, each holder of the Registrable Securities and Newco shall be responsible for its own internal administrative and similar costs.

                  2. DEMAND REGISTRATIONS.

                  (a) GENERAL. At any time and from time to time, upon written notice from either the holders of at least 75% of the TPI Registrable Securities or the holders of at least 75% of the PCA Registrable Securities requesting that Newco effect the registration under the Securities Act of any or all the TPI Registrable Securities or the PCA Registrable Securities, respectively, Newco shall effect the registration (under the Securities Act and applicable state securities laws) of such securities (and other Registrable Securities subject to Sections 2(c) and 2(d) below) in accordance with such notice, Section 5 below and the other provisions of this Agreement. The notice shall specify the approximate number of Registrable Securities to be registered and the expected per share price range for the offering. A registration pursuant to this Section 2 is sometimes referred to herein as a "DEMAND REGISTRATION."

                  (b) LIMITATIONS ON DEMAND REGISTRATIONS; DEMAND REGISTRATION FORMS AND EXPENSES. The holders of the TPI Registrable Securities, on the one hand, and the holders of the PCA Registrable Securities, on the other hand, each shall be entitled to separately request pursuant to this Section 2:

                           (i) three (3) effected registrations on Form S-1 or any similar or successor long form registration including, without limitation, Form A contemplated by the Securities and Exchange Commission ("SEC") in Release No. 33-7606 dated October 15, 1998 (the "AIRCRAFT CARRIER RELEASE") ("LONG-FORM REGISTRATIONS") in which Newco shall pay all Registration Expenses;

                           (ii) an unlimited number of registrations on Form S-2 or S-3 or any similar or successor short form registration including, without limitation, Form B contemplated by the SEC in the Aircraft Carrier Release ("SHORT-FORM REGISTRATIONS") in which Newco shall pay all Registration Expenses; and

                           (iii)    an unlimited number of Long-Form
                                    Registrations in which the holders of the Registrable Securities participating in such registration shall pay all Registration Expenses.

For purposes of clause (iii) above, each holder of securities included in accordance with this Agreement in any registration pursuant to clause (iii) shall pay those Registration Expenses allocable to the registration of such holder's securities so included, and any Registration Expenses not so allocable will be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered. Newco shall pay and be solely responsible for Registration Expenses with respect to registrations effected under clause (i) and (ii) above.

                  After Newco has become subject to the Securities Exchange Act of 1934, as amended from time to time ("EXCHANGE ACT"), Newco will use its reasonable best efforts to make Short-Form Registrations available for the sale of Registrable Securities. Demand Registrations will be Short- Form Registrations whenever Newco is permitted to use any applicable short form; provided, however, that Newco shall nevertheless use a Long-Form Registration Statement in the event that both: (i) the use of a Short-Form Registration Statement would limit the offering to existing security holders, qualified institutional buyers or other classes of offerees or would otherwise, in the opinion of the managing underwriters, have an adverse effect on the offering under the Securities Act and regulations thereunder as then in effect; and (ii) the holders of 90% of the TPI Registrable Securities or PCA Registrable Securities, as the case may be, initially requesting the Demand Registration direct in such request that Newco utilize a Long-Form Registration Statement.

                  Notwithstanding any other provision of this Agreement to the contrary, a registration requested hereunder shall not be deemed to have been effected: (i) unless it has become and remains effective for the period specified in Section 5(b); (ii) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the Securities and Exchange Commission ("SEC") or other governmental agency or court for any reason other than due solely to the fault of the holders of the Registrable Securities participating therein and, as a result thereof, the Registrable Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the registration statement; or (iii) if the conditions to closing specified in any purchase agreement or underwriting agreement entered into in connection with any such registration are not satisfied or waived other than due solely to the fault of the holders of the Registrable Securities participating therein. In addition, a Demand Registration initially requested by the holders of the TPI Registrable Securities shall not be deemed to have been effected if the holders of the TPI Registrable Securities are unable, as a result of the priority provisions in Section 2(d) below, to sell at least 90% of the TPI Registrable Securities initially requested to be included in such registration. Similarly, a Demand Registration initially requested by the holders of the PCA Registrable Securities shall not be deemed to have been effected if the holders of the PCA Registrable Securities are unable, as a result of the priority provisions in
Section 2(d) below, to sell at least 90% of the PCA Registrable Securities initially requested to be included in such registration.

                  (c) NOTICE TO OTHER HOLDERS; SELECTION OF UNDERWRITER AND HOLDER'S COUNSEL. Within five (5) days after receipt of a request for a Demand Registration, Newco will give prompt written notice (in any event within five
(5) days after its receipt of notice of any exercise of Demand Registration rights under this Agreement) of such request to all other holders of Registrable Securities, and subject to Section 2(d) below, will include within such registration all Registrable Securities with respect to which Newco has received written requests for inclusion therein within fifteen (15) days after receipt of Newco's notice. The holders of a majority of the TPI Registrable Securities or PCA Registrable Securities, as applicable, submitting the initial request (i.e. excluding the holders submitting requests after Newco's notice) shall have the right to select the investment bankers and managers for the offering, subject to the approval of the other holders of the TPI Registrable Securities and PCA Registerable Securities, if any, participating in such registration pursuant to this Agreement, which approval shall not be unreasonably withheld.

                  Counsel for all holders of Registrable Securities in connection with such registration shall be selected: (i) by the holders of a majority of the TPI Registrable Securities, if holders of the TPI Registrable Securities make the initial registration request; or (ii) by the holders of a majority of the PCA Registrable Securities, if the holders of the PCA Registrable Securities make the initial registration request; provided, however, if the holders of a majority of the PCA Registrable Securities, on the one hand, and a majority of the TPI Registrable Securities, on the other hand, reasonably conclude, after consultation with the other, that such representation is likely to result in a conflict of interest or materially adversely affect either group's rights in connection with such registration, then the holders of a majority of the PCA Registrable Securities and the holders of a majority of the TPI Registrable Securities, respectively, shall each be entitled to select a separate firm to represent them as counsel in connection with such registration. The fees and expenses of such firm or firms acting as counsel for the holders of the Registrable Securities shall be paid by Newco.

                  (d) PRIORITY ON DEMAND REGISTRATIONS. Newco shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of at least 90% of the Registrable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise Newco in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the TPI Registrable Securities or PCA Registrable Securities, as applicable, initially requesting registration, Newco will include in such registration:

                           (A) if requested by the holders of the TPI
                  Registrable Securities or by the holders of the PCA Registrable Securities at any time during the 14-month period commencing on the date hereof (the "SPECIAL PRIORITY PERIOD"), only the number of Registrable Securities which such underwriters advise in writing can be sold in such manner and within such price range in the following order of priority:

                           (i) first, the TPI Registrable Securities, if any, requested to be included therein, pro-rata among the holders of such TPI Registrable Securities on the basis of the number of shares requested to be included by each such holder;

                           (ii) second, the PCA Registrable Securities, if any, requested to be included therein, pro-rata among the holders of such PCA Registrable Securities on the basis of the number of shares requested to be included by each such holder;

                           (iii)    third, the Transferee Registrable
                                    Securities, if any, requested to be included therein, pro-rata among the holders of such Transferee Registrable Securities on the basis of the number of shares requested to be included by each such holder; and

                           (iv) fourth, any other securities requested to be included in such registration; and

                           (B) if requested by the holders of the TPI
                  Registrable Securities or by the holders of the PCA Registrable Securities at any time after the Special Priority Period, only the number of Registrable Securities which such underwriters advise in writing can be sold in such manner and within such price range in the following order of priority:

                           (i) first, the TPI Registrable Securities and the PCA Registrable Securities requested to be included therein, pro-rata among the holders of such Registrable Securities on the basis of the number of shares requested to be included by each such holder;

                           (ii)     second, the Transferee Registrable
                                    Securities, if any, requested to be included therein, pro-rata among the holders of such Transferee Registrable Securities on the basis of the number of shares requested to be included by each such holder; and

                           (iii) third, any other securities requested to be included in such registration.

                  (e) RESTRICTIONS ON DEMAND REGISTRATIONS. Newco will not be obligated to effect any Demand Registration within 90 days after the effective date of a previous Demand Registration or previous registration in which holders of Registrable Securities were given piggyback rights pursuant to Section 3 at an offering price acceptable to the holders of the Registrable Securities and in which there was no reduction in the number of Registrable Securities requested to be included. Additionally, Newco may postpone for up to 90 days (on not more than one occasion during any 12-month period) the filing or the effectiveness of a registration statement for a Demand Registration if, based on the advice of counsel, Newco reasonably determines that such Demand Registration would likely have an adverse effect on any proposal or plan by Newco to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or similar transaction; provided, however, that in such event, the holders of Registrable Securities initially requesting such Demand Registration will be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration will not count as one of the permitted Demand Registrations hereunder and Newco will pay all Registration Expenses in connection with such registration.

                  (f) OTHER REGISTRATION RIGHTS. Newco will not register for the benefit of any Person other than TPI, PCA or their respective direct or indirect transferees, or grant to any such other Person the right to request Newco to register or to participate in Piggyback Registrations with respect to, any equity securities of Newco, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of both
(i) TPI, as long as it or any of its Affiliates owns any TPI Registrable Securities and (ii) PCA, as long as it or any of its Affiliates owns any PCA Registrable Securities.

                  3. PIGGYBACK REGISTRATIONS.

                  (a) GENERAL; NOTICE TO HOLDERS. In addition to the registration rights in Section 2 above, whenever Newco proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration hereunder) and the registration form to be used may be used for the registration of Registrable Securities, Newco will give prompt written notice (in any event within five (5) days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to all holders of Registrable Securities of its intention to effect such a registra tion. Subject to Sections 3(c) and 3(d) below, Newco shall include in such registration all Registrable

Securities with respect to which Newco has received written requests for inclusion therein within fifteen (15) days after the receipt of Newco's notice. Registrations under this Section 3 are sometimes referred to herein as "PIGGYBACK REGISTRATIONS."

                  (b) NUMBER OF PIGGYBACK REGISTRATIONS; PIGGYBACK REGISTRATION EXPENSES. The holders of the Registrable Securities shall be entitled to participate in an unlimited number of Piggyback Registrations. The Registration Expenses of the holders of Registrable Securities will be paid by Newco in all Piggyback Registrations.

                  (c) PRIORITY ON PRIMARY PIGGYBACK REGISTRATIONS. Subject to
Section 3(f) below, if a Piggyback Registration is an underwritten primary registration on behalf of Newco, and the managing underwriters advise Newco in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to Newco, Newco will include in such registration:

                           (A) in the case of a registration with respect to
                  which Newco has provided notice under Section 3(a) above at any time during the Special Priority Period, only the number of securities (including Registrable Securities) which such underwriters advise in writing can be sold in such manner and within such price range in the following order of priority:

                           (i)     first, the securities Newco proposes to sell;

                           (ii) second, the TPI Registrable Securities, if any, requested to be included therein, pro-rata among the holders of such TPI Registrable Securities on the basis of the number of shares requested to be included by each such holder;

                           (iii) third, the PCA Registrable Securities, if any, requested to be included therein, pro-rata among the holders of such PCA Registrable Securities on the basis of the number of shares requested to be included by each such holder;

                           (iv)    fourth, the Transferee Registrable
                                   Securities, if any, requested to be included therein, pro-rata among the holders of such Transferee Registrable Securities on the basis of the number of shares requested to be included by each such holder; and

                           (v) fifth, any other securities requested to be included in such registration; and

                           (B) in the case of a registration with respect to
                  which Newco has provided notice under Section 3(a) above at any time after the Special Priority Period, only the number of securities (including Registrable Securities) which such underwriters advise in writing can be sold in such manner and within such price range in the following order of priority:

                           (i)     first, the securities Newco proposes to sell;

                           (ii) second, the TPI Registrable Securities and the PCA Registrable Securities, if any, requested to be included therein, pro-rata among the holders of such Registrable Securities on the basis of the number of shares requested to be included by each such holder;

                           (iii)   third, the Transferee Registrable
                                   Securities, if any, requested to be included therein, pro-rata among the holders of such Transferee Registrable Securities on the basis of the number of shares requested to be included by each such holder; and

                           (iv) fourth, any other securities requested to be included in such registration.

                  (d) PRIORITY ON SECONDARY PIGGYBACK REGISTRATIONS. Subject to
Section 3(f) below, if a Piggyback Registration is an underwritten secondary registration on behalf of holders of Newco's securities, and the managing underwriters advise Newco in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, Newco will include in such registration:

                           (A) in the case of a registration with respect to
                  which Newco has provided notice under Section 3(a) above at any time during the Special Priority Period, only the number of securities (including Registrable Securities) which can be sold in such manner and within such price range in the following order of priority:

                           (i) first, the securities requested to be included therein by the holders requesting such registration and the TPI Registrable Securities, if any, requested to be included therein, pro-rata among the holders of such securities (including Registrable
                                    Securities) on the basis of the number of shares requested to be included by each such holder;

                           (ii) second, the PCA Registrable Securities, if any, requested to be included therein, pro-rata among the holders of such PCA Registrable Securities on the basis of the number of shares requested to be included by each such holder;

                           (iii)    third, the Transferee Registrable
                                    Securities, if any, requested to be included therein, pro-rata among the holders of such Transferee Registrable Securities on the basis of the number of shares requested to be included by each such holder; and

                           (iv) fourth, any other securities requested to be included in such registration; and

                           (B) in the case of a registration with respect to
                  which Newco has provided notice under Section 3(a) above at any time after the Special Priority Period, only the number of securities (including Registrable Securities) which can be sold in such manner and within such price range in the following order of priority:

                           (i) first, the securities requested to be included therein by the holders requesting such registration, the TPI Registrable Securities, if any, requested to be included therein, and the PCA Registrable Securities, if any, requested to be included therein, pro-rata among the holders of such securities (including Registrable
                                    Securities) on the basis of the number of shares requested to be included by each such holder;

                           (ii)     second, the Transferee Registrable
                                    Securities, if any, requested to be included therein, pro-rata among the holders of such Transferee Registrable Securities on the basis of the number of shares requested to be included by each such holder; and

                           (iii) third, any other securities requested to be included in such registration.

                  (e) SELECTION OF UNDERWRITER AND HOLDER'S COUNSEL. If any Piggyback Registration is an underwritten offering, the selection of investment bankers and managers for the offering must be approved by the holders of a majority of the Registrable Securities included in such Piggyback Registration. Such approval will not be unreasonably withheld. The holders of the TPI Registrable Securities and the PCA Registrable Securities shall have the right to select one or two firms as counsel as provided in Section 2(c) above, the fees and expenses of which shall be paid by Newco.

                  (f) OTHER REGISTRATIONS. If Newco has been requested by the holders of Registrable Securities to file a registration statement pursuant to
Section 2 above or if it has filed a Registration Statement pursuant to this
Section 3, and if such previous request or registration has not been withdrawn or abandoned, Newco will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until the expiration of the effectiveness period required under Section 5(b) below.

                  4.       HOLDBACK AGREEMENTS.

                  (a) AGREEMENT BY HOLDERS. Each holder of Registrable Securities agrees not to effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of equity securities of Newco, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration in which

Registrable Securities are included (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

                  (b) AGREEMENTS BY NEWCO. Newco agrees: (i) not to effect or facilitate any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the thirty days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or Piggyback Registration (except as part of such underwritten Piggyback Registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering (and in the case of a Demand Registration, the holders of a majority of the Registrable Securities included therein) otherwise agree; and (ii) to cause Newco's directors, officers and affiliates not to effect or facilitate any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of any equity securities, or any securities convertible into or exchangeable or exercisable for such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering, the holders of a majority of the TPI Registrable Securities participating in such registration and the holders of a majority of the PCA Registrable Securities participating in such registration otherwise agree.

                  5. REGISTRATION AND QUALIFICATION. If and whenever Newco is required to effect the registration of any Registrable Securities, Newco shall as promptly as possible:

                  (a) prepare, file and use its reasonable best efforts to cause to become effective a registration statement under the Securities Act relating to the Registrable Securities to be offered and effect the sale of such Registrable Securities, in each case in accordance with the intended method of disposition thereof (Newco shall cause such registration statement to be effective as promptly as possible but in any event within 120 days of the request);

                  (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities included therein until the earlier of:
(i) such time as all of such Registrable Securities included therein have been disposed of in accordance with the intended methods of disposition; and (ii) the expiration of 180 days after such registration statement becomes effective; provided, that such 180-day period shall be extended for such number of days that equals the number of days elapsing from (x) the date the written notice contemplated by paragraph 5(g) below is given by Newco to (y) the date on which Newco delivers to the holders of the Registrable Securities included in such registration statement the supplement or amendment contemplated by paragraph 5(g) below;

                  (c) provide copies of all registration statements, prospectus and amendments and supplements to each firm selected by the holders of the Registrable Securities in accordance with this Agreement at least ten days prior to the filing thereof (if practicable, at least one day in the case of an amendment or supplement prepared pursuant to Section 5(g) below), with such counsel being provided with the opportunity (but not the obligation) to review and comment on such documents;

                  (d) furnish to the holders of the Registrable Securities included in such registration statement and to any underwriter of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) in conformity with the requirements of the Securities Act, such documents incorporated by reference in such registration statement or prospectus, such number of other offering documents, copies of any and all transmittal letters or other correspondence to or received from, the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering, and such other documents, as the holders of such Registrable Securities or such underwriter may reasonably request;

                  (e) use its reasonable best efforts to register or qualify all Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as the holders of the Registrable Securities included in such registration statement or any underwriter of such Registrable Securities shall request, and use its reasonable best efforts to obtain all appropriate registrations, permits and consents in connection therewith, and do any and all other acts and things which may be necessary or advisable to enable such holders of such Registrable Securities or any such underwriter to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement;

                  (f) furnish to the holders of the Registrable Securities included in such registration statement and to any underwriter of such Registrable Securities: (i) an opinion of counsel for Newco addressed to the holders of such Registrable Securities and dated the date of the closing under the underwriting agreement (if any) (or if such offering is not underwritten, dated the effective date of the registration statement); and (ii) a "cold comfort" letter addressed to the holders of such Registrable Securities and signed by the independent public accountants who have audited the financial statements of Newco included in such registration statement, in each such case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other matters as the holders of such Securities may reasonably request and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements;

                  (g) as promptly as practicable, notify the holders of the Registrable Securities included in such registration statement in writing: (i) at any time when a prospectus relating to a registration statement hereunder is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) of any request by the SEC or any other regulatory body or other body having jurisdiction for any amendment of or supplement to any registration statement or other document relating to such offering, and in either such case, prepare and furnish to the holders of such Registrable Securities a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

                  (h) cause all such Registrable Securities included in such registration statement to be listed on each securities exchange on which similar securities issued by Newco are then listed and, if not so listed, to be listed on the New York Stock Exchange;

                  (i) furnish for delivery in connection with the closing of any offering of Registrable Securities pursuant to a registration hereunder unlegended certificates representing ownership of the Registrable Securities being sold in such denominations as shall be requested by the holders of the Registrable Securities or the underwriters;

                  (j) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

                  (k) enter into such customary agreements and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split or a combination of shares);

                  (l) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of Newco's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

                  (m) permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of Newco, to participate in the preparation of such registration statement and to require the insertion therein of material, furnished to Newco in writing, which in the reasonable judgment of such holder and its counsel should be included; and

                  (n) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, Newco will use its reasonable best efforts promptly to obtain the withdrawal of such order.

                  If any such registration or comparable statement refers to any holder of Registrable Securities by name or otherwise as the holder of any securities of Newco and if in its sole and exclusive judgment, such holder is or might be deemed to be a controlling person of Newco, such holder will have the right to require: (i) the insertion therein of language, in form and substance satisfactory to such holder and presented to Newco in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of Newco's securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of Newco; or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder; provided that with respect to this clause (ii) such holder will furnish to Newco an opinion of counsel to such effect.

                  6. RECAPITALIZATION; UNDERWRITING; DUE DILIGENCE.

                  (a) For any Piggyback Registration or Demand Registration prior to the time Newco becomes subject to the Exchange Act with respect to Registrable Securities, Newco shall effect a stock split, stock dividend or stock combination which in the opinion of the underwriters is desirable for the sale and marketing of the Registrable Securities to the public.

                  (b) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration requested under this Agreement, Newco shall enter into an underwriting agreement with such underwriters for such offering, which agreement will contain such representations and warranties by Newco and such other terms and provisions as are customarily contained in underwriting agreements of Newco to the extent relevant and as are customarily contained in underwriting agreements generally with respect to secondary distributions to the extent relevant, including, without limitation, indemnification and contribution provisions substantially to the effect and to the extent provided in Section 7(a), and agreements as to the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 5(f). Subject to Section 9 below, the holders of the Registrable Securities included in such registration shall be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, Newco to and for the benefit of such underwriters, shall also be made to and for the benefit of the holders of such Registrable Securities.

                  (c) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act pursuant to this Agreement, Newco shall give the holders of the Registrable Securities included in such registration and the underwriters, if any, and their respective counsel, accountants and agents, the opportunity (but such persons shall not have the obligation) to review the books and records of Newco and to discuss the business of Newco with its officers and the independent public accountants who have certified the financial statements of Newco as shall be necessary, in the opinion of the holders of such Registrable Securities and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

                  7. INDEMNIFICATION.

                  (a) NEWCO INDEMNIFICATION. Newco agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) and the officers, directors, affiliates, employees and agents of each of the foregoing (whether or not any litigation is commenced or threatened and whether or not such indemnified Persons are parties to any litigation commenced or threatened), against all losses, claims, damages, liabilities and expenses including, without limitation, attorneys' fees, expert fees and amounts paid in settlement, resulting from or arising out of any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Newco by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Newco has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, Newco will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the holders of the Registrable Securities or any underwriter and shall survive the transfer of such securities. The foregoing indemnity agreement is in addition to any liability that Newco may otherwise have to the holders of the Registrable Securities or any underwriter of the Registrable Securities or any controlling Person of the foregoing and the officers, directors, affiliates, employees and agents of each of the foregoing.

                  (b) HOLDER INDEMNIFICATION. In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder agrees to indemnify, to the extent permitted by law, Newco, its directors and officers and each Person who controls Newco (within the meaning of the Securities Act) and the officers, directors, affiliates, employees and agents of each of the foregoing (whether or not any litigation is commenced or threatened and whether or not such indemnified Persons are parties to any litigation commenced or threatened), against any losses, claims, damages, liabilities and expenses including, without limitation, attorneys' fees, expert fees and amounts paid in settlement, resulting from or arising out of any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing to Newco by such holder expressly for use in such registration statement; provided, however, that the obligation to indemnify will be individual to each such holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

                  (c) RESOLUTION OF CLAIMS. Any Person entitled to indemnification hereunder will: (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification hereunder; and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

                  (d) CONTRIBUTION. If the indemnification provided for in this
Section 7 shall for any reason be unavailable (other than in accordance with its terms) to an indemnified party in respect of any loss, claim, damage, liability or expense referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as shall be appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other with respect to the statements or omissions which resulted in such loss, claim, damage, liability or expense as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on the one hand or the indemnified party on the other. The amount paid or payable by an indemnified party as a result of the loss, cost, claim, damage, liability or expense, or action in respect thereof, referred to above in this Section 7(d) shall be deemed to include, for purposes of this Section 7(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In any event, a holder's obligation to provide contribution pursuant to this Section 7(d) shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

                  (e) STATE SECURITIES LAWS. Indemnification and contribution similar to that specified in the preceding paragraphs of this Section 7 (with appropriate modifications) shall be given by Newco, the holders of the Registrable Securities and underwriters with respect to any required registration or other qualification of securities under any state law or regulation or governmental authority.

                  (f) OTHER RIGHTS. The obligations of the parties under this
Section 7 shall be in addition to any liability which any party may otherwise have to any other party.

                  8. RULE 144. Newco shall use its reasonable best efforts to ensure that the conditions to the availability of Rule 144 set forth in paragraph (c) thereof shall be satisfied. Upon the request of the holders of a majority of the TPI Registrable Securities or the holders of a majority of the PCA Registrable Securities, Newco will deliver to such holders a written statement as to whether it has complied with such requirements.

                  9. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No holder of Registrable Securities may participate in any registration hereunder which is underwritten unless such holder: (a) agrees to sell such holder's securities on the basis provided in any underwriting arrangements contemplated by such offering; and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided, however, that no holder of Registrable Securities included in any underwritten registration will be required to make: (i) any representations or warranties to Newco, the underwriters or other Persons other than representations and warranties regarding such holder and such holder's intended method of distribution; or (ii) any indemnities to Newco, the underwriter or other Persons on terms which are not substantially identical to the provisions in Section 7(b) above.

                  10. MISCELLANEOUS.

                  (a) NO INCONSISTENT AGREEMENTS. Newco represents and warrants to the holders of the Registrable Securities that it has not entered into, and agrees with the holders of the Registrable Securities that it will not hereafter enter into, any agreement with respect to its securities which is inconsistent or conflicts with, or violates the rights granted to the holders of Registrable Securities in, this Agreement.

                  (b) ADJUSTMENTS AFFECTING REGISTRABLE SECURITIES. In addition to Newco's obligations under Section 6(a) above, Newco will not take any action, or permit any change to occur, with respect to its securities which would adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agree ment or which would adversely affect the marketability of such Registrable Securities in any such registration (including effecting a stock split or a combination of shares).

                  (c) REMEDIES. Each holder of Registrable Securities will have all rights and remedies set forth in this Agreement, Newco's Certificate of Incorporation and all rights and remedies which such holders have been granted at any time under any other agreement and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

                  (d) AMENDMENTS; WAIVER. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and Newco may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Newco has obtained the written consent of both: (i) TPI, as long as it or any of its Affiliates owns any TPI Registrable Securities; and (ii) PCA, as long as it or any of its Affiliates owns any PCA Registrable Securities. No other course of dealing between Newco and the holder of any Registrable Securities or any delay in exercising any rights hereunder or under the Certificate of Incorporation will operate as a waiver of any rights of any such holders. For purposes of this Agreement, shares held by Newco or any of its Subsidiaries will not be deemed to be Registrable Securities. If Newco pays any consideration to any holder of Registrable Securities for such holder's consent to any amendment, modification or waiver hereunder, Newco will also pay each other holder granting its consent hereunder equivalent consideration computed on a pro rata basis.

                  In the event that the Securities Act, Exchange Act and/or regulations thereunder, respectively, are amended in a material respect and one or more of such amendments reduce or diminish the benefits hereunder to the holders of the Registrable Securities, including, without limitation, amendments which may be adopted in connection with the Aircraft Carrier Release (any such reducing or diminishing amendments being referred to herein as "SECURITIES LAW AMENDMENTS"), Newco shall, upon the written request of both (i) TPI, as long as it or any of its Affiliates owns any TPI Registrable Securities, and (ii) PCA, as long as it or any of its Affiliates owns any PCA Registrable Securities, amend this Agreement to provide the holders of the Registrable Securities with benefits which, after giving effect to such Securities Law Amendments, are equivalent to the benefits hereunder absent such Securities Law Amendments.

                  (e) HEADINGS. The headings in this Agreement are inserted for convenience only and shall not be deemed to define or limit the scope of any section or subsection.

                  (f) NOTICES. All requests, notices, demands or other communications shall be in writing and will be deemed to have been given when delivered to the recipient, when received by facsimile, one (1) business day after the date when sent to the recipient by overnight courier service or five
(5) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such requests, notices, demands and other communications will be sent to TPI, PCA and to Newco at the addresses indicated below:

                  If to TPI:

                                    Tenneco Packaging Inc.
                                    1900 West Field Court
                                    Lake Forest, Illinois 60045
                                    Attn: General Counsel
                                    Telecopy: 847/482-4589


                           With a copy to:

                                    Jenner & Block
                                    One IBM Plaza
                                    Chicago, Illinois 60611
                                    Attn: Timothy R. Donovan, Esq.
                                    Telecopy: 312/840-7271

                  If to PCA:
                                    PCA Holdings, LLC
                                    c/o Madison Dearborn Partners, Inc.
                                    Three First National Plaza
                                    Suite 3800
                                    Chicago, Illinois  60602
                                    Attn:   Samuel M. Mencoff
                                    Justin S. Huscher
                                    Telecopy: (312) 895-1056

                           With a copy to:

                                    Kirkland & Ellis
                                    200 East Randolph Drive
                                    Chicago, Illinois 60601
                                    Attn: William S. Kirsh, P.C.
                                    Telecopy: 312/861-2200

                  If to Newco:

                        Packaging Corporation of America

                        ---------------------------------

                        ---------------------------------

                        ---------------------------------

                        Telecopy:
                                 ------------------------

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice in accordance with the procedures provided above. Notices to any other holders of Registrable Securities shall be sent to the address specified by prior written notice to Newco, TPI and PCA in accordance with the procedures provided above.

                  (g) NO THIRD-PARTY BENEFICIARIES. Subject to Section 10(k), this Agreement will not confer any rights or remedies upon any Person other than Newco, TPI and PCA and their respective successors.

                  (h) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

                  (i) GOVERNING LAW. The corporate law of the State of Delaware will govern all issues concerning the relative rights of Newco and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Illinois.

                  (j) SEVERABILITY. In the event any provision in this Agreement is held to be invalid as applied to any fact or circumstance, it shall be ineffective only to the extent of such invalidity, and such invalidity shall not affect the other provisions of this Agreement or the same provision as applied to any other fact or circumstance.

                  (k) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and any Person who becomes a holder of Registrable Securities. This Agreement shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and any Person who becomes a holder of Registrable Securities (to the extent provided herein with respect to Registrable Securities of the type held by such holder).

                  (l) COUNTERPARTS. This Agreement may be executed in counterparts.

                  (m) TERMINATION. The rights of all holders of TPI Registrable Securities under this Agreement shall terminate as of the date when TPI, together with its Affiliates, holds Registrable Securities with a fair market value of less than $500,000.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                         NEWCO:


                                         Packaging Corporation of America


                                         By
                                            ------------------------------------
                                         Its
                                             -----------------------------------


                                         TPI:

                                         Tenneco Packaging Inc.


                                         By
                                            ------------------------------------
                                         Its
                                             -----------------------------------



                                         PCA:

                                         PCA Holdings, LLC


                                         By
                                            ------------------------------------
                                         Its
                                             -----------------------------------